Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

among

Sellers,

All Risks, LTD,

Independent Claims Services, LLC

the Skip Jack Entities (for purposes of Article V and Section 8,08 only),

Matthew Nichols (for purposes of Article 111, Section 6.02(a) and Section 8,03 only),

and

Ryan Specialty Group, LLC

Dated as of June 23, 2020

i

Exhibits

Exhibit A	Sellers and Shares

Exhibit B	Selected Accounting Principles

Exhibit C	Exceptions to Covenants Relating to Conduct of Business

Exhibit D	Required Consents

Exhibit E	Knowledge

Exhibit F	R&W Binder & Policy

Exhibit G	Illustrative Exhibit of Working Capital

Exhibit H	Form of Restrictive Covenant Agreement

Exhibit 5.13	Financing Information

Exhibit 8.01(f)	Tax Allocation Principles

Exhibit 9.05	Ordinary Course of Business

Index of Defined Terms

401(k) Plan	Section 5.07(a)
Accounting Firm	Section 1.04(d)
Accounting Principles	Section 9.05(c)
Acquisition	Section 1.01
Acquisition Financings	Section 4.06
Actual Closing Cash	Section 1.04(b)
Actual Closing Indebtedness	Section 1.04(b)
Actual Seller Transaction Expenses	Section 1.04(b)
Actual Working Capital	Section 1.04(b)
Adjusted Purchase Price	Section 1.04(f)
Adjustment Principles	Section 1.04(g)
Affiliate	Section 9.05(c)
Agreement	Preamble
All Risks	Preamble
All Risks Interests	Recitals
All Risks Shares	Recitals
Allocation Schedule	Section 8.01(f)(iii)
Alternative Financing	Section 5.13(a)
AmRisc	Section 9.05(c)
Ancillary Agreements	Section 9.05(c)
Balance Sheet	Section 3.05(a)
Balance Sheet Date	Section 3.05(a)
Benefit Plan	Section 3.18(a)
Binding Authority	Section 9.05(c)
Bonus Pool	Section 9.05(c)
Bonus Pool Taxes Amount	Section 9.05(c)
Broker	Section 9.05(c)
Business Broker	Section 9.05(c)
Business Carrier	Section 9.05(c)
Business Day	Section 9.05(c)
Contract	Section 2.03
Conversion	Section 8.01(f)(i)
Conversion Documentation	Section 8.01(f)(i)
Converted Company	Section 8.01(f)(i)
Convertible Securities	Section 9.05(c)
Core Ancillary Agreement	Section 9.05(c)
Cortezi Rollover Amount	Section 9.05(c)

Carrier	Section 9.05(c)
Cash	Section 9.05(c)
Casualty Proceeds	Section 9.05(c)
Certain Counterparties	Section 5.07(b)
Change of Control Payment	Section 9.05(c)
Closing	Section 1.02
Closing Cash	Section 9.05(c)
Closing Date	Section 1.02
Closing Date Amount	Section 1.03(b)(i)
Closing Indebtedness	Section 9.05(c)
Code	Section 9.05(c)
Commitment Letters	Section 4.06
Companies	Preamble
Companies’ Fundamental Representations Certificate	Section 6.02(a)
Companies’ Non-Fundamental Representations Certificate	Section 6.02(a)
Company	Preamble
Company Contracts	Section 3.12(b)
Company Data	Section 3.10(b)
Company Group	Section 9.05(c)
Company Intellectual Property	Section 3.09(a)
Company IT Systems	Section 3.10(a)
Company Material Adverse Effect	Section 9.05(c)
Company Returns	Section 3.15(a)
Company Subsidiary	Section 9.05(c)
Competitive Activities	Section 5.11(a)(i)
Confidentiality Agreement	Section 5.04(a)
Consent	Section 2.03
Final Bonus Pool Taxes Amount	Section 1.04(c)
Final Closing Indebtedness	Section 1.04(c)
Final Seller Transaction Expenses	Section 1.04(c)
Final Working Capital	Section 1.04(c)
Finance Contracts	Section 9.05(c)
Financing	Section 4.06
Financing Sources	Section 9.05(c)
Fraud	Section 9.05(c)
FTC	Section 5.05(c)
Fundamental Representations	Section 9.05(c)

Covered Claim	Section 9.11
Covered Employee	Section 5.07(b)
Creditors	Section 1.04(a)
Current Assets	Section 1.04(g)
Current Liabilities	Section 1.04(g)
Cyber Premium Amount	Section 1.03(a)(xi)
Debt Commitment Letter	Section 4.06
DOJ	Section 5.05(c)
DRE Election	Section 8.01(f)(i)
Earliest Closing Date	Section 1.02
Employment Agreements	Section 6.02(f)
Environmental Laws	Section 9.05(c)
Equity Commitment Letter	Section 4.06
Equity Interests	Recitals
Equity Purchase Agreements	Recitals
ERISA	Section 3.18(a)
ERISA Affiliate	Section 9.05(c)
Estimated Closing Cash	Section 1.04(a)
Estimated Closing Indebtedness	Section 1.04(a)
Estimated Seller Transaction Expenses	Section 1.04(a)
Estimated Working Capital	Section 1.04(a)
Exchange Act	Section 9.05(c)
Family	Section 9.05(c)
Filing	Section 2.03
Interim Financial Statements	Section 3.05(a)
Judgment	Section 9.05(c)
Knowledge	Section 9.05(c)
Law	Section 9.05(c)
Leased Property	Section 3.08(a)
Lien	Section 9.05(c)
Loss	Section 9.05(c)
Lost Premium	Section 5.07(b)
Make-Whole Compensation	Section 5.07(b)
Material Interest	Section 9.05(c)
Materiality Scrape Exceptions	Section 9.05(c)
Maximum Cash Amount	Section 9.05(c)

Fundamental Representations Certificates	Section 6.02(a)
GAAP	Section 9.05(c)
Government Agency	Section 5.11(a)(iii)
Governmental Entity	Section 2.03
Hazardous Materials	Section 9.05(c)
HSR Act	Section 2.03
ICS	Preamble
ICS Equity Interests	Recitals
Identified Long-Term Incentive Plan Credit	Section 9.05(c)
Identified Long-Term Incentive Plans	Section 9.05(c)
Identified Long-Term Incentive Plans Spreadsheet	Section 9.05(c)
including	Section 9.05(c)
Indebtedness	Section 9.05(c)
Indemnified Party	Section 8.06(a)
Indemnifying Party	Section 8.06(a)
Insured	Section 9.05(c)
Intellectual Property	Section 9.05(c)
Intended Tax Treatment	Section 8.01(f)(ii)
Principal	Preamble
Privacy Policy(ies)	Section 9.05(c)
Privacy Requirements	Section 9.05(c)
Pro Rata Share	Section 9.05(c)
Proceeding	Section 9.05(c)
Process	Section 9.05(c)
Processed	Section 9.05(c)
Processing	Section 9.05(c)
Producer	Section 9.05(c)
Producer Contracts	Section 9.05(c)
Property Taxes	Section 8.01(a)(ii)
Proprietary Software	Section 3.09(d)(i)
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Financial Statements	Section 4.09(a)
Purchaser Fundamental Representations	Section 9.05(c)
Purchaser Indemnitees	Section 9.05(c)
Purchaser Material Adverse Effect	Section 9.05(c)

New Commitment Letter	Section 5.13(a)
Nichols	Preamble
Noncompetition Period	Section 5.11(a)
Non-Fundamental Representations Certificates	Section 6.02(a)
Notice	Section 5.07(a)
Notice of Disagreement	Section 1.04(c)
Open Source Code	Section 9.05(c)
Ordinary Course of Business	Section 9.05(c)
Other Bid	Section 5.02
Outside Date	Section 7.01(a)(ii)
Owned Intellectual Property	Section 3.09(a)
Permits	Section 3.13
Permitted Lien	Section 9.05(c)
Person	Section 9.05(c)
Personal Information	Section 9.05(c)
Personnel	Section 3.09(c)
Policy	Section 9.05(c)
Pre-Closing Refund	Section 9.05(c)
Pre-Closing Taxes	Section 9.05(c)
Restrictive Covenant Agreements	Section 6.02(f)
Retail Broker	Section 9.05(c)
Reverse Termination Fee	Section 7.02(b)
Rollover Agreements	Recitals
Rollover Transactions	Recitals
Securities Act	Section 3.27
Seller	Preamble
Seller Indemnitees	Section 8.03(a)(i)
Seller Material Adverse Effect	Section 9.05(c)
Seller Tax Matter	Section 9.05(c)
Seller Transaction Expenses	Section 9.05(c)
Sellers	Preamble
Sellers’ Fundamental Representations Certificate	Section 6.02(a)
Sellers’ Non-Fundamental Representations Certificate	Section 6.02(a)
Sellers’ Representative	Section 1.05(a)
Skip Jack CA	Preamble
Skip Jack Entities	Preamble
Skip Jack MD	Preamble
Software	Section 9.05(c)
Solvent	Section 4.10
Specified Persons	Section 7.02(c)
Statement	Section 1.04(b)
Straddle Period	Section 9.05(c)

Qualified Benefit Plan	Section 3.18(d)
R&W Policy	Section 9.05(c)
Reagan	Section 2.06
Real Property Leases	Section 3.08(a)
Records	Section 5.10
Registered Intellectual Property	Section 3.09(a)
Related Person	Section 9.05(c)
Release	Section 9.05(c)
Released Claims	Section 8.08
Releasee	Section 8.08
Releasees	Section 8.08
Representative	Section 9.05(c)
Subject Materials	Section 8.06(c)
Subsidiary	Section 9.05(c)
Target Working Capital	Section 1.01(h)
Tax	Section 9.05(c)
Tax Return	Section 9.05(c)
Tax Sharing Agreement	Section 9.05(c)
Taxes	Section 9.05(c)
Technology	Section 9.05(c)
Third Party Claim	Section 8.06(a)
Transactions	Section 1.01
Transfer Taxes	Section 9.05(c)
Trust 1	Recitals
Trust 2	Recitals
Trust Seller	Preamble
Trust Sellers	Preamble
Underwriting Business	Section 9.05(c)
Voting Debt	Section 9.05(c)
WARN	Section 9.05(c)
WARN Act List	Section 5.14
Wholesale Broker	Section 9.05(c)
Wholesale Brokerage Business	Section 9.05(c)
Willful Breach	Section 9.05(c)
Willfully Breached	Section 9.05(c)
Working Capital	Section 1.04(g)

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 23, 2020, among Nick Cortezi (“Principal”), in his individual capacity and in his capacity as the Sellers’ Representative, the Persons named on Exhibit A (each, a “Trust Seller” and, collectively, “Trust Sellers” and, together with Principal, each, a “Seller” and, collectively, “Sellers”), All Risks, LTD, a Maryland corporation (“All Risks”), Independent Claims Services, LLC, a Maryland limited liability company (“ICS” and together with All Risks, each a “Company” or together, the “Companies”), Skipjack Premium Finance Company, a Maryland corporation (“Skip Jack MD”), Skipjack Premium Finance Company, a California corporation (“Skip Jack CA”, and together Skip Jack MD, the “Skip Jack Entities”) for purposes of Article V and Section 8,08 only, Matthew Nichols (“Nichols”) for purposes of Article III, Section 6.02(a) and Section 8,03 only, and Ryan Specialty Group, LLC, a Delaware limited liability company (“Purchaser ”).

WHEREAS, the Sellers own all of the issued and outstanding shares of Class A common stock, par value $ 1.00 per share, and Class B common stock, par value $ 1.00 per share of All Risks (the “All Risks Shares”);

WHEREAS, pursuant to Section 8.01(f), All Risks will be converted into a limited liability company one day prior to the Closing and the All Risks Shares will be converted into limited liability company interests of the Converted Company (as defined below) (“All Risks Interests”), and from and after such time, all references herein to All Risks shall include the Converted Company, and all references herein to All Risks Shares shall include the All Risks Interests;

WHEREAS, the Sellers own all of the issued and outstanding equity interests of ICS (the “ICS Equity Interests” and, together with the All Risks Shares (or All Risks Interests as the context may require), the “Equity Interests”);

WHEREAS, concurrently with the execution of this Agreement, each of The Louise M. Cortezi Family Trust dated April 7, 2012 of which Principal is the sole trustee (“Trust 1”), The Louise M. Cortezi Family Resource Trust dated January 1, 2018 of which Principal is also the sole trustee (“Trust 2”), and Nichols entered into Class A Common Unit Purchase Agreements and Joinders to the Fourth Amended and Restated Limited Liability Company Agreement of the Purchaser (collectively, the “Equity Purchase Agreements”) with Purchaser and the Letter Agreement with Patrick G. Ryan and certain other parties thereto (together with the Equity Purchase Agreements, the “Rollover Agreements”), pursuant to which each of Trust 1, Trust 2 and Nichols agreed to purchase from Purchaser, and Purchaser agreed to issue and sell to Principal, equity securities of Purchaser as set forth therein (the “Rollover Transactions”);

WHEREAS, concurrently with the execution of this Agreement, certain employees of the Companies and the Company Subsidiaries are entering into the Employment Agreements, to be effective upon the Closing; and WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Equity Interests.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

ARTICLE I

Purchase and Sale of Equity Interests; Closing

Section 1.01     Purchase and Sale of the Equity Interests. On the terms and subject to the conditions hereof, at the Closing, Sellers shall sell, transfer and deliver to Purchaser, free and clear of any Liens (other than restrictions under federal and state securities laws and those arising out of post-Closing acts of Purchaser), and Purchaser shall purchase from Sellers, the Equity Interests for an aggregate purchase price (the “Purchase Price”), payable as set forth below in Section 1,03 (Transactions to Be Effected at the Closing) and subject to adjustment as provided in Section 1,04 (Purchase Price Adjustment), of:

(a)    $1,270,000,000;

(b)    plus, the amount of the Estimated Closing Cash;

(c)    minus, the amount of the Estimated Closing Indebtedness;

(d)    minus, the amount of the Estimated Seller Transaction Expenses;

(e)    plus, the Identified Long-Term Incentive Plan Credit;

(f)    minus, the Bonus Pool;

(g)    minus, the Bonus Pool Taxes Amount;

(h)    minus, the amount, if any, by which the Estimated Working Capital is less than $13,000,000 (the “Target Working Capital”);

(i)    plus, the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital; and

(j)    phis, the Cyber Premium Amount.

The purchase and sale of the Equity Interests is referred to herein as the “Acquisition”. The Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements (including the Rollover Transactions) are referred to herein as the “Transactions”. Notwithstanding anything herein to the contrary, Purchaser shall be entitled to withhold from the Purchase Price otherwise payable pursuant hereto to any Seller such amounts required under any applicable Tax withholding requirements of the Code or under any provision of state, local or foreign tax Law and Purchaser shall timely pay such amounts to the appropriate Governmental Entity. To the extent such amounts are withheld and timely paid (or reserved for payment if not yet due and eventually timely paid) to the appropriate Governmental Entity, such amounts shall be treated as having been paid to Sellers for all purposes under this Agreement. The parties agree to work together to provide any applicable certificates or exemptions to reduce or eliminate such withholding.

Section 1.02    Closing Date. The closing of the Acquisition (the “Closing”) shall take place remotely via telephone and the exchange of signatures in a manner consistent with Section 9,06 (Counterparts) at 10:00 a.m., local time, on the third Business Day after the date on which each of the conditions set forth in Article VI (Conditions Precedent) is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions); provided, however, Closing shall be postponed until the last Business Day of the month in which the Closing would otherwise occur so long as the last Business Day of such month is no later than the Outside Date; provided, further, that Purchaser shall not be required to consummate the Acquisition prior to August 31, 2020 (the “Earliest Closing Date”). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.03    Transactions to Be Effected at the Closing. At the Closing:

(a)    Each Seller shall deliver or cause to be delivered to Purchaser:

(i)    certificates representing the Equity Interests set forth opposite the name of such Seller on Exhibit A, accompanied by transfer powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed;

(ii)    a “good standing” certificate for the Companies and each Company Subsidiary, and a copy of the Certificate of Incorporation and all amendments thereto (or comparable document) of the Companies and each Company Subsidiary, in each case certified by the Secretary of State of the jurisdiction of organization of such entity, each dated as of a date within five (5) Business Days before the Closing Date;

(iii)    the Conversion Documentation duly executed by Sellers and All Risks;

(iv)    the Internal Revenue Service Forms 8832 for All Risks and ICS contemplated by Section 8.01(f)(1) (Conversion) duly executed by Sellers;

(v)    a certificate of an officer of each of the Companies in form and substance reasonably acceptable to Purchaser attaching and certifying as to the organizational documents of such Company and each Company Subsidiary that is a Subsidiary thereof;

(vi)    each Ancillary Agreement, if any, to which it is a party;

(vii)    written resignations of such officers and directors of the Companies and the Company Subsidiaries as have been requested by Purchaser at or prior to the Closing, effective as of the Closing (which resignations shall not constitute a termination of employment);

(viii)    a certification of non-foreign status of such Seller, in form and substance reasonably satisfactory to Purchaser, in accordance with Treasury Regulation § 1.1445-2(b);

(ix)    evidence that the Companies have obtained (and paid in full all premiums on) an extended reporting period endorsement under the Companies’ existing directors’ and officers’ liability insurance coverage for the Companies’ and Company Subsidiaries’ directors and officers that shall provide such directors and officers with coverage for the shorter of (A) available coverage or (B) six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained, and any premiums with respect to such policy shall be Seller Transaction Expenses hereunder;

(x)    evidence that the Companies have obtained (and paid in full all premiums on) an extended reporting period endorsement under the Companies’ existing errors and omissions liability insurance coverage and employment practices liability coverage, in each case with a claim reporting or discovery period the shorter of (A) available coverage or (B) six (6) years following the Closing Date of not less than the existing coverage, and any premiums with respect to such policies shall be Seller Transaction Expenses hereunder;

(xi)    evidence that the Companies have obtained (and paid in full all premiums on) an extended reporting period endorsements under the Companies’ existing cyber liability insurance coverage with a claim reporting or discovery period the shorter of (A) available coverage or (B) six (6) years following the Closing Date of not less than the existing coverage, and the aggregate of premiums with respect to such endorsements shall be considered the “Cyber Premium Amount”;

(xii)    the Identified Long-Term Incentive Plans Spreadsheet; and

(xiii)    such other documents relating to existence and authority, absence of Liens, and such other customary matters as Purchaser or its counsel may reasonably request.

(b)    Purchaser shall deliver to Sellers’ Representative:

(i)    payment, by wire transfer to a bank account designated in writing by Sellers’ Representative (such designation to be made at least two (2) Business Days before the Closing Date), of immediately available funds an amount equal to (A) the Purchase Price minus (B) the Cortezi Rollover Amount (the “Closing Date Amount”); and

(ii)    each Ancillary Agreement, if any, to which it is a party.

Section 1.04    Purchase Price Adjustment.

(a)    At least five (5) Business Days prior to the Closing, All Risks (or the Sellers’ Representative) shall prepare and deliver to Purchaser a good faith estimate (reasonably satisfactory to Purchaser) of (i) Working Capital as of 11:59 p.m. (Eastern time) on the day prior to the Closing Date (“Estimated Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Seller Transaction Expenses as of immediately prior to the Closing (“Estimated Seller Transaction Expenses”) and a list of the Persons to which such Seller Transaction Expenses are payable and, if applicable, invoices relating thereto in form and substance reasonably satisfactory to Purchaser and wire instructions, (iv) Closing Cash

(“Estimated Closing Cash”), and (v) the Bonus Pool Taxes Amount together with a calculation of the Purchase Price and reasonable supporting or underlying documentation used in the preparation thereof. At least three (3) Business Days prior to the Closing, the Companies shall deliver to Purchaser payoff letters, each in form and substance satisfactory to Purchaser, duly executed by such Company or Company Subsidiary from whom obligations are owed and each of the creditors set forth on Schedule 1.04 and any other creditors for Indebtedness constituting indebtedness for borrowed money determined by Purchaser at least fourteen (14) days prior to Closing (collectively, the “Creditors”), setting forth: (A) the amounts required to pay off in full at the Closing all Indebtedness owing to such Creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment and (B) the written commitment of each such Creditor to release all Liens, if any, which such Creditor may hold on any of the assets of the Companies or the Company Subsidiaries on the Closing Date.

(b)    Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Sellers’ Representative a statement (the “Statement”) setting forth (i) actual Working Capital as of 11:59 p.m. (Eastern time) on the day prior to the Closing Date (“Actual Working Capital”), (ii) actual Closing Indebtedness (“Actual Closing Indebtedness”), (iii) actual Seller Transaction Expenses as of immediately prior to the Closing (“Actual Seller Transaction Expenses”), (iv) actual Cash of the Companies and the Company Subsidiaries at Closing (“Actual Closing Cash”), and (v) actual Bonus Pool Taxes Amount, together with a recalculation of the Purchase Price together with reasonable supporting or underlying documentation used in the preparation thereof.

(c)    During the thirty (30)-day period following Sellers’ Representative’s receipt of the Statement, Sellers’ Representative and its independent auditors shall be permitted reasonable access (subject to the execution of a confidentiality agreement), during normal business hours, upon reasonable advance notice, to review the relevant financial books and records of the Companies used in the preparation of the Statement. The Statement shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, unless Sellers’ Representative gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Purchaser before such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Sellers and Purchaser on the earlier of (A) the date Sellers’ Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. The final items reflected on the Statement (as revised in accordance with the prior sentence) which were accepted or deemed accepted between the parties consisting of Actual Working Capital, Actual Closing Indebtedness, Actual Seller Transaction Expenses and Actual Closing Cash shall be deemed the “Final Working Capital,” “Final Closing Indebtedness,” “Final Seller Transaction Expenses”, “Final Closing Cash,” and “Final Bonus Pool Taxes Amount” respectively. During the thirty (30)-day period following the delivery of a Notice of Disagreement, Sellers’ Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(d)    At the end of such thirty (30)-day period, Sellers’ Representative and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for expert determination any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Accounting Firm shall be Grant Thornton LLP, or if such firm is not available, a regionally recognized independent public accounting firm that is not providing (and during the preceding two (2) year period has not provided) services to the Companies, Purchaser or any Seller or any of their Affiliates (or, if none is available, a regionally recognized consulting or valuation firm) as shall be agreed upon by the parties hereto in writing (or, if the Sellers’ Representative and Purchaser are unable to agree on the choice of such accounting, consulting or valuation firm as applicable, then such firm will be selected by lot, after Sellers’ Representative and Purchaser each submits two (2) proposed firms and then excludes one firm designated by the other party). Sellers’ Representative and Purchaser shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm within thirty (30) days after such submission. The Accounting Firm shall have full authority to resolve all issues relating to the purchase price adjustment pursuant to this Section 1,04 (Purchase Price Adjustment). In resolving such issues, the Accounting Firm shall apply the provisions of this Agreement and the decision of the Accounting Firm shall be solely based on whether items in the Statement or Notice of Disagreement (x) were prepared in accordance with the Adjustment Principles or (y) contain mathematical or clerical errors. The Accounting Firm shall set forth its determination of all such issues in a written opinion, and such written opinion shall be final and binding on the parties. The parties and the Accounting Firm will keep confidential, and will not disclose to any Person, except to their attorneys, investors and representatives or as may be required by Law or in connection with enforcing the decision of the Accounting Firm, the existence of any dispute, claim or controversy under this Section 1,04 (Purchase Price Adjustment), the referral of any such dispute, claim or controversy to arbitration or the status or resolution thereof.

(e)    The fees and expenses of the Accounting Firm pursuant to this Section 1,04 (Purchase Price Adjustment) shall be borne by Purchaser and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted. All other fees and expenses incurred by Purchaser, Seller or the Companies in connection with the preparation, review or certification of the Statement or the Notice of Disagreement shall be borne by the party incurring such fees and expenses.

(f)    Following the determination of the Final Working Capital, Final Closing Indebtedness, Final Seller Transaction Expenses, Final Closing Cash and Final Bonus Pool Taxes Amount, the Purchase Price shall be recalculated (the “Adjusted Purchase Price”) substituting the Final Working Capital for the Estimated Working Capital in Section 1,01(h) (Purchase and Sale of the Equity Interests) or Section 1,01(i) (Purchase and Sale of the Equity Interests), as applicable, the Final Closing Indebtedness for the Estimated Closing Indebtedness in Section 1,01(c) (Purchase and Sale of the Equity Interests), the Final Seller Transaction Expenses for the Estimated Seller Transaction Expenses in Section 1,01(d) (Purchase and Sale of the Equity Interests) and the Final Closing Cash for the Estimated Closing Cash in Section 1.01(b) (Purchase and Sale of the Equity Interests) and, within five (5) Business Days of the Statement becoming final and binding on the parties, if (a) the Adjusted Purchase Price is greater than the Purchase Price on the Closing Date, then Purchaser shall pay or cause to be paid (including by any Subsidiary of Purchaser) such difference to the Sellers’ Representative (for the benefit of the Sellers, which shall be promptly distributed by the Sellers’ Representative to the Sellers in proportion to their Pro Rata Share) and (b) the Purchase Price on the Closing Date is greater than the Adjusted Purchase Price, then such difference shall be paid by Principal; provided that if Principal fails to timely pay such amount, each Seller shall be jointly and severally liable for such amount (with each Seller other than the Principal liable only up to the portion of the Purchase Price actually received by such Seller).

(g)    The term “Working Capital” means Current Assets minus Current Liabilities; provided, however, that (i) the effects of the Transactions will be disregarded for purposes of calculating Working Capital and (ii) “Working Capital” shall not include (i) any amounts reflected in (A) Indebtedness, (B) Closing Cash (including, for the avoidance of doubt, Current Assets that are converted into Closing Cash) or (C) Seller Transaction Expenses or (ii) Tax assets and liabilities (other than: (1) surplus lines Tax liabilities or (2) payroll Tax liabilities that are not: (x) included in the Bonus Pool Taxes Amount, (y) a Change of Control Payment or (z) arising from the Identified Long-Term Incentive Plans, which clauses (1) and (2) are expressly included in the calculation of Current Liabilities). The terms “Current Assets” and “Current Liabilities” mean the consolidated current assets and consolidated current liabilities, respectively, of (x) All Risks and its Subsidiaries and (y) ICS, in each case calculated in accordance with GAAP and, to the extent consistent with GAAP, using the accounting principles, methods, practices, reserves and accruals utilized in preparing the applicable Balance Sheet (as if such accounts were being prepared and reviewed as of a fiscal year end, in order to include the effect of any year-end adjustments or accruals), with respect to Working Capital adjusted in accordance with Exhibit G (as so adjusted, the “Adjustment Principles”). An illustrative example of the calculation of Working Capital as of March 31, 2020 is set forth in Exhibit G.

Section 1.05    Sellers’ Representative.

(a)    Each Seller hereby appoints Nick Cortezi as the sole representative (the “Sellers’ Representative”) of such Seller to act as the agent and on behalf of such Seller for all purposes under this Agreement, including for the purposes of: (i) acceptance of any payments hereunder or under any Ancillary Agreement and delivery of wire instructions to Purchaser in connection therewith; (ii) review of the Statement; (iii) delivering any funds hereunder or under any Ancillary Agreement; (iv) determining whether the conditions to closing in Article VI (Conditions Precedent) have been satisfied and supervising the Closing, including waiving any such condition if Sellers’ Representative, in his sole discretion, determines that such waiver is appropriate; (v) taking any action that may be necessary or desirable, as determined by Sellers’ Representative in his sole discretion, in connection with the termination hereof in accordance with Article VII (Termination, Amendment and Waiver); (vi) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in his sole discretion, in connection with the amendment hereof in accordance with Section 9,13 (Amendments and Waivers); (vii) accepting notices on behalf of such Seller in accordance with Section 9,04 (Notices); (viii) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in his sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Companies or such Seller in accordance with Section 5,06 (Expenses); (ix) delivering or causing to be delivered to Purchaser at the Closing certificates representing the Equity Interests to be sold by such Seller hereunder; (x) executing and delivering, in Sellers’ Representative’s capacity as the representative of such Seller, any and all notices, documents or certificates to be executed by Sellers’ Representative, on behalf of such Seller, in connection with this Agreement, the Ancillary Agreements and the Transactions; (xi) granting any consent or approval on behalf of such Seller under this Agreement; and (xii) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement or any Ancillary Agreement to be performed by such Seller or by Sellers’ Representative on behalf of such Seller. As the representative of Sellers, Sellers’ Representative shall act as the agent for all Sellers and shall have authority to bind each Seller in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon five (5) Business Days’ prior written notice to Purchaser.

(b)    Each Seller (other than Sellers’ Representative) hereby appoints Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the Transactions, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Equity Interests and the other Transactions as fully to all intents and purposes as such Seller might or could do in person.

(c)    Each Seller hereby agrees that: (i) in all matters in which action by Sellers’ Representative is required or permitted, Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, and Purchaser shall be entitled to rely on any and all action taken by Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any of the Sellers, notwithstanding any knowledge on the part of Purchaser of any such dispute or disagreement; (ii) the power and authority of Sellers’ Representative, as described in this Agreement, shall continue in full force and effect until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed; and (iii) if Sellers’ Representative resigns or is removed or otherwise ceases to function in its capacity as such for any reason whatsoever, within thirty (30) days, Sellers shall have the right to appoint a Seller to act as Sellers’ Representative, to serve as described in this Agreement.

(d)    All payments to or by Sellers under this Agreement shall be made in proportion to the Pro Rata Share of Sellers, and each Seller agrees to and acknowledges its respective Pro Rata Share as the sole mechanism for determining its respective right, title and interest in and to the payment to which it is entitled in respect of its Equity Interests (notwithstanding anything in any organizational document of All Risks or ICS or any other Contract related to the Equity Interests).

(e)    The Sellers agree that the Sellers’ Representative shall be entitled to retain and not distribute to the Sellers at the Closing One Million Dollars ($1,000,000) of the Purchase Price to establish a reserve to be held by the Sellers’ Representative and used for the non-exclusive purposes of funding any expenses of Sellers’ Representative arising in connection with the administration of his duties pursuant to this Agreement. The Sellers’ Representative shall have the sole and absolute discretion to determine the use of such funds. Any portion of such funds that have not been used by the Sellers’ Representative by the second (2nd) anniversary of the Closing Date shall be distributed to the Sellers in accordance with their Pro Rata Share, provided that the Sellers’ Representative shall be entitled to continue to hold and not distribute any funds which he, in his sole and absolute discretion, deems prudent or necessary for payment of anticipated expenses associated with the discharge of his duties hereunder.

ARTICLE II

Representations and Warranties Relating to Each Seller and the Equity Interests

Each Seller hereby represents and warrants to Purchaser, severally and not jointly, and solely on behalf of such Seller, as follows:

Section 2.01    Organization, Standing and Power. If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate (or equivalent) power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets, including the Equity Interests, and to conduct its businesses as presently conducted. If such Seller is not an individual, such Seller has made available to Purchaser true and complete copies of its certificate of incorporation and by-laws (or comparable documents), in each case as amended through the date hereof.

Section 2.02    Authority; Execution and Delivery; Enforceability. Such Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by such Seller of the Transactions have been, or will have been as of Closing, duly authorized by all necessary corporate (or equivalent) action. Such Seller has duly executed and delivered this Agreement and at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will immediately after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. If such Seller is an individual, the execution and delivery by such Seller hereof and the Ancillary Agreements to which such Seller is, or is specified to be, a party and the consummation by such Seller of the Transactions do not require any consent from any spouse or any Related Person of such Seller.

Section 2.03    No Conflicts; Consents. Other than as set forth on Schedule 2,03, the execution and delivery by such Seller hereof do not, the execution and delivery by such Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by such Seller with the terms hereof and thereof will not contravene, conflict with, or result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of such Seller under, any provision of: (i) the certificate of incorporation or by-laws (or comparable documents) of such Seller that is not an individual, (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which such Seller is a party or by which any of its properties or assets is bound, or (iii) any Judgment or Law applicable to such Seller or its properties or assets, except where any of the foregoing would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect. No material consent, approval, waiver, license, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) (a “Governmental Entity”) is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions or the ownership by Purchaser of the Companies or the Company Subsidiaries following the Closing, other than Filings and Consents under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

Section 2.04    The Equity Interests. Such Seller has good and valid title to the Equity Interests set forth next to such Seller’s name on Exhibit A, free and clear of all Liens (other than restrictions under federal and state securities laws and the certificate of incorporation or by-laws (or comparable documents) of the Companies or any Company Subsidiary). Assuming Purchaser has the requisite power and authority to be the lawful owner of such Equity Interests, upon delivery to Purchaser at the Closing of certificates representing such Equity Interests, duly endorsed by such Seller for transfer to Purchaser, and upon Seller’s receipt of the Closing Date Amount and the equity interests of Purchaser contemplated by the Rollover Transactions, good and valid title to the Equity Interests will pass to Purchaser, free and clear of any Liens (other than restrictions under federal and state securities laws and the certificate of incorporation or by-laws (or comparable documents) of the Companies or any Company Subsidiary and other than those arising out of acts of Purchaser or its Affiliates). Other than this Agreement and as set forth on Schedule 2,04, the Equity Interests are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests.

Section 2.05    Litigation. There are not any (a) outstanding Judgments against or affecting such Seller, (b) Proceedings pending or, to the Knowledge of such Seller, threatened against or affecting such Seller or (c) investigations by any Governmental Entity that are, to the Knowledge of such Seller, pending or threatened against or affecting such Seller that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a Seller Material Adverse Effect.

Section 2.06    No Brokers. Other than amounts due to Reagan Consulting, Inc. and Reagan Securities, Inc. (collectively, “Reagan”), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of such Seller for which Purchaser or the Companies or any Company Subsidiary would be liable following the Closing.

Section 2.07    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (REPRESENTATIONS AND WARRANTIES RELATING TO EACH SELLER AND THE EQUITY INTERESTS) AND ARTICLE III (REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES), AS QUALIFIED BY THE SCHEDULES, AND THE CERTIFICATES AND INSTRUMENTS DELIVERED IN CONNECTION WITH THIS

AGREEMENT AND THE ANCILLARY AGREEMENTS: (A) NONE OF THE SELLERS OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER SHALL ACQUIRE THE EQUITY INTERESTS, ALL RISKS AND THE COMPANY SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.

ARTICLE III

Representations and Warranties Relating to the Companies

Each of the Companies, Nichols and the Principal hereby represents and warrants to Purchaser, jointly and severally, as follows:

Section 3.01    Organization, Standing and Power; Books and Records; Conduct.

(a)    Each of the Companies and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, which jurisdiction is set forth in Schedule 3.01(a). Each of the Companies and the Company Subsidiaries has full corporate or limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the Companies and the Company Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. A true and complete list of the jurisdictions in which the Companies and the Company Subsidiaries are so qualified is set forth in Schedule 3.01(a).

(b)    The Companies have delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws (or comparable documents), each as amended to date, of the Companies and each Company Subsidiary. The stock certificate and transfer books and the minute books of the Companies and each Company Subsidiary, all of which have been made available to Purchaser before the date hereof, are true and complete in all material respects. At the Closing, all such books will be in the possession of the Companies or the applicable Company Subsidiary.

Section 3.02    Equity Interests of the Companies and the Company Subsidiaries.

(a)    As of the date hereof, the authorized capital stock of All Risks consists of 1,000 shares of Class A common stock, par value $1.00 per share, and 99,000 shares of Class B common stock, par value $1.00 per share, of which 500 shares of Class A Voting Common Stock and 49,500 shares of Class B Non-Voting Stock, constituting the All Risks Shares, are issued and outstanding. As of the Closing, there will be 1,000 units of membership interests of the Converted Company issued and outstanding. Except for the All Risks Shares (including as set forth in the previous sentence), there are no shares of capital stock or limited liability company interests or other equity securities of All Risks or securities containing equity features issued, reserved for issuance or outstanding. Except for the ICS Equity Interests, there are no limited liability company interests or other equity securities of ICS or securities containing equity features issued, reserved for issuance or outstanding. Schedule 3.02(a) sets forth for each Company Subsidiary the amount of its authorized capital stock or other equity securities or securities containing equity features, the amount of its outstanding capital stock or other equity securities or securities containing equity features and the record and beneficial owners of its outstanding capital stock or other equity securities or securities containing equity features, and there are no other shares of capital stock or other equity securities or securities containing equity features of any Company Subsidiary issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.02(a), all of the outstanding equity securities and other securities of each Company Subsidiary are owned of record and beneficially by the Company or one or more Company Subsidiaries, free and clear of all Liens (other than restrictions under federal and state securities laws and the certificate of incorporation or by-laws (or comparable documents) of the Companies or any Company Subsidiary). Except as set forth on Schedule 3.02(a), no Equity Interests or equity securities of any Company Subsidiary are subject to, and none of the Companies or any Company Subsidiary otherwise has any liability with respect to, any stock option, restricted unit, phantom stock, stock appreciation right or other equity or equity-based compensation award, plan or arrangement. No legend or other reference to any purported Lien (other than restrictions under federal and state securities laws and the certificate of incorporation or by-laws (or comparable documents) of the Companies or any Company Subsidiary) appears upon any certificate representing the Equity Interests or any equity securities or other securities of any Company Subsidiary. The Equity Interests and all the outstanding shares of capital stock or other equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law (including the Delaware General Corporation Law), the certificate of incorporation or by-laws (or comparable documents) of the Companies or any Company Subsidiary or any Contract to which any Seller, the Companies or any Company Subsidiary is a party or otherwise bound. There is no Voting Debt of the Companies or any Company Subsidiary. Except as set forth above, there are no Convertible Securities of the Companies or any Company Subsidiary. There are not any outstanding contractual obligations of the Companies or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock, equity interests, partnership interests, joint venture interests or other equity interests of the Companies or any Company Subsidiary.

(b)    There are no shares of capital stock, equity interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Company Subsidiary) owned, directly or indirectly, by the Companies or any Company Subsidiary.

(c)    The Sellers collectively own all of the issued and outstanding capital stock of Skip Jack MD and Skip Jack CA.

Section 3.03    Authority; Execution and Delivery; Enforceability. Each Company has full corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by each Company hereof and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by each Company of the Transactions have been, or will have been as of Closing, duly authorized by all necessary corporate or limited liability company action. Each Company has duly executed and delivered this Agreement and at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3.04    No Conflicts; Consents; Effect on Purchaser.

(a)    Other than as set forth in Schedule 3.04, the execution and delivery by Sellers and the Companies hereof do not, the execution and delivery by any Seller or the Companies of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by Sellers and the Companies with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Companies or any Company Subsidiary under, any provision of (i) the certificate of incorporation or by-laws (or comparable documents) of the Companies or any Company Subsidiary, (ii) any material Contract or Benefit Plan to which the Companies or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any material Permit, Judgment or Law applicable to the Companies or any Company Subsidiary or their respective properties or assets. No material Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to the Companies or any Company Subsidiary in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions, other than Filings and Consents under the HSR Act.

(b)    Neither the consummation of the Transactions nor the negotiation, execution, delivery or performance of this Agreement or the Ancillary Agreements will result in any of the following pursuant to the terms of any Contract to which the Companies or any Company Subsidiary is a party or by which any of their respective properties or assets is bound:(i) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Lien on, any Company Intellectual Property or any Intellectual Property owned by or licensed to Purchaser or any of its Affiliates, (ii) Purchaser or its Affiliates, or the Companies or any Company Subsidiary, being (A) bound by or subject to any noncompete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing, or (2) provide or offer any discounts to, or other reductions in payment obligations of, any Person in excess of those provided to that Person prior to Closing.

Section 3.05    Financial Statements.

(a)    Schedule 3.05(a) sets forth: (i) financial statements for the years ended December 31, 2019, 2018 and 2017 (including the balance sheet and the related statements of income, stockholders’ equity and cash flows) for (A) All Risks and All Risks, LLC (which are reviewed and consolidated), (B) the Skip Jack Entities and (C) ICS (for ICS, only for the year ended December 31, 2019), and (ii) unaudited and unreviewed financial statements for the five (5) months ended May 31, 2020 (including the balance sheet and the related statements of income, stockholders’ equity and cash flows) for (A) All Risks and All Risks, LLC (which are consolidated), (B) the Skip Jack Entities and (C) ICS (the foregoing financial statements pursuant to clauses (ii)(A) and (ii)(B), the “Interim Financial Statements” and the foregoing financial statements pursuant to clauses (i) and (ii), together with any additional financial statements provided after the date hereof pursuant hereto, the “Financial Statements”). The Financial Statements: (i) have been prepared from the books and records of the applicable Companies, Skip Jack Entities and/or Company Subsidiaries in accordance with the Accounting Principles consistently applied during the periods covered thereby (except as otherwise disclosed therein); (ii) are complete and correct in all material respects; and (iii) fairly present in all material respects the consolidated financial condition and the results of operations, cash flows and changes in stockholders’ equity of the applicable Companies (on a consolidated basis) or Skip Jack Entities as of the respective dates of and for the periods referred to in the Financial Statements, subject, in the case of Interim Financial Statements, to normal recurring year-end adjustments (which normal recurring year-end adjustments are either of the kind included in the latest non-Interim Financial Statements or the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent year-end Financial Statements). The books and records of the Companies, Skip Jack Entities and Company Subsidiaries, all of which have been made available to Purchaser before the date hereof, are true and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all the transactions and actions therein described. At the Closing, all books and records of the Companies and Company Subsidiaries will be in the possession of the Companies or the applicable Company Subsidiary. No financial statements of any Person are required by GAAP to be included in any Financial Statement (other than the Persons included in such Financial Statement).

The unaudited and unreviewed consolidated balance sheets of the Companies as of May 31, 2020, are referred to herein as the “Balance Sheet” and May 31, 2020, is referred to herein as the “Balance Sheet Date.”

(b)    Except as set forth on Schedule 3.05(b), the Companies and the Company Subsidiaries do not have any material liabilities, commitments or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as specifically and adequately disclosed, reflected or reserved against in the Balance Sheet and (ii) for liabilities, commitments and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date and not in violation hereof.

(c)    The Companies, the Company Subsidiaries, and the Skip Jack Entities maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)    The records, systems, controls, data and information of the Companies, the Company Subsidiaries and the Skip Jack Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the applicable Companies (including all means of access thereto and therefrom). The Companies, the Company Subsidiaries and the Skip Jack Entities have implemented and maintain reasonable disclosure controls and procedures intended to provide that financial information relating to the Companies, the Company Subsidiaries and the Skip Jack Entities is made known to the chief executive officer, president, chief operating officer and the chief financial officer of the applicable Company, Company Subsidiary or the Skip Jack Entity. There are no material significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Companies’, the Company Subsidiaries’ or the Skip Jack Entities’ ability to record, process, summarize and report financial information. To the Knowledge of the Companies, there is no fraud, whether or not material, that involves management or other employees of the Companies, the Company Subsidiaries or the Skip Jack Entities who have a significant role in the internal controls or such entity over financial reporting.

(e)    All Risks, LLC has never engaged in any business or operations or owned any material asset.

Section 3.06    Absence of Changes or Events.

(a)    Since December 31, 2019, there has not occurred any event and no circumstances exist that constitute or could reasonably be expected to result in a Company Material Adverse Effect.

(b)    Since December 31, 2019, the business of the Companies and the Company Subsidiaries has been conducted in the Ordinary Course of Business. Since December 31, 2019, none of the Companies or the Company Subsidiaries has taken any action that, if taken after thedate hereof, would constitute a breach of Section 5,01 (Covenants Relating to Conduct of Business).

Section 3.07    Assets Other than Real Property Interests.

(a)    The Companies or a Company Subsidiary has good and valid title to all the assets reflected on the applicable Balance Sheet or thereafter acquired, other than assets disposed of in the Ordinary Course of Business since the Balance Sheet Date and not in violation hereof, in each case free and clear of all Liens (other than Permitted Liens).

(b)    Each material asset of the Companies or a Company Subsidiary is adequate for the uses to which it is being put, is in good working order, is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Companies and the Company Subsidiaries and generally accepted industry practice, and no material repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All material leased equipment and other material personal property of the Companies and the Company Subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto. The buildings, plants and structures of the Companies and the Company Subsidiaries are structurally sound, are in good condition and repair, and are adequate for the uses to which they are being put, in each case in all material respects, and none of such buildings, plants or structures are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Companies and the Company Subsidiaries are sufficient for the continued conduct of the business of the

(c)    Except with respect to the Finance Contracts, the assets of the Skip Jack Entities are not used in, or necessary for, the continued conduct of the business of the Companies and the Company Subsidiaries in the same manner as conducted before the date hereof.

Section 3.08    Real Property.

(a)    Schedule 3.08(a) sets forth a true and complete list of all real property and interests in real property leased, subleased, licensed or occupied by the Companies or any Company Subsidiary (individually, a “Leased Property”) and identifies the applicable leases, subleases, licenses or occupancy agreements relating thereto (collectively, the “Real Property Leases”) (showing the parties thereto and location). The Companies or a Company Subsidiary has good and valid title to the leasehold estates in all Leased Property, free and clear of all Liens other than Permitted Liens. Neither the Companies nor any Company Subsidiary is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. The Companies or the Company Subsidiary, as applicable, has the right to use all of the Leased Property for the full term of each such Real Property Lease (and any renewal options) relating thereto. Neither the Companies nor any Company Subsidiary has assigned, transferred or pledged any interest in any of the Real Property Leases.

(b)    Neither the whole nor any part of the Leased Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and, to the Knowledge of the Companies, no such condemnation or other taking is threatened or contemplated. To the Knowledge of the Companies, there are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Leased Property (except under the Real Property Leases).

(c)    The occupancies and uses of the Leased Properties by the Companies or the Company Subsidiaries materially comply with all Laws (including zoning and other land use or governmental regulations) relating to the use or occupancy of the Leased Properties and are not in violation of any thereof; and all certificate(s) of occupancy and all other Permits required by Law for the proper use and operation of the Leased Properties are in full force and effect. All Permits, utility installations and connections required for the operation of the Leased Properties have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. Since January 1, 2015, none of Sellers, the Companies and the Company Subsidiaries have received notice of, and do not otherwise have Knowledge of, any violations, Proceedings or Judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other Law, against or with respect to the Leased Properties.

(d)    No Company or Company Subsidiary owns any interest in real property.

Section 3.09    Intellectual Property.

(a)    Schedule 3.09(a) sets forth a true and complete list of all material Intellectual Property, owned by, filed by or exclusively licensed to the Companies or any Company Subsidiary. The Intellectual Property set forth or required to be set forth on Schedule 3.09(a) is referred to herein as the “Company Intellectual Property”. With respect to all Company Intellectual Property that is registered by any of the Companies or any Company Subsidiary with a Governmental Entity or subject to an application for registration by any of the Companies or any Company Subsidiary with a Governmental Entity (collectively, “Registered Intellectual Property”), Schedule 3.09(a) sets forth a list of all jurisdictions in which such Company Intellectual Property is registered or in which registrations have been applied for and all registration and application numbers. All the Registered Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the business of the Companies and the Company Subsidiaries as presently conducted. One of the Companies or a Company Subsidiary is the sole and exclusive owner of, and one of the Companies and the Company Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all the Company Intellectual Property owned by the Companies or any Company Subsidiary (the “Owned Intellectual Property”), and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions do not and will not contravene, conflict with, alter or impair any such rights. Since January 1, 2015, none of the Companies or the Company Subsidiaries has received any written or, to the Knowledge of Sellers and the Companies, other communication from any Person asserting any ownership interest in any Owned Intellectual Property.

(b)    None of Sellers, the Companies or the Company Subsidiaries has granted any license of any kind relating to any Technology or Company Intellectual Property or the marketing or distribution thereof. Except as set forth on Schedule 3.09(b), none of Sellers, the Companies or the Company Subsidiaries is bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other Person for the use of such Intellectual Property in the conduct of the business of the Companies and the Company Subsidiaries, except for agreements relating to Software licensed or otherwise provided on a non-exclusive basis to the Companies or a Company Subsidiary in the Ordinary Course of Business. Since January 1, 2015, the conduct of the business of the Companies and the Company Subsidiaries has not

misappropriated, infringed or otherwise violated in any material respect the Intellectual Property of any other Person. No claims are pending before any Governmental Entity or, to the Knowledge of Sellers and the Companies, threatened, against the Companies or any Company Subsidiary by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Companies and the Company Subsidiaries of any Intellectual Property. Since January 1, 2015, none of Sellers, the Companies or the Company Subsidiaries has received any written or, to the Knowledge of Sellers and the Companies, other communication alleging that the Companies or any Company Subsidiary violated any rights relating to Intellectual Property of any Person.

(c)    All material Technology that constitutes a trade secret or other material confidential information in the business of the Companies or any Company Subsidiary as presently conducted has been maintained in confidence using commercially reasonable precautions under the circumstances. All former and current members of management and key personnel of the Companies and the Company Subsidiaries, including all former and current employees, consultants and independent contractors who have materially contributed to or participated in the conception and development of material Technology (collectively, “Personnel”), have executed and delivered to the Companies a proprietary information agreement restricting such Person’s right to disclose proprietary information of the Companies and the Company Subsidiaries. Since January 1, 2015, all former and current Personnel either (i) have been party to a written “work-for- hire” Contract with one of the Companies or a Company Subsidiary that, in accordance with all Laws, has accorded such Company or such Company Subsidiary full, effective, and exclusive ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of such Company or such Company Subsidiary as assignee that have conveyed to such Company or such Company Subsidiary full, effective and exclusive ownership of all tangible and intangible property thereby arising. Since January 1, 2015, no former or current Personnel have asserted in writing any claim of ownership or interest in any Owned Intellectual Property in connection with such Person’s involvement in the conception and development of any Technology and, to the Knowledge of Sellers and the Companies, no such claim has been threatened. None of the current officers or employees of the Companies and the Company Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Companies or any Company Subsidiary in the furtherance of the business of the Companies and the Company Subsidiaries, which patents or applications have not been assigned to the Companies or a Company Subsidiary with such assignment duly recorded in the United States Patent and Trademark Office.

(d)    Proprietary Software.

(i)    Schedule 3.09(d) sets forth a true and complete list of all Software that is owned by or developed exclusively for the Companies and the Company Subsidiaries (“Proprietary Software”), along with a list of any other Persons such as third-party contractors who have materially contributed to or participated in the conception and development of the Proprietary Software. To the Knowledge of the Companies, no Person has misappropriated, infringed or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Intellectual Property rights in the Proprietary Software, including in each case use of the Proprietary Software without a license or other authorization of the Companies.

(ii)    The source code for the Proprietary Software contains annotations and programmer’s comments that an experienced programmer of reasonable skill and competence in the field of software programming could use to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Proprietary Software. No source code for any Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of the Seller or Companies. None of the Companies nor any Company Subsidiary has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available any source code for any Proprietary Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Proprietary Software to any other Person.

(iii)    To the Knowledge of the Companies, none of the Proprietary Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions outside of the affirmative control of the Company: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(iv)    Schedule 3.09(d) accurately identifies and describes each item of Open Source Code that is contained in, distributed or made available with the Proprietary Software. The Companies’ and Company Subsidiaries’ use of the Proprietary Software does not violate any license terms applicable to any item of Open Source Code, and the Companies and the Company Subsidiaries have all rights in each item of Open Source Code disclosed in Schedule 3.09(d) as needed for the Seller to conduct the Business as currently conducted, without violation of any license terms pertaining to such Open Source Code or infringement of third-party Intellectual Property. No Proprietary Software contains, is distributed or made available with, is being or was developed using, or is derived from Open Source Code that is licensed under any terms that: (A) in respect of the manner with which the Companies deploy and use the Proprietary Software as of the date hereof, impose a requirement or condition that the Companies or any Company Subsidiary grant a license under or refrain from asserting or enforcing any of its patent rights, or that any Proprietary Software or part thereof: (1) be disclosed or distributed in source code form; (2) be licensed for making modifications or derivative works; or (3) be redistributable at no or nominal charge; or (B) impose any other material limitation, restriction, or condition on the right or ability of the Companies or any Company Subsidiary to use or distribute any Proprietary Software (including any requirements to advertise or include attributions with respect to such Open Source Code).

Section 3.10    Information Technology; Security and Privacy.

(a)    All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage,

maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, in each foregoing case, used in or owned by the Company and Company Subsidiaries and necessary to the conduct of the business of the Companies and the Company Subsidiaries (collectively, “Company IT Systems”) have been maintained, in all material respects, in accordance with written standards set by the respective manufacturers, or where there are no such written standards, in accordance with commercially reasonable industry standards, designed to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Companies and the Company Subsidiaries in all material respects as presently conducted and as conducted since January 1, 2015. The Companies and the Company Subsidiaries have in place a commercially reasonable disaster recovery program, including measures designed to provide for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of the Companies and the Company Subsidiaries (including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the business of the Companies and the Company Subsidiaries.

(b)    All right, title and interest in and to the material data included in the Owned Intellectual Property and other information (including Personal Information regarding any Person) that is material to the business of the Companies and the Company Subsidiaries and contained in any database used or maintained by the Companies or the Company Subsidiaries (collectively, the “Company Data”) is owned by the Companies or a Company Subsidiary, free and clear of all Liens other than Permitted Liens. The foregoing sentence is not a non-infringement representation, which is addressed by Section 3.09(b) (Intellectual Property).

(c)    The Companies and the Company Subsidiaries have established and are in material compliance with a written information security program covering the Companies and the Company Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized use, access, interruption, modification or corruption of the Company IT Systems, Company Data, and the systems of any third party service providers that have access to Company Data or Company IT Systems. The Companies test such information security program on a periodic basis, and such program has proven effective upon testing in all material respects.

(d)    The Company IT Systems are sufficient for the immediate needs of the business of the Companies and the Company Subsidiaries as presently conducted, including as to capacity and ability to process current peak volumes in a timely manner. Since January 1, 2015, there has not been any (i) material disruption, interruption, outage or continued substandard performance affecting any Company IT System that have not been remedied or (ii) any incidents of data security breaches involving the unauthorized use, access, interruption, modification or corruption of any Company Data or, to the Knowledge of the Companies, Company IT Systems, or written complaints, notices to, proceedings or investigations conducted by a Governmental Entity or claims filed with a Governmental Entity by any Person against the Companies or any Company Subsidiary regarding (x) any actual or alleged security breach that involves the unauthorized use, access, interruption, modification or corruption of any Company IT System or (y) the collection or use of Company Data.

(e)    Each of the Companies and the Company Subsidiaries and suppliers, vendors or licensors Processing Personal Information on behalf of All Risks and the Company Subsidiaries: (i)complies and, since January 1, 2015, has complied with Company Privacy Policies and Privacy Requirements; (ii) since January 1, 2015, has not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity, self-regulatory organization or any Person alleging noncompliance with any Privacy Requirements or Company Privacy Policies nor, since January 1, 2015, has it been subject to litigation relating to compliance with Privacy Requirements or its Processing of Personal Information; and (iii) since January 1, 2015, has not been subject to any regulatory inquiries from any Governmental Entity regarding noncompliance with Privacy Requirements.

(f)    Except as set forth on Schedule 3,10(f), the Processing of Personal Information by the Companies and Company Subsidiaries occurs in material compliance with applicable Privacy Requirements.

(g)    The consummation of this Agreement will not violate Privacy Requirements applicable to the Companies or Company Privacy Policies. All data of the Companies and Company Subsidiaries, including Personal Information and Company Data, will continue to be available for Processing by the Companies and Company Subsidiaries immediately following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

Section 3.11    Receivables. All the accounts receivable of the Companies and the Company Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Companies or any Company Subsidiary as of the Closing Date (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the Ordinary Course of Business. Schedule 3.11(a) sets forth the aging of the accounts receivable of the Companies and the Company Subsidiaries that are reflected on the Balance Sheet. To the Knowledge of Sellers and the Companies, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts properly reflected on the Balance Sheet in accordance with the Accounting Principles. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of the Companies and the Company Subsidiaries, except for write-offs in the Ordinary Course of Business. No interest is required to be paid with respect to any undisbursed insurance proceeds except as may be set forth in Schedule 3.11(b).

Section 3.12    Company Contracts.

(a)    Schedule 3.12(a) sets forth a true and complete list of each of the following Contracts to which the Companies or any Company Subsidiary is currently a party or by which the Companies or any Company Subsidiary or any of their assets or businesses are currently bound (and any amendments, supplements and modifications thereto):

(i)    any Contract with a top fifty (50) Broker measured in terms of revenue recognized by the Companies and Company Subsidiaries, in the aggregate, for the twelve (12) month period ending on the Balance Sheet Date;

(ii)    Binding Authorities and the top fifty (50) Carrier Contracts measured by 2019 revenue;

(iii)    Finance Contracts;

(iv)    any stock option, restricted unit, phantom stock, stock appreciation right or other equity or equity-based compensation award, plan or arrangement;

(v)    any employment, severance, change in control, retention or similar Contract with employees earning greater than $250,000 per year;

(vi)    any collective bargaining agreement or other Contract with any labor organization, union or association;

(vii)    any Contract or covenant not to compete or other Contract restricting the development, marketing or distribution of the products and services of the Companies or any Company Subsidiary, or Contract which provides for “most favored nation”, exclusivity or other such terms, or any Contract that contains any restrictions or requirements with respect to purchase or sale volumes;

(viii)    any Contract with (A) any Seller or any current or former Related Person of any Seller or (B) any current or former officer, director or employee of the Companies, a Company Subsidiary, any Seller or any current or former Related Person of any Seller;

(ix)    any lease, sublease or similar Contract with any Person under which the Companies or a Company Subsidiary is a lessor or sublessor of, or makes available for use to any Person, (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Companies or a Company Subsidiary;

(x)    any lease, sublease or similar Contract with any Person under which (A) the Companies or a Company Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Companies or a Company Subsidiary is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Companies or a Company Subsidiary, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $250,000 (unless terminable by the Companies or a Company Subsidiary without payment or penalty upon no more than sixty (60) days’ notice);

(xi)    any (A) continuing Contract for the future purchase of materials, supplies or equipment, (B) management, service, consulting or other similar Contract or (C) advertising Contract, in any such case that has an aggregate future liability to any Person in excess of $250,000 (unless terminable by the Companies or a Company Subsidiary without payment or penalty upon no more than sixty (60) days’ notice);

(xii)    any license, sublicense, option or other agreement relating in whole or in part to the Company Intellectual Property or any other Intellectual Property or Technology (including any material license or other agreement under which any Company or a

Company Subsidiary is licensee or licensor of any Intellectual Property or Technology or pursuant to which any Intellectual Property or Technology was or will be developed), other than (A) Contracts granting non-exclusive rights to customers of the Companies or any Company Subsidiary entered into in the Ordinary Course of Business pursuant to a standard form of customer Contract that has been made available to Purchaser without material deviation, or (B) agreements related to Software licensed or otherwise provided on a nonexclusive basis to the Companies or a Company Subsidiary in the Ordinary Course of Business with annual license or service fees of less than $250,000;

(xiii)    any Contract under which the Companies or a Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Companies or a Company Subsidiary) or any other note, bond, debenture or other evidence of Indebtedness of the Companies or a Company Subsidiary (other than in favor of the Companies or a Company Subsidiary);

(xiv)    any Contract (including any so called take-or-pay or keepwell agreements) under which (A) any Person including the Companies or a Company Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Companies or a Company Subsidiary or (B) the Companies or a Company Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including the Companies or another Company Subsidiary (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xv)    any Contract under which the Companies or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Companies or a Company Subsidiary);

(xvi)    any Contract granting a Lien upon any Leased Property or any other asset;

(xvii)    any Contract (A) providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Companies, a Company Subsidiary or any predecessor Person outside the Ordinary Course of Business, (B) pursuant to which the Companies or any Company Subsidiary is or may be required to make any “earn out”, deferred compensation or similar payments or (C) relating to any completed material business acquisition by the Companies or its Subsidiaries since January 1, 2015 or pursuant to which the Companies or the Company Subsidiaries is subject to continuing obligations;

(xviii)    any Contract (including a purchase order), involving payment by the Companies or a Company Subsidiary of more than $250,000 or extending for a term more than one hundred eighty (180) days from the date hereof (unless terminable by the Companies or Company Subsidiary without payment or penalty upon no more than sixty (60) days’ notice);

(xix)    any Contract (including a sales order) involving the obligation of the Companies or a Company Subsidiary to deliver products or services for payment of more than $250,000;

(xx)    any Contract for the sale of any material asset of the Companies or a Company Subsidiary or the grant of any preferential rights to purchase any such asset or requiring the Consent of any party to the transfer thereof;

(xxi)    any license or Permit by or from any Governmental Entity;

(xxii)    any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of profits, losses, costs, or liabilities by the Companies or any Company Subsidiary with any other Person;

(xxiii)    any temporary worker, employee leasing or staffing agency Contract;

(xxiv)    any Real Property Lease or other material Contract relating to any real property; or

(xxv)    any other Contract that has an aggregate future liability to any Person in excess of $250,000 (unless terminable by the Companies or a Company Subsidiary without payment or penalty upon no more than sixty (60) days’ notice).

(b)    All Contracts set forth or required to be set forth in Schedule 3.12(a) (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the applicable Company or Company Subsidiary in accordance with their terms. The applicable Company or Company Subsidiary has performed all material obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of Sellers and the Companies, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. None of Sellers, the Companies and the Company Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Contract. To the Knowledge of Sellers and the Companies, no circumstances exist that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give the Companies or any Company Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Contract. None of Sellers, the Companies and the Company Subsidiaries has received any written notice, or to the Knowledge of Sellers and the Companies, any other communication, of the intention of any party to materially modify, terminate, or not renew (which includes proposing to renew on terms less favorable to the Companies or Company Subsidiary, as applicable) any Company Contract. True and complete copies of all Company Contracts, together with all amendments, supplements and modifications thereto, have been made available to Purchaser before the date hereof. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Companies or any Company Subsidiary under current or completed Company Contracts with any Person and no such Person has made demand for such renegotiation.

(c)    Other than as set forth on Schedule 3.12(c), all Producer Contracts currently in force have been entered into pursuant to a standard form of Contract, without material deviation, that has been made available to Purchaser.

Section 3.13    Permits. Schedule 3,13 sets forth all material certificates, licenses, permits, authorizations and approvals (“Permits”) issued or granted to the Companies or a Company Subsidiary. All Permits set forth or required to be set forth in Schedule 3.13, including those required for servicing of the Finance Contracts, are validly held by the Companies or a Company Subsidiary, and the applicable Company or Company Subsidiary is in compliance, and since January 1, 2015 has complied, in all material respects with all terms and conditions thereof. Since January 1, 2015, none of Sellers, the Companies and the Company Subsidiaries has received written notice of any Proceeding relating to (i) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Permit or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. No event has occurred since January 1, 2015 and, to the Knowledge of Sellers and the Companies, no circumstance exists that (with or without notice or lapse of time, or both) (i) constitute or could reasonably be expected to result, directly or indirectly, in a violation of, or a failure to comply with, any term or requirement of any such Permit or (ii) could reasonably be expected to result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. All applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other Filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Entity. None of such Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or any Ancillary Agreement or the consummation of the Transactions. The Companies and the Company Subsidiaries possess all material Permits to own or hold under lease and operate their respective assets and to conduct the business of the Companies and the Company Subsidiaries as currently conducted, including those required for servicing of the Finance Contracts.

Section 3.14    Insurance. Schedule 3,14 sets forth a true and complete list of the insurance policies (including self-insurance arrangements) maintained with respect to the Companies and the Company Subsidiaries, their respective assets and properties, or their directors, officers or employees. True and complete copies of all such insurance policies and all related applications, together with all modifications and amendments thereto, have been made available to Purchaser before the date hereof. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancellation. The Companies and the Company Subsidiaries have performed all of their respective obligations under each policy to which the Companies or any Company Subsidiary is a party or that provides coverage to the Companies or any Company Subsidiary or any director, officer or employee thereof. Schedule 3,14 describes: (i) any self-insurance arrangement by or affecting the Companies or any Company Subsidiary, including any reserves established thereunder; and (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Companies or any Company Subsidiary. For the current policy year and each of the three preceding policy years, the Companies have made available to the Purchaser prior to the date hereof a summary of the loss experience under each policy referred to above. All insurance policies to which the Companies or any Company Subsidiary is a party or that provide coverage to any Seller, the Companies or any Company Subsidiary, or any director, officer or employee of the Companies or any Company Subsidiary: (i) are sufficient for compliance with all Law and Contracts to which the Companies or any Company Subsidiary is a party or by which any of them is bound; (ii) will continue in full force and effect following the Closing, expect with respect to which “tail” policies will be purchased pursuant to this Agreement or as directed in writing to be cancelled by Purchaser; and (iii) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Companies or any Company Subsidiary. The Companies and the Company Subsidiaries have given notice to the insurer of all material, known claims that have arisen since January 1, 2015 and may be insured thereby.

Section 3.15    Taxes.

(a)    Tax Returns and Payments. All Tax Returns required to have been filed by the Companies and each Company Subsidiary (the “Company Returns”) have been timely (taking into account properly obtained extensions) and properly filed and are accurate and complete in all material respects. All Taxes due and owing (whether or not shown on any Tax Return) of the Companies and each Company Subsidiary have been timely paid. The Companies have made available to Purchaser accurate and complete copies of all Tax Returns filed by the Companies and each Company Subsidiary for taxable years beginning after December 31, 2017. No written claim has been made by a Governmental Entity in a jurisdiction where the Companies or any Company Subsidiary have not paid Taxes or filed Tax Returns asserting that the Companies or any Company Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

(b)    Audits; Claims. Neither the Companies nor any Company Subsidiary has received in writing from any Governmental Entity any: (i) notice indicating an intent to open an audit or other review with respect to any Tax or any Company Return; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax has been granted by or requested from the Companies or any Company Subsidiary. No assessment, claim or Proceeding is pending, has been proposed or threatened in writing against the Companies or any Company Subsidiary in respect of any Tax. There are no liens for Taxes upon any of the assets of the Companies or any Company Subsidiary except Permitted Liens. No power of attorney has been granted with respect to any matter related to Taxes of the Companies or any Company Subsidiary that on the Closing Date will be in effect.

(c)    Parachute Payments. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company and no Company Subsidiary has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(d)    Tax Sharing Agreements; Etc. Neither the Companies nor any Company Subsidiary will be required to include any item of income or gain in, or exclude any item of deduction or loss, for any taxable period (or portion thereof) beginning after the date of this Agreement as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction or prepaid amount received outside the ordinary course of business, in each case, occurring prior to the Closing. Neither the Companies nor any Company Subsidiary is a party to, or bound by, any Tax allocation, Tax indemnity or Tax Sharing Agreement (but excluding any Agreement the principal purpose of which is not Taxes), except for an Agreement all of the obligations of which will be terminated prior to the Closing. Neither the Companies nor any Company Subsidiary has been a member of any Company Group. Neither the Companies nor any Company Subsidiary has liability for the Taxes of any other Person under United States Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(e)    Distributed Stock. Neither All Risks nor any Company Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.

(f)    Listed Transactions. None of the Companies nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation §1.6011- 4(b)(2) and, with respect to each transaction in which the Companies or any Company Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(g)    Section 897. No Company has been a “United States real property holding corporation” within the meaning of Section 897 of the Code within the period described in Section 897(c)(1)(A)(ii).

(h)    Tax Withholding. All Taxes which the Companies and each Company Subsidiary is, or has been, required by any Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity, and the Companies and each Company Subsidiary have complied with all reporting and record retention requirements related to such Taxes.

(i)    Section 409A. Each Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and no Company nor any Company Subsidiary has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. No Company nor any Company Subsidiary has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(j)    Tax Rulings. There are no Tax rulings or requests for rulings (that have either been granted or are currently being requested), or closing agreements relating to Taxes for which either the Companies or any Company Subsidiary may be liable that could affect either the Companies or any Company Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(k)    S Corporation Status. Each Company has made a valid election under Section 1362 of the Code to be treated as an “S corporation,” effective as of June 1, 1987 for All Risks and effective January 30, 2017 for ICS, and each Company has at all times since that date (through the day prior to the Conversion in the case of All Risks) qualified as an “S corporation” for purposes of Subchapter S of the Code. With respect to all applicable states which for state Tax purposes allow a corporation to be treated as an “S corporation,” all elections for such treatment with respect to each Company have been properly and validly made in such states and each Company has complied at all times with all applicable requirements and filing procedures for such treatment at all times since the respective dates listed in the preceding sentence (until the Conversion in the case of All Risks). Each Company Subsidiary has at all times since the date it was organized been disregarded as an entity separate from its owner for federal income tax purposes (and since such date has qualified for similar treatment under applicable state law). None of the Companies nor any Company Subsidiary is a successor to any entity. None of the Companies nor any Company Subsidiary has ever been subject to Tax under Section 1374 or 1375 of the Code. None of the Companies nor any Company Subsidiary will be subject to Tax under Section 1374 of the Code with respect to the transactions contemplated by this Agreement.

(l)    CARES Act. The Companies have not taken advantage of relief pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (including pursuant to Sections 1102 and 1106 (i.e., the Paycheck Protection Program) of, or other similar programs under such Act).

Section 3.16    Proceedings. Schedule 3,16 sets forth a list of each pending or, to the Knowledge of Sellers and the Companies, threatened Proceeding or claim with respect to which any Seller, the Companies or any Company Subsidiary has been contacted by counsel for the plaintiff or claimant against or affecting the Companies or any Company Subsidiary or any of their assets or businesses or their officers or directors and that (a) relates to or involves more than $100,000, (b) seeks any injunctive relief or (c) relates to the Transactions. To the Knowledge of Sellers and the Companies, there are no unasserted claims of the type that would be required to be disclosed in Schedule 3,16 if counsel for the claimant had contacted the Companies that if asserted would have at least a reasonable possibility of an adverse determination. Neither the Companies nor any Company Subsidiary is a party or subject to or in default under any material Judgment. To the Knowledge of Sellers and the Companies, no officer, director, agent or employee of the Companies or any Company Subsidiary is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Companies or any Company Subsidiary. There is not any Proceeding or claim by the Companies or any Company Subsidiary pending, or that the Companies or any Company Subsidiary intends to initiate, against any other Person. To the Knowledge of Sellers and the Companies, there is no pending or threatened investigation of or affecting the Companies or any Company Subsidiary by any Governmental Entity.

Section 3.17    Compliance with Laws; Environmental Matters; FCPA Matters.

(a)     (i) Except as set forth on Schedule 3.17(a)(i), the Companies and the Company Subsidiaries are and at all times since January 1, 2015 have been in compliance in all material respects with all Laws, including those relating to occupational health and safety, and all Judgments applicable to the Companies, any Company Subsidiary or any assets owned or used by any of them and (ii) except as set forth on Schedule 3.17(a)(ii), no circumstances exist and since January 1, 2015 no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a violation by the Companies or any Company Subsidiary of, or a failure on the part of the Companies or any Company Subsidiary to comply with, any Law, or any Judgment applicable to the Companies, any Company Subsidiary or any assets owned or used by any of them, or would give rise to any obligation on the part of the Companies or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of Sellers, the Companies and the Company Subsidiaries has received any communication since January 1, 2015 seeking any Judgment or that alleges that the Companies or a Company Subsidiary is not in compliance in any material respect with any Law or any Judgment. Schedule 3.17(a) sets forth a true and complete list of all Judgments applicable to the Companies, any Company Subsidiary or any assets owned or used by any of them. All material Filings made by Sellers, with respect to their ownership or operation of the Companies, or by the Companies or any Company Subsidiary with any Governmental Entity since January 1, 2015 were timely filed and were in compliance in all material respects with all Laws when filed. No material deficiencies have been asserted by any such Governmental Entity with respect to such Filings that have not been cured or satisfied.

(b)    To the Knowledge of Sellers and the Companies, there are no asbestos containing materials or vessels containing polychlorinated biphenyls on, at or under any Leased Property. To the Knowledge of Sellers and the Companies, since January 1, 2015 there have been no Releases of Hazardous Materials on, at or under any of the Leased Properties or any other property or facility formerly owned, leased or operated by the Companies, any Company Subsidiary or any of their respective predecessors.

(c)    Neither the Companies nor any Company Subsidiary, nor any joint venture to which the Companies or any Company Subsidiary is a party, nor any of their respective directors, officers, employees, independent contractors, consultants, temporary workers, leased employees, staffing agency employees or agents or any other Person authorized to act, or acting, on behalf of the Companies or any Company Subsidiary, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services (i) for the purpose of (A) influencing any act or decision of such government official, candidate, party, campaign or other Person, (B) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage or (ii) in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-l, et seq. or other Law.

Section 3.18    Benefit Plans.

(a)    Schedule 3.18(a) contains a true and complete list of each material Benefit Plan. For purposes of this Agreement, a “Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other employee benefit or compensation plan, program, agreement, arrangement or policy (whether written or unwritten), including any pension, retirement, stock option, stock purchase, equity or equity-based compensation, deferred compensation, bonus, commission, incentive, severance, change in control, retention, employment, consulting, vacation, paid time off, fringe benefit, medical, health, life insurance, disability or other welfare benefit plan, program, agreement, arrangement or policy, in each case (i) maintained or contributed to, or required to be maintained or contributed to, by any Company or any Company Subsidiary for the benefit of any present or former officers, employees, agents, directors or independent contractors of any Company or any Company Subsidiary, (ii) to which any Company or any Company Subsidiary is a party, or (iii) with respect to which any Company or any Company Subsidiary has or could reasonably be expected to have any liability. True and complete copies of each of the following have been delivered or made available to Purchaser, to the extent applicable, (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, a description of the material terms and conditions thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by Law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Benefit Plan and (v) nondiscrimination and coverage testing results for the three most recent plan years with respect to each applicable Benefit Plan.

(b)    Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). The Companies, the Company Subsidiaries and all the Benefit Plans are in compliance in all material respects with the terms of all applicable collective bargaining agreements and similar Contracts. There are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) or Proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any liability to the Companies or any of its Subsidiaries, and there are not any facts or circumstances that could give rise to any liability in the event of any such investigation, claim or Proceeding.

(c)    All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans or any provision of ERISA or the Code, have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Statement.

(d)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received or been the subject of a currently effective, favorable opinion or determination letter from the Internal Revenue Service to the effect that such Qualified Benefit Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no event has occurred and no circumstances exist that could reasonably be expected to adversely affect the tax qualification of such Qualified Benefit Plan. Purchaser has been provided with a true and complete copy of the most recent opinion or determination letter with respect to each Qualified Benefit Plan for which such a letter has been issued.

(e)    (i) No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (ii) no non-exempt prohibited transaction has occurred that could subject any Company, any Company Subsidiary, any of their employees, or, to the Knowledge of Sellers and the Companies, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to any material tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (iii) none of the Companies, any Company Subsidiary or, to the Knowledge of Sellers and the Companies, any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject any Company, any Company Subsidiary or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other Law.

(f)    None of the Companies nor any ERISA Affiliate has (i) engaged in a transaction described in Section 4069 of ERISA that could subject any Company or any Company Subsidiary to liability at any time after the date hereof or (ii) acted in a manner that could, or failed to act so as to, result in material fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

(g)    None of the Companies, any ERISA Affiliate, or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly, with respect to (A) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multi-employer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001 (a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code, that covers or has covered any employee of any Company or any ERISA Affiliate; or (B) any multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA).

(h)    Other than as required under Section 601 et seq. of ERISA and Section 4980B of the Code, no Benefit Plan provides post-termination or retiree welfare or fringe benefits to any individual for any reason, and no Company nor any ERISA Affiliate has any liability to provide post-termination or retiree welfare or fringe benefits to any individual or has ever represented or promised to or contracted with any individual that such individual would be provided with post-termination or retiree welfare or fringe benefits. No Company and no ERISA Affiliate has any material liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B, 4980D or 4980H of the Code or the Affordable Care Act.

(i)    Except as set forth on Schedule 3,18(i), neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby and thereby will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of any Company or a Company

Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant.

Section 3.19    Employee and Labor Matters.

(a)    (i) There is not, and since January 1, 2015 there has not been, any labor strike, dispute, work stoppage, slowdown, employee protest, picketing, lockout, or other labor dispute pending, or, to the Knowledge of Sellers and the Companies, threatened, against the Companies or any Company Subsidiary; (ii) to the Knowledge of the Sellers and the Companies, there is not, and since January 1, 2015 there has not been, any labor organization or employee association representing or purporting to represent any employee of the Companies or any Company Subsidiary; (iii) neither the Companies nor any Company Subsidiary is, or since January 1, 2015, has been engaged in any unfair labor practice in any material respect; (iv) there are not any unfair labor practice charges or complaints against the Companies or any Company Subsidiary pending, or, to the Knowledge of the Sellers and the Companies, threatened, by or before the National Labor Relations Board; (v) there are not any pending, or, to the Knowledge of the Sellers and the Companies, threatened in writing, union grievances or arbitration against the Companies or any Company Subsidiary; (vi) there are not any pending, or, to the Knowledge of the Sellers and the Companies, threatened, charges, suits, or other Proceedings by or before any Governmental Entity related to employment or employment practices, terms and conditions of employment, harassment, worker classification, wages, hours of work, withholding, immigration, collective bargaining, occupational safety and health, or any other labor or employment matter, against the Companies or any Company Subsidiary or involving any of their current or former employees; (vii) none of the Companies or the Company Subsidiaries has received any written or, to the Knowledge of the Sellers, other communication since January 1, 2015 of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or audit of or affecting the Companies or any Company Subsidiary and, to the Knowledge of the Sellers and the Companies, no such investigation or audit is in progress; and (viii) the Companies and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding, immigration, collective bargaining, and occupational safety and health.

(b)    Schedule 3.19(b) sets forth the name (or I.D. number, to be supplemented with names upon Closing) of each employee of the Companies and the Company Subsidiaries as of March 31, 2020, and indicates for each such employee, that employee’s hourly wage or annual salary (as applicable), exemption status, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of hire, position and whether the employee is on leave and if so, the type of leave, when the leave commenced, and when the leave is expected to end. Schedule 3.19(b) also sets forth a list of all independent contractors, consultants and temporary workers, leased employees and staffing agency employees engaged by the Companies and the Company Subsidiaries as of March 31, 2020, along with the general nature of services provided by each such Person, date of retention, state worked and rate of remuneration for each such Person. Since January 1, 2015, the Companies and the Company Subsidiaries have been in compliance in all material respects with regard to the classification of each of its service providers as “partners”, “employees” or “independent contractors” and as “exempt” or “non-exempt ‘ for under applicable Law and has been in material compliance with regard to obligations to report all compensation paid to such service providers under applicable Law.

(c)    No employee of the Companies or any Company Subsidiary is, to the Knowledge of the Sellers and the Companies, a party to or bound by any Contract, or subject to any Judgment, that would materially interfere with the use of such Person’s best efforts to promote the interests of the Companies and the Company Subsidiaries. To the Knowledge of the Sellers and the Companies, no activity of any employee of the Companies or any Company Subsidiary, in his or her capacity as an employee of the Companies or any Company Subsidiary, has violated any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee is a party. To the Knowledge of the Sellers and the Companies, neither the execution and delivery hereof nor the consummation of the Transactions will materially contravene or conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract or Judgment under which any such employee is obligated.

(d)    To the Knowledge of the Sellers and the Companies, any employee of the Companies or any Company Subsidiary who is a foreign national or alien is legally authorized to work indefinitely in the United States. The Companies and the Company Subsidiaries are in compliance in all material respects with the Immigration Reform and Control Act of 1986.

(e)    The Companies and the Company Subsidiaries are, and for the past two (2) years have been, in material compliance with WARN and the Companies have no liabilities pursuant thereto. Neither the Companies nor any Company Subsidiary has effectuated any “mass layoff’ or “plant closing” as defined in WARN within the last thirty-six (36) months. The Warn Act List will be true, complete and correct when delivered.

Section 3.20    Transactions with Affiliates. Except as set forth on Schedule 3.20(a), none of the Contracts set forth in Schedule 3.12(a) between the Companies or any Company Subsidiary, on the one hand, and any Seller or any current or former Related Person of the Companies, any Company Subsidiary or any Seller, on the other hand, will continue in effect after the Closing. As of immediately following the Closing, other than ownership of the Skip Jack Entities indirectly by Principal or in relation to the units in Purchaser issued in connection with the Rollover Transactions, no Seller or any current or former Related Person of the Companies, any Company Subsidiary or any Seller (a) will have any interest in any property (real or personal, tangible or intangible) of the Companies or any Company Subsidiary or used in or pertaining to their business, (b) will be indebted to the Companies or any Company Subsidiary (other than for ordinary travel advances), (c) will have any financial interest in any material Contract, transaction or business dealing with or involving the Companies or any Company Subsidiary, including the provision of services of any kind to the Companies or any Company Subsidiary, (d) to the Company’s knowledge, will be competing, or has at any time competed, with the Companies or any Company Subsidiary, or (e) will have any claim or right against the Companies or any Company Subsidiary (other than rights to receive compensation for services performed as an employee).

Section 3.21    Intercompany Accounts. Schedule 3,21 sets forth a true and complete list of all intercompany account balances as of the Balance Sheet Date between any Seller or any of its current or former Related Persons, on the one hand, and the Companies or any Company Subsidiary, on the other hand. Since the Balance Sheet Date, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by the Companies or any Company Subsidiary to any Seller or any of their current or former Related Persons or other transaction between the Companies or any Company Subsidiary and any Seller or any of their current or former Related Persons.

Section 3.22    Accounts, Commissions and Appointments.

(a)    Schedule 3.22(a) contains a true and correct list of the Business Brokers and the total premiums produced by each Business Broker for each of the prior three (3) full calendar years. The Companies and the Company Subsidiaries are not currently engaged in any material dispute with any Business Broker and since the Balance Sheet Date, neither Sellers, the Companies nor any Company Subsidiary has received written notice, or to the Knowledge of Sellers and the Companies, any other communication, that any Business Broker has ceased or materially and adversely modified its relationship with the Companies or any Company Subsidiary or intends to do so. To the Knowledge of Sellers and the Companies, the consummation of the Transactions would not reasonably be expected to have a material and adverse effect on the material business relationships of the Companies or any Company Subsidiary with any Business Broker.

(b)    The Companies and the Company Subsidiaries have taken commercially reasonable actions necessary to protect and maintain the confidentiality of the terms of the Producer Contracts and Carrier Contracts and all information relating to their business, and to prevent the unauthorized use thereof by any Person. The Companies and the Company Subsidiaries have not (i) disclosed any commercially sensitive information related to their business to any Person except pursuant to a valid confidentiality agreement which, in each case, does not permit the recipient of such information to use such information to compete with the Companies or the Company Subsidiaries or (ii) granted to any Person any right, title or interest in their business, including any Producer Contracts or Carrier Contracts, other arrangements with Business Brokers or any right to solicit for any purpose any Retail Brokers. All Persons with access to the Producer Contracts or Carrier Contracts or any commercially sensitive information relating to the business of the Companies and the Company Subsidiaries have signed an agreement to keep such information confidential in favor of the Companies or the Company Subsidiaries, which agreement is valid and in full force and effect.

(c)    To the Knowledge of Sellers and the Companies, no Person has claimed any right, title or interest in the business of the Companies and the Company Subsidiaries, including any Producer Contracts or Carrier Contracts, other arrangements with Retail Brokers or any right to solicit for any purpose any Business Brokers. Each employee of the Companies and the Company Subsidiaries has signed a non-solicitation agreement substantially in the form made available to the Purchaser prior to the date hereof.

(d)    Schedule 3.22(d) sets forth a complete and correct list of each Business Carrier or other entity that has granted the Companies or the Company Subsidiaries currently effective Binding Authority, setting forth: (i) the names of each Business Carrier; (ii) the total premiums produced and underwritten by the Companies or the Company Subsidiaries through each Business Carrier for each of the prior three (3) full calendar years, and (iii) the total amount of net commissions paid to the Companies or the Company Subsidiaries by each Business Carrier during each of the applicable periods. The Companies or a Company Subsidiary has a valid and effective Contract or appointment to act as an agent and/or managing general agent with Binding Authority for each Business Carrier. The Contracts and appointments with the Business Carriers identified on Schedule 3.22(d) constitute all of the Contracts and appointments that the Companies or a Company Subsidiary requires to conduct their business as presently conducted with respect to the Business Carriers. Other than as set forth on Schedule 3.22(d), neither the Companies nor a Company Subsidiary (y) is currently engaged in any material dispute with any Business Carrier, and (z) since the Balance Sheet Date has received any written notice or, to the Knowledge of Sellers and the Companies, any other communication that any Business Carrier intends to terminate or materially modify its Contract or appointment with respect to the Companies or the Company Subsidiaries or intends to do so. Neither Sellers, the Companies nor any Company Subsidiary has received any written notice or, to the Knowledge of Sellers and the Companies, any other communication that any such appointment or Contract will be revoked, rescinded or terminated. Schedule 3.22(d) sets forth a true and complete list of each Carrier that paid any contingent, volume-based or profit-based commissions or any commissions that are not based on a fixed percentage of new and renewal premium to the Companies or the Company Subsidiaries since January 1, 2019, setting forth the names of each such Person paying such commissions and the amount and type of such commissions paid to the Companies or the Company Subsidiaries.

(e)    To the Knowledge of the Companies, no employee of the Companies or the Company Subsidiaries is a party to or bound by any agreement which prevents it from doing business with any Business Carrier or Producer. To the Knowledge of the Companies, no employee of the Companies or the Company Subsidiaries has bound, or committed to bind, any insurance coverage in connection with any Policy which exceeds its Binding Authority in respect thereof. Neither the Companies nor any Company Subsidiary nor any employee thereof is in default under any material obligations to any Business Carrier or Producer through which it places insurance, nor does any Business Carrier or Producer claim that any such default exists.

Section 3.23    Fiduciary Funds and Obligations. Since January 1, 2015, the Companies and each Company Subsidiary has segregated and otherwise treated all cash payable to, or otherwise held on behalf of, any Broker, Insured or Business Carrier, in compliance in all material respects with applicable Law. The Companies and each Company Subsidiary has at all times conducted their business in compliance in all material respects with fiduciary obligations under the Laws of each state in which it conducts business. Schedule 3,23 sets forth a complete and accurate list of all premium trust accounts maintained by the Companies and each Company Subsidiary or used in connection with any active Policy. Each trust account is, and has been, fully funded and maintained in compliance in all material respects with applicable Laws.

Section 3.24    Effect of Transaction. Except as set forth on Schedule 3.24, no creditor, employee, client, customer or other Person having a material business relationship with the Companies or any Company Subsidiary has changed, or provided written notice or, to the Knowledge of Sellers and the Companies, any other communication, to any Seller or the Companies that such Person intends to change, such relationship because of the purchase and sale of the Companies or the execution and delivery of this Agreement and the Ancillary Agreements or consummation of the Transactions.

Section 3.25    Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Schedule 3,25 sets forth (i) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Companies and the Company Subsidiaries and those Persons authorized to sign thereon, (ii) a true and complete list of all powers of attorney granted by the Companies and the Company Subsidiaries and those Persons authorized to act thereunder and (iii) a true and complete list of all officers and directors of the Companies and the Company Subsidiaries.

Section 3.26    Corporate Name. The Companies and the Company Subsidiaries (i) have the exclusive right to use their respective names as the name of a corporation in any jurisdiction in which the Companies or such Company Subsidiary does business and (ii) have not received any notice of conflict since January 1, 2015 with respect to the rights of others regarding the names of the Companies and the Company Subsidiaries.

Section 3.27    Private Offering. None of the Companies, its Related Persons or its Representatives has issued, sold or offered, or solicited any offers to acquire, any security of the Companies to or from any Person under circumstances that would cause the sale of the Equity Interests, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Section 3.28    Data Room Files.

(a)    To the Knowledge of Sellers and the Companies, the information contained in the files identified on Schedule 3.28(a) is true, complete and correct in all material respects.

(b)    To the Knowledge of Sellers and the Companies, the information contained in the files identified on Schedule 3.28(b) is true and correct in all material respects.

Section 3.29    No Brokers. Other than Reagan, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Companies or any Company Subsidiary for which Purchaser or the Companies or any Company Subsidiary would be liable following the Closing.

Section 3.30    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II (REPRESENTATIONS AND WARRANTIES RELATING TO EACH SELLER AND THE EQUITY INTERESTS) AND THIS ARTICLE III (REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES, AS QUALIFIED BY THE SCHEDULES, AND THE CERTIFICATES AND INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT AND THE ANCILLARY AGREEMENTS: (A) NONE OF THE SELLERS, COMPANIES OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND SELLERS AND THE COMPANIES HEREBY DISCLAIM ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND

OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER SHALL ACQUIRE THE EQUITY INTERESTS, THE COMPANIES AND THE COMPANY SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to each Seller and Nichols as follows:

Section 4.01    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full limited liability company power and authority to carry on its business as presently conducted.

Section 4.02    Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by Purchaser hereof and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Transactions have been duly authorized by all necessary limited liability company action. Purchaser has duly executed and delivered this Agreement and at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.03    No Conflicts; Consents. The execution and delivery by Purchaser hereof do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by Purchaser with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (i) the certificate of incorporation or by-laws (or comparable documents) of Purchaser or any of its Subsidiaries, (ii) any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Law applicable to Purchaser or any of its Subsidiaries or their respective properties or assets. No Consent of or Filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions or the ownership by Purchaser of the Companies or the Company Subsidiaries following the Closing, other than (i) Filings and Consents under the HSR Act, (ii) such Filings and Consents as may be required in connection with the Taxes described in Section 8.01(b) (Transfer Taxes), and (iii) such Filings and Consents as may be required solely by reason of the Companies’ (as opposed to any other third party’s) participation in the Transactions.

Section 4.04    Litigation. There are not any (a) outstanding Judgments against or affecting Purchaser or any of its Subsidiaries, (b) Proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Entity that are, to the Knowledge of Purchaser, pending or threatened against or affecting Purchaser or any of its Subsidiaries that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.05    Securities Act. The Equity Interests to be purchased by Purchaser pursuant hereto are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act.

Section 4.06    Financing. Purchaser has delivered to the Companies correct and complete executed copies of (i) a debt commitment letter (the “Debt Commitment Letter”) pursuant to which, and subject to the terms and conditions set forth therein, the lenders and their respective Affiliates as named therein have committed to provide and arrange the financing described therein, the proceeds of which will be used to consummate the Transactions (the debt financing required to consummate the Acquisition is hereinafter referred to as the “Financing”) and (ii) equity commitment letter, pursuant to which Onex RSG Holdings I Inc. and Onex RSG Holdings II have agreed with Purchaser to make an equity investment in Purchaser (the “Equity Commitment Letter,” together with the Debt Commitment Letter, the “Commitment Letters”) and the financings contemplated thereby, the “Acquisition Financings”). As of the date hereof, (x) the Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and (y) Purchaser is not in breach of any terms or conditions set forth in the Commitment Letters and, to the Knowledge of Purchaser, assuming the accuracy of the representations and warranties in Article III (Representations and Warranties Relating to the Companies) and the satisfaction of the conditions in Article VI (Conditions Precedent), no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure on the part of Purchaser to satisfy a condition precedent set forth therein.

Section 4.07    No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Purchaser for which Purchaser or the Companies or any Company Subsidiary would be liable following the Closing.

Section 4.08    Interests of Purchaser. Schedule 4.08 sets forth a true and complete list, as of the date hereof, of the total amount of (a) issued and outstanding limited liability company interests of Purchaser, (b) other equity securities of Purchaser or securities of Purchaser containing equity features (including a summary of the material features thereof), (c) options, restricted units, phantom stock, stock appreciation rights or other equity or equity-based compensation awards, plans or arrangements or Purchaser, or Convertible Securities or Purchaser, and a summary of the material terms thereof, and (d) Voting Debt. The limited liability company interests of Purchaser that will be issued to Trust 1, Trust 2 and Nichols in respect of the Rollover Transactions, when issued on the Closing Date, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any right of first refusal, preemptive right or any similar right under any provision of applicable Law, the limited liability company agreement of Purchaser or any Contract to which Purchaser is a party or otherwise bound.

Section 4.09    Financial Statements.

(a)    Schedule 4.09(a) sets forth: (i) audited consolidated financial statements for the years ended December 31, 2019, 2018 and 2017 (including the consolidated balance sheet and the related consolidated statements of income and members’ equity) for Purchaser; and (ii) unaudited reviewed financial statements for the three (3) months ended March 31, 2020 (including the consolidated balance sheet and the related consolidated statements of income and stockholders’ equity) for Purchaser (the foregoing financial statements pursuant to clauses (i) and (ii), the “Purchaser Financial Statements”). The Purchaser Financial Statements: (i) have been prepared from the books and records of Purchaser in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein); (ii) are complete and correct in all material respects; and (iii) fairly present in all material respects the consolidated financial condition and the results of operations and changes in members’ equity of Purchaser (on a consolidated basis) as of the respective dates of and for the periods referred to in the Purchaser Financial Statements, subject, in the case of interim Purchaser Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

(b)    Purchaser maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.10    Solvency. Assuming (a) satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions, or waiver of such conditions, (b) that the representations and warranties set forth in Article II (Representations and Warranties Relating to Each Seller and the Equity Interests) and Article III (Representations Relating to the Companies) are true and correct in all material respects (without giving effect to any “knowledge”, materiality or “Material Adverse Effect” qualification or exception), (c) the estimates, projections or forecasts provided by Sellers or the Companies to Purchaser prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable and (d) immediately prior to Closing, the Companies are Solvent, then after giving effect to the Transactions and the payment of all fees and expenses of all parties hereto, at and immediately after the Closing, Purchaser will be Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, on a consolidated basis, means that, as of any date of determination, (i) both the fair value of such Person’s assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they mature, (ii) such Person will have adequate capital and liquidity with which to engage in its business, and (iii) such Person will not have incurred and does not plan to incur debts beyond its ability to pay as they mature.

Section 4.11    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (REPRESENTATIONS AND WARRANTIES OF PURCHASER), AS QUALIFIED BY THE SCHEDULES, THE ANCILLARY AGREEMENTS AND THE CERTIFICATES AND INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT AND THE ANCILLARY AGREEMENTS: (A) PURCHASER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER HEREBY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLERS OR THE COMPANIES OR THEIR DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), AND (B) WITHOUT LIMITING THE FOREGOING, SELLERS SHALL ACQUIRE THE INTERESTS IN PURCHASER WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.

ARTICLE V

Covenants

Section 5.01    Covenants Relating to Conduct of Business.

(a)    Except for matters set forth in Exhibit C or otherwise expressly permitted hereby, from the date hereof to the Closing, the Companies shall, and shall cause the Company Subsidiaries to, and the Skip Jack Entities shall, conduct their respective businesses in the Ordinary Course of Business (including with respect to advertising and promotions) and shall use all reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and independent contractors and preserve their relationships with Brokers, Carriers and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing; provided that the Skip Jack Entities shall produce all new and renewal insurance quotes through its third party capital provider (which is currently Go To Premium Finance). The Companies shall not, and shall not permit any Company Subsidiary to, and the Skip Jack Entities shall not, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Equity Interests set forth in Article VI (Conditions Precedent) not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Exhibit C or otherwise expressly permitted or required by the terms hereof, the Companies shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Purchaser, which shall not be unreasonably conditioned, withheld or delayed:

(i)     amend its certificate of incorporation or by-laws or, after the Conversion, of formation or limited liability company agreement (or comparable documents);

(ii)    declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that the Companies and the Company Subsidiaries shall be permitted to make cash distributions (other than with respect to Casualty Proceeds) so long as such cash distributions are completed prior to the date the Companies provide Purchaser a calculation of Estimated Closing Cash pursuant to Section 1.04(a) (Purchase Price Adjustment);

(iii)    redeem or otherwise acquire any shares of its capital stock or other equity interests or any Convertible Securities or authorize, issue or sell any capital stock or other equity interests or any Convertible Securities;

(iv)     (A) establish, adopt, enter into, amend, modify or terminate any Benefit Plan (or any plan, program, policy, agreement or arrangement that would be a Benefit Plan if in existence as of the date hereof) or (B) enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Law;

(v)    hire any individual, or terminate the employment of any employee who is a Producer or whose annual cash compensation is expected to exceed, or previously exceeded, $100,000 per year;

(vi)    modify the compensation or benefits for any Producer or any member of senior management, except as may be required under existing written Contracts set forth on Schedule 3.13(a);

(vii)    other than as incurred in the Ordinary Course of Business and as paid in cash prior to Closing or as will be specifically accrued on or specifically reserved for in the in Estimated Working Capital, grant or provide to any employee any rights to severance or termination pay or other termination benefits;

(viii)    recognize any labor union or other labor organization as representative of any group of employees for purposes of collective bargaining or enter into or amend any collective bargaining agreement except as required by Law;

(ix)    incur or assume any liabilities, obligations or Indebtedness or guarantee any such liabilities, obligations or Indebtedness, other than in the Ordinary Course of Business and the incurrence of Indebtedness not in excess of $1,000,000 in the aggregate;

(x)    permit, allow or suffer any of the assets of the Companies or any Company Subsidiary to become subjected to any Lien (other than Permitted Liens);

(xi)    permit any Permit of the Companies or a Company Subsidiary or Company Intellectual Property of the Companies or a Company Subsidiary to lapse or expire, or abandon or allow any Registered Intellectual Property of the Companies or a Company Subsidiary to lapse or expire;

(xii)    other than in the Ordinary Course of Business, enter into any Contract that would have been required to be set forth in Schedule 3.12(a) if it were in effect on the date hereof, or modify, renew, amend, terminate, permit a lapse or grant any Consent or waiver under any Contract that is set forth or required to be set forth in Schedule 3.12(a) or that would have been required to be set forth in Schedule 3,12(a) if it were in effect on the date hereof, other than entering into Binding Authorities and other Carrier Contracts in the Ordinary Course of Business;

(xiii)    cancel any Indebtedness, or settle, compromise, discharge, waive, release or assign any material claim, right or Proceeding;

(xiv)    pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Sellers or any of their current or former Related Persons, except for (A) transactions among the Companies and the Company Subsidiaries and (B) dividends and distributions permitted under clause (ii) above;

(xv)    make any change in any method of accounting or accounting practice or policy other than as required by changes in Law or GAAP that become effective after the date hereof;

(xvi)    prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), enter into a Tax allocation agreement, Tax Sharing Agreement, or Tax indemnity agreement (other than an agreement entered into in the Ordinary Course of Business the principal purpose of which is not Taxes), amend a Company Return, settle or otherwise compromise any claim, notice, audit report or assessment relating to Taxes, enter into any closing agreement as described in Section 7121 of the Code, request any ruling or similar guidance with respect to Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xvii)    acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;

(xviii)    make or commit to make any capital expenditure that, individually, is in excess of $100,000 or make or incur any such expenditures that, in the aggregate, are in excess of $100,000; or

(xix)    authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)    Affirmative Covenants. Until the Closing, the Companies shall, and shall cause the Company Subsidiaries to, and the Skip Jack Entities shall:

(i)    maintain their respective assets in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted;

(ii)    upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law;

(iii)    as soon as reasonably practicable after they become available, but in any event not later than twenty (20) days after the last day of each fiscal quarter, furnish to Purchaser an unaudited (x) consolidated balance sheet of All Risks and (y) balance sheet of each of ICS and each of the Skip Jack Entities as of the last day of such fiscal quarter and unaudited statements of operations, cash flows and stockholders’ equity for such fiscal quarter, including the notes thereto and all related compilations, reviews and other reports issued by the Companies’ accountants with respect thereto; and

(iv)    as soon as reasonably practicable after they become available, but in any event not later than forty-five (45) days after the last day of each fiscal year, furnish to Purchaser an audited (x) consolidated balance sheet of All Risks and (y) balance sheet of each of ICS and each of the Skip Jack Entities as of the last day of such fiscal year and audited statements of operations, cash flows and stockholders’ equity for such fiscal year, including the notes thereto and all related compilations, reviews and other reports issued by All Risks’ accountants with respect thereto.

(c)    Consultation. In connection with the continuing operation of the business of the Companies, the Company Subsidiaries and the Skip Jack Entities between the date hereof and the Closing, the Companies and the Skip Jack Entities shall use all reasonable efforts to consult in good faith on a regular and frequent basis with the Representatives for Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Purchaser or such Representatives. The Companies and the Skip Jack Entities acknowledge that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall not have any liability or responsibility for any actions of any Seller, the Companies, the Skip Jack Entities or any Company Subsidiary, or any of their Representatives with respect to matters that are the subject of such consultations.

(d)    Deemed Consent. For any consents required under this Section 5,01, Purchaser is required to submit a written response within two (2) Business Days following disclosure to Purchaser by the Company of all material and relevant facts and information known to the Company, otherwise such failure to respond shall be deemed to be a written consent by Purchaser. Notwithstanding anything to the contrary contained herein, consents required under this Section 5,01 (Covenants Relating to Conduct of Business) shall be directed to [****], with a copy to [****], and either of [****] may provide such written consent or reject to provide such written consent of Purchaser via return email to the Principal.

(e)    Insurance. The Companies shall keep, or cause to be kept, all insurance policies set forth in Schedule 3,15, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

(f)    Restrictive Covenant Agreements. Sellers and the Companies shall take commercially reasonable efforts to cause the Restrictive Covenant Agreements to be delivered to Purchaser within twenty-one (21) days following the date hereof.

Section 5.02    No Solicitation. Sellers, the Companies and the Skip Jack Entities shall, effective upon the execution hereof terminate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid, and shall promptly after the execution hereof request each Person that has executed a confidentiality agreement in connection with its consideration of acquiring the Companies, the Skip Jack Entities or any Company Subsidiary or substantially all the business or assets of the Companies, the Skip Jack Entities or any Company Subsidiary to return all confidential information furnished to such Person by or on behalf of the Companies, the Skip Jack Entities or any Company Subsidiary. None of Sellers shall, nor shall any Seller authorize or permit the Companies, the Skip Jack Entities, any Company Subsidiary or any of their respective Representatives to, (i) solicit, initiate or encourage any Other Bid, (ii) enter into any Contract with respect to any Other Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of any Seller, the Companies, the Skip Jack Entities or any Company Subsidiary or any investment banker, attorney or other advisor or Representative of any Seller, the Companies, the Skip Jack Entities or any Company Subsidiary, whether or not such Person is purporting to act on behalf of such Seller, the Companies, the Skip Jack Entities, any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02 (No Solicitation) by such Seller, Skip Jack Entity and/or Company. Each Seller, the Companies and the Skip Jack Entities promptly shall advise Purchaser orally and in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry. “Other Bid” means any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving any of the Companies, any Company Subsidiary, or any Skip Jack Entity other than the Transactions and the acquisition of inventory in the Ordinary Course of Business.

Section 5.03    Access to Information. The Companies and the Skip Jack Entities shall, and shall cause the Company Subsidiaries to, afford to Purchaser and its lenders and their accountants, counsel and other Representatives reasonable access, upon reasonable notice during normal business hours during the period before the Closing, to all the personnel, properties, books, contracts, commitments, Tax Returns, records and financial, operating and other data of the Companies, the Skip Jack Entities and the Company Subsidiaries, and, during such period shall furnish promptly to Purchaser any information concerning the Companies, the Skip Jack Entities or a Company Subsidiary as Purchaser may reasonably request. The Companies shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to provide Purchaser with a reasonable opportunity to participate in all meetings and other communications with such Business Brokers and Business Carriers in connection with the Transactions.

Section 5.04    Confidentiality.

(a)    Purchaser acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of a confidentiality agreement between Purchaser and All Risks, dated December 18, 2019 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the restrictions on Purchaser and its Affiliates set forth in the Confidentiality Agreement shall terminate.

(b)    From and after the Closing, each Seller and the Skip Jack Entities shall, and shall cause their respective Related Persons and their respective Representatives to, hold in confidence and not disclose any and all information, whether written or oral, concerning the Companies and Company Subsidiaries and the Skip Jack Entities and their businesses, assets, liabilities and operations (including the identity of any Business Broker or any Business Carrier), and not use any such information for any purpose other than as specified herein (or in the furtherance of the business of the Companies and Company Subsidiaries as an employee thereof), except (i) as required to be disclosed by order of a Governmental Entity, subpoena, summons or legal or administrative process or by Law, (ii) for information that is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 5.04(b) (Confidentiality) or (iii) with respect to the Skip Jack Entities, in connection with the activities expressly contemplated by Section 5.16(c) (Transfer; Wind Down).

(c)    Each Seller and each Skip Jack Entity hereby assigns, effective at the Closing, to Purchaser its rights under all confidentiality agreements entered into by such Person with any other Person in connection with the proposed sale of the Companies to the extent such rights relate to the Companies and the Company Subsidiaries and are assignable. Each Seller and each Skip Jack Entity shall, upon the request of Purchaser, hold, maintain and enforce any such rights that are not assignable. Copies of all confidentiality agreements entered into by any Seller or any Skip Jack Entity with any Person in connection with the proposed sale of the Companies shall be provided to Purchaser on the Closing Date.

Section 5.05    Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other Transactions, including using all reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and to make all necessary registrations and filings (including filings with Governmental Entities, if any) and to take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity.

(b)    Before the Closing, each party hereto shall, and shall cause its controlled Affiliates to, use all reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from third parties necessary or appropriate to permit the consummation of the Acquisition; provided, however, that (i) the parties shall not be required to pay or commit to pay any amount to

(or incur any obligation in favor of) any Person from whom any such Consent may be required (other than customary filing fees payable to Governmental Entities and nominal filing or application fees payable to other third parties) and (ii) the Companies shall not, and shall cause the Company Subsidiaries not to, agree to any conditions or restrictions imposed by any third party.

(c)    Without limiting the generality of the foregoing, each of Sellers, the Companies and Purchaser shall as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery hereof, file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the Transactions. Any such notification and report form and other Filings shall be in substantial compliance with the requirements of the HSR Act. Each of Sellers, the Companies and Purchaser shall furnish to the others such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Sellers, the Companies and Purchaser shall keep each other apprised of the status of any communications with and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the Filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act.

(d)    Subject to Laws relating to the sharing of information, each of Sellers, the Companies and Purchaser shall have the right to review in advance, and to the extent practicable each will consult the others on, all the information relating to Sellers, Purchaser or the Companies, as the case may be, and any of their respective Related Persons, that appear in any Filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions.

(e)    Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have any obligation (nor shall the Companies be permitted to agree unless Purchaser so directs them) (x) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of any of its or its Affiliates’ (including, with respect to Purchaser, the Companies or any Company Subsidiary after the Closing) assets or businesses or (y) otherwise to take or commit to take any actions that would limit its or its Affiliates’ (including, with respect to Purchaser, the Companies or any Company Subsidiary after the Closing) freedom with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

Section 5.06    Expenses. Whether or not the Closing takes place, and except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such expense. Purchaser shall bear one-half and Sellers shall bear one-half of the HSR Act filing fee.

Section 5.07    Employee Matters.

(a)    All Risks shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date,

any Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (a “401(k) Plan”), unless Purchaser, in its sole and absolute discretion, provides All Risks with a written notice at least three (3) Business Days before the Closing that any such 401(k) Plan should not be terminated (a “Notice”). Unless Purchaser provides such a Notice, All Risks shall deliver to Purchaser, prior to the Closing Date, evidence that All Risks’ board of directors has validly adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to reasonable review by Purchaser), effective no later than the date immediately preceding the Closing Date.

(b)    If any of Arthur J. Gallagher & Co., AmRisc, BB&T Insurance Services or McGriff, Seibels & Williams, Inc. or any of their respective Affiliates (such entities and their Affiliates, collectively, being the “Certain Counterparties”) reduce or cease their respective volume of business with the Companies during the two (2)-year period following the Closing below their respective level of such business during the twelve (12) months preceding the Closing as a result of the transactions contemplated by this Agreement (“Lost Premium”), then Purchaser will provide to each individual (i) that is employed by the Purchaser, the Companies or one of their Affiliates after Closing, (ii) that was an employee of the Companies as of the Closing and had previously generated such business (or any portion thereof) with any of the Certain Counterparties and (iii) whose aggregate cash incentives would decrease as a result of such Lost Premium (each a “Covered Employee”) cash incentives no less favorable than such Covered Employee reasonably would have received absent the Lost Premium (“Make-Whole Compensation”); provided, that the amount of any Make-Whole Compensation shall be reduced by the amount of cash incentives of such Covered Employee attributable to (1) any Lost Premium with respect to any of the Certain Counterparties business that is placed into other markets and (2) any increase in premium with producers that the Companies did not have appointments with prior to Closing.

(c)    Notwithstanding anything herein to the contrary, the parties hereto do not intend for this Agreement to amend any Benefit Plan or to create any rights or obligations except between the parties to this Agreement. No current or former employee of the Companies or any Company Subsidiary, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder.

(d)    Prior to the Closing Date, neither the Companies nor any Company Subsidiary shall (and shall instruct that none of their respective officers or directors shall) make any representations to any employee of the Companies or any Company Subsidiary regarding post Closing employment matters, including post-Closing employee benefit plans and compensation, without the prior written approval of Purchaser, except that the Companies and any Company Subsidiary may make internal announcements to their employees that are consistent with prior public disclosures regarding the Transactions after reasonable prior notice to and consultation with Purchaser.

(e)    Purchaser shall cause All Risks to pay the amounts set forth on Schedule 5.07(e) to the corresponding employees of All Risks set forth thereon in accordance with the terms set forth thereon (net of all applicable withholding required by applicable Law in connection with such payroll distribution). Sellers’ Representative may revise Schedule 5.07(e) from time to time by written notice to the Purchaser prior to the Closing (provided that the aggregate amounts set forth thereon shall not exceed $25,000,000).

(f)    If Purchaser terminates the employment of any Person who is an employee of the Companies or any Company Subsidiary as of the Closing Date other than for Cause during the one (l)-year period following the Closing, Purchaser shall ensure such employee receives severance equal to at least twelve (12) months of base salary for such employee.

Section 5.08    Post-Closing Cooperation.

(a)    After the Closing, upon reasonable written notice, each Seller and Purchaser shall furnish or cause to be furnished to each other and their Related Persons and their respective employees, counsel, auditors and Representatives access, during normal business hours, to such information and assistance relating to the Companies and the Company Subsidiaries (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting purposes.

(b)    Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5,08 (Post-Closing Cooperation). Neither party shall be required by this Section 5,08 (Post-Closing Cooperation) to take any action that would unreasonably interfere with the conduct of the business of such party or its Affiliates or unreasonably disrupt the normal operations of such party or its Affiliates. For the avoidance of doubt, any information relating to the Companies and the Company Subsidiaries received by any Seller pursuant to this Section 5,08 (Post-Closing Cooperation) shall be subject to Section 5.04(b) (Confidentiality).

Section 5.09    Publicity. From the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued by any party hereto without the prior written consent of the Purchaser and Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Companies and Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Transactions after reasonable prior notice to and consultation with the other. Following the Closing Date, no public release or announcement concerning the Transactions shall be issued by any Seller or any Skip Jack Entity without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the Purchaser reasonable time to comment on such release or announcement in advance of such issuance. For the avoidance of doubt, the parties acknowledge and agree that (i) any communication made solely to the current or prospective members, investors, limited partners or financing sources of Purchaser regarding the subject matter of this Agreement or the transaction contemplated hereby, shall not constitute a “public release” or “announcement” for purposes of this Section 5,09 (Publicity) and (ii) Purchaser shall not be restricted from including information regarding the subject matter of this Agreement or the transaction contemplated hereby in the financial statements of Purchaser to the extent required by GAAP or distributing such financial statements to third parties in the ordinary course of Purchaser’s business.

Section 5.10    Records. On the Closing Date, each Seller and each Skip Jack Entity shall deliver or cause to be delivered to Purchaser copies of all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of such Seller or Skip Jack Entity relating to the business and operations of the Companies and the Company Subsidiaries, subject to the following exceptions any Seller may retain all Records prepared in connection with the sale of the Equity Interests, including bids received from other parties and analyses relating to the Companies and the Company Subsidiaries, and solely for purposes of asserting or protecting its rights under this Agreement or any Ancillary Agreement, Sellers’ Representative may retain one copy of all documents made available to Purchaser in any physical or electronic “data rooms”, management presentations or in any other form in expectation of the Transactions.

Section 5.11    Agreement Not To Compete.

(a)    Each Seller and each Skip Jack Entity understands that Purchaser shall be entitled to protect and preserve the going concern value of the business of the Companies and the Company Subsidiaries to the extent permitted by Law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5,11 (Agreement Not To Compete) and, therefore, for a period of five (5) years from the Closing (the “Noncompetition Period”), each Seller and each Skip Jack Entity shall not, and shall cause each of its respective Affiliates not to, directly or indirectly, without the written consent of Purchaser:

(i)    engage (as an owner, partner, member, shareholder, independent contractor, director, manager, employee, consultant, agent, advisor or otherwise), except in the course of any employment or consulting arrangement with Purchaser or its Affiliates, in activities or businesses, or establish any new businesses, within the United States of America that are substantially in competition with the business of the Companies or any Company Subsidiary as conducted immediately prior to the Closing (“Competitive Activities”), including (A) soliciting or inducing any Insured, Broker, Producer or Business Carrier to terminate or modify its relationship with the Companies or a Company Subsidiary or their current or future Affiliates, (B) accepting commission income or fees from or, directly or indirectly, solicit or contact, or direct any Person to solicit or contact, for the purpose of engaging in Competitive Activities, any current or prospective Business Carriers, Producers or Business Brokers with respect to the business of the Companies or any Company Subsidiary and (C) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A) or clause (B) above;

(ii)     (A) soliciting, recruiting or hiring any employee of the Companies or any Company Subsidiary or Person who has worked for the Companies or any Company Subsidiary or (B) soliciting or encouraging any employee of the Companies or any Company Subsidiary to leave the employment of the Companies or any Company Subsidiary; provided, the provisions set forth in this clause (ii) shall not be violated by general advertising or solicitation not specifically targeted at any employee or independent contractor of the Companies or any Company Subsidiary (so long as such Persons are not hired or otherwise engaged during the Noncompetition Period); or

(iii)    make (or cause to be made) to any Person any disparaging or derogatory statements concerning the Companies or the Company Subsidiaries or Purchaser, or any of their respective Related Persons (or any of their products or services), except that the nothing in this Section shall be deemed to limit or otherwise interfere with Sellers’ rights to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

(b)    Section 5.11(a) (Agreement Not To Compete) shall be deemed not breached solely as a result of the ownership by any Seller or any of its Affiliates of less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange.

(c)    Notwithstanding any other provision hereof, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII (Tax Matters and Indemnification) and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.11(a) (Agreement Not To Compete). Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants. Rights and remedies provided for in this Section 5,11 (Agreement Not To Compete) are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable Law. In the event of an actual breach or violation by any Seller or its Affiliates of a covenant in this Agreement, the Noncompetition Period shall be tolled until such breach or violation has been duly cured.

(d)    Each Seller and each Skip Jack Entity agrees and acknowledges that the duration, scope and geographic area of the covenants described in this Section 5,11 (Agreement Not To Compete) are fair, reasonable and necessary in order to protect the Companies’ goodwill and other legitimate interests of the Companies and the Company Subsidiaries as those interests exist as of the date hereof. Each Seller understands that the provisions of this Section 5.11(a) (Agreement Not To Compete) limits the ability of such Seller or such Skip Jack Entity and each of their respective Affiliates to invest in or otherwise be engaged with or by a business similar to the business of the Companies and the Company Subsidiaries, subject to the exceptions set forth above.

Section 5.12    Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5,05 (Reasonable Best Efforts)), as such other party may reasonably deem necessary or desirable to consummate the Transactions, including, in the case of Sellers and the Skip Jack Entities, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

Section 5.13    Acquisition Financings.

(a)    Purchaser shall use all reasonable best efforts to obtain (or cause to be obtained) the Acquisition Financings on the terms and subject to the conditions (including any “flex” provisions) described in the Commitment Letters, including using all reasonable best efforts to: (i) maintain in effect the Commitment Letters and negotiate in good faith and enter into definitive agreements with respect to the Acquisition Financings on the terms and subject to the conditions (including any “flex” provisions) reflected in the Commitment Letters or on other terms that are acceptable in good faith to Purchaser, provided that such terms do not, without the consent of the Sellers, contain any conditions to funding that are not set forth in the Commitment Letters and otherwise would not reasonably be expected to have a Purchaser Material Adverse Effect; (ii) comply (or cause to be complied) on a timely basis with all covenants, and satisfy (or cause to be satisfied) on a timely basis all conditions, required to be complied with or satisfied by Purchaser or its Affiliates in the Commitment Letters and in such definitive financing agreements (in each case, to the extent within the Purchaser’s or its Affiliates’ reasonable control); (iii) if the conditions contained in Section 6,01 (Conditions to Each Party’s Obligation) and Section 6,02 (Conditions to Obligations of Purchaser) of this Agreement and the conditions to the Acquisition Financings have been satisfied or waived (or are capable of being satisfied at the Closing, subject to the satisfaction thereof), cause the Acquisition Financings to be consummated at such time or from time to time as is necessary for Purchaser to satisfy its obligations under this Agreement; and (iv) pay in a timely manner any and all commitment or other fees that become payable by Purchaser under the applicable Commitment Letter prior to or following the date hereof, to the extent that the failure to pay such fees would reasonably be expected to adversely impact the availability of the financing thereunder; provided, however, that, notwithstanding anything to the contrary contained herein, Purchaser shall have the right to substitute other debt or equity financing for all or any portion of the Acquisition Financings from the same or alternative financing sources so long as such substitute financing is subject to funding conditions that are not materially less favorable to Purchaser than the funding conditions set forth in the Debt Commitment Letter and so long as such substitute financing would not reasonably be expected to have a Purchaser Material Adverse Effect, reduce the aggregate amount of the Acquisition Financings to less than would be required for Purchaser to consummate the Transactions or materially delay the consummation of the Transactions and (2) Purchaser shall not be required to, and Purchaser shall not be required to cause any other Person to, commence, participate in, pursue or defend any Proceeding against or involving any of the Persons that have committed to provide any portion of, or otherwise with respect to, the Acquisition Financings. In the event any alternative or substitute financing is obtained by Purchaser in accordance with the terms of this Section 5.13(a) (Acquisition Financings) (the “Alternative Financing”), references herein to the Acquisition Financings (including, for avoidance of doubt, the references in this Section 5,13 (Acquisition Financings), but excluding references in Section 4,06 (Financing)) shall be deemed to refer to the Alternative Financing, and if a new financing commitment letter is entered into in connection with such Alternative Financing (the “New Commitment Letter”), references herein to the Commitment Letter (including, for avoidance of doubt, the references in this Section 5,13 (Acquisition Financings), but excluding the references in Section 4,06 (Financing) and in clause (ii) of the immediately preceding sentence) shall be deemed to refer to the New Commitment Letter.

Purchaser will provide All Risks with a copy of any New Commitment Letter obtained by Purchaser in connection with an Alternative Financing as promptly as practicable after the execution thereof.

(b)    Purchaser shall keep All Risks reasonably informed with respect to all material activity concerning the status of the Acquisition Financings, including the status of Purchaser’s efforts to comply with its covenants under, and satisfy the conditions (including any “flex” provisions) contemplated by, the Commitment Letters and shall give All Risks prompt notice within two (2) Business Days of any event or change that Purchaser determines will materially and adversely affect the ability of Purchaser to consummate the Acquisition Financings. Without limiting the foregoing, Purchaser agrees to notify All Risks promptly within two (2) Business Days if at any time: (i) any Commitment Letter shall expire or be terminated for any reason; (ii) any financing source that is a party to any Commitment Letter notifies Purchaser that such source no longer intends to provide financing to Purchaser on the terms set forth in the Commitment Letter; or (iii) Purchaser otherwise determines that Purchaser is unlikely to timely receive any portion of the Acquisition Financings. Purchaser shall not, without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), amend any Commitment Letter or the definitive financing agreements, as applicable, in any manner (including by way of a side letter or other binding agreement, arrangement or understanding) that would: (A) expand in any material respect or amend in a manner materially adverse to Purchaser the conditions to the obligations of the lenders or financing sources to make the Acquisition Financings available set forth in the Commitment Letter; (B) prevent or materially impair or delay the Closing; (C) subject to Purchaser’s right to obtain substitute financing set forth in Section 5.13(a) (Acquisition Financings), reduce the aggregate amount of financing set forth in the Commitment Letters to an amount below the amount needed (in combination with all funds held by or otherwise available to Purchaser at the Closing) to consummate the Transactions; or (D) materially and adversely impact the ability of Purchaser to enforce its rights against the other parties to the Commitment Letters or the definitive financing agreements, as applicable. Purchaser shall deliver to Sellers’ Representative a copy of the definitive financing agreements as promptly as practicable within two (2) Business Days after the execution and delivery thereof, unless Closing shall have already occurred.

(c)    During the pre-Closing period, upon the reasonable written request of Purchaser, the Companies shall, and shall cause the Company Subsidiaries and their respective Representatives to, use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser’s financing of the Transactions, including by: (i) participating in meetings, road shows, due diligence sessions and sessions with rating agencies, investors and prospective lenders in which Pat Ryan and Tim Turner participate (including customary meetings between the lenders under the definitive financing agreements and senior management of the Companies) and by video or audio conference for other meetings attended by other senior executives of Purchaser; (ii) providing to Purchaser and the lenders on a timely basis the information and data related to the Companies and the Company Subsidiaries as set forth on Exhibit 5,13 and financial and other information customarily prepared by the Companies or the Company Subsidiaries in the Ordinary Course of Business and taking commercially reasonable efforts to provide any other financial or other information that is requested by Purchaser to consummate the Financing, if such other financial or other information is readily available to the Companies, their accountants, Ellin & Tucker, and Reagan Consulting, Inc. without having to obtain information or services from any other third party for purposes of generating or providing such financial or other information; (iii) cooperating in marketing efforts and assisting in a timely manner in the preparation of offering memoranda, bank information memoranda, prospectuses, informational and marketing materials and other similar documents; (iv) furnishing all documentation and other information required by the lenders under the definitive financing agreements under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; and (vi) taking all corporate actions reasonably necessary to permit the consummation of the Financing; provided, however, that (i) no such cooperation shall be required to the extent it would (A) unreasonably disrupt the conduct of the Companies’ and the Company Subsidiaries’ business, (B) require the Companies or the Company Subsidiaries to incur any fees, expenses or other liability prior to the Closing Date for which it is not promptly reimbursed or simultaneously indemnified, (C) cause any representation or warranty in this Agreement or any Ancillary Agreement to be breached, (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement or any Ancillary Agreement or (E) be reasonably expected to cause any director, officer or employee of the Companies or any Company Subsidiary to incur any material personal liability and (ii) the Companies and the Company Subsidiaries shall not be required to execute any credit or security documentation or similar agreement prior to the Closing Date.

(d)    In each case of subsection (c), the Companies’ cooperation shall be at Purchaser’s written request with reasonable prior notice and at Purchaser’s sole cost and expense. The Companies and Principal shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Acquisition Financings. None of the Sellers, the Companies, any Company Subsidiaries nor any of its and their respective Affiliates or its and their respective representatives shall have any liability to Purchaser or its Affiliates in respect of any financial statements, other financial documents or data or other information furnished pursuant to this Section 5,13 (Acquisition Financings). Notwithstanding anything in this Agreement to the contrary, (A) no Seller, neither Company, no Company Subsidiary, Principal nor any of their Affiliates shall be required to (1) enter into any agreement that is not contingent upon the Closing or would be effective prior to the Closing, or (2) take any action that would encumber any of their assets prior to the Closing or would encumber any assets of Principal at any time, and (B) no Seller, neither Company, no Company Subsidiary, Principal nor any of their Affiliates shall be required to (1) take any action that would result in a breach of any contract or violate any applicable Law, (2) bear (or enter into any binding agreement with respect to) any cost or expense (other than as provided in this Agreement), in each case, that is not reimbursed by Purchaser prior to Closing, or (3) pay (or enter into any binding agreement with respect to) any commitment or other fee, in each case, that is not reimbursed by Purchaser prior to Closing, or make any other payment or incur any other liability, in each case, that is not reimbursed by Purchaser prior to Closing, or provide or agree to provide any indemnity that is effective prior to Closing (other than as provided in this Agreement).

(e)    All non-public or otherwise confidential information regarding the Companies obtained by Purchaser or its Representatives pursuant to this Section 5,13 (Acquisition Financings) shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to potential syndicate members, other potential lenders or potential participants, subject to customary confidentiality undertakings by such potential syndicate members, other potential lenders or potential participants, and except as otherwise required by applicable securities laws and other applicable law.

(f)    The Companies hereby consent to the use of their and the Company Subsidiaries’ logos, trademarks and trade names in connection with any dissemination by the Financing Sources in connection with the syndication and arranging of the Financing; provided that such logos, trademarks and trade names are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Companies and the Company Subsidiaries or the reputation or goodwill of any of them.

(g)    Purchaser shall promptly, upon request by Sellers’ Representative, reimburse Sellers’ Representative for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ costs and expenses) incurred by any Seller, the Companies, any Company Subsidiary, Principal and any of their Affiliates in connection with its cooperation contemplated by this Section 5,13 and shall indemnify and hold harmless Sellers, the Companies, the Company Subsidiaries, Principal and any of their Affiliates and representatives from and against all direct and actual Losses suffered or incurred by any of them in connection with the arrangement of the Acquisition Financings, any action taken by them at the request of Purchaser pursuant to this Section 5,13 and any information used in connection therewith unless such Losses arise from the Companies’ and any of their Affiliates’ providing materially misleading or false information pursuant to Exhibit 5.13 and Section 5.13(c) (Acquisition Financings).

Section 5.14    WARN Matters. Sellers shall, upon Closing, provide Purchaser with a list of all “employment losses” as defined in WARN occurring during the ninety (90) days prior to and including the Closing Date, identifying for each such employment loss the date the loss occurred, the affected employee’s position, and his or her work location (and if working remotely, reporting location) (the “WARN Act List”).

Section 5.15    Data Room. Within five (5) Business Days after the date of this Agreement, All Risks shall deliver to Purchaser six (6) copies of the “Project Champion” virtual data room hosted by FirmEx, conforming to the requirements, if any, in the R&W Policy.

Section 5.16    Transfer; Wind Down.

(a)    Concurrently with the Closing, the Skip Jack Entities shall transfer to Stetson Insurance Funding, LLC all of the Skip Jack Entities’ right, title and interest in, to and under all expirations or renewals, free and clear of all Liens, other than Permitted Liens. Prior to Closing, the Skip Jack Entities shall not sell, transfer or lease any of the foregoing assets to any Person.

(b)    Following Closing, the Skip Jack Entities shall not generate any “PFAs”, including for new or renewal insurance. All new and renewal insurance quotes of the Skip Jack Entities will be released by Purchaser or one of its Affiliates with an automated Stetson PFA quote. The Skip Jack Entities shall not honor any premium finance quotes other than, for a period of sixty (60) days following Closing, any such quotes that exist as of the Closing Date. Conversely, if so desired, upon receipt of signed Skipjack PFA, the PFA may, at the election of Purchaser, be recreated on a Stetson PFA and resubmitted for signature of retail agent/insured. The Skip Jack Entities may also continue to quote additional premiums related to the book of business of the Skip Jack Entities as it exists on the Closing Date (e.g., endorsements to a loan currently on the Skip Jack systems) that do not constitute a new or renewal insurance policy.

(c)    As promptly as reasonably practicable following the Closing, the Skip Jack Entities shall take such actions as may be necessary to cease all material business activities (other than as expressly permitted in clause (b) above); provided, however, in connection therewith, the Skip Jack Entities shall not transfer or sell any of its material assets to a third party, other than tangible assets such as furniture and equipment, which, in each case, are not specific to the operation of the type of business conducted by the Companies or any Company Subsidiary and do not contain or reflect any information related to Purchaser or the business of the Companies or any Company Subsidiary. During the pendency of such wind-down operations, Purchaser shall arrange to have employees of All Risks who provided services to the Skip Jack Entities to continue to provide services similar in nature and amount to the Skip Jack Entities without charge.

Section 5.17    Termination of Agreements. On or prior to the Closing, the Companies and Company Subsidiaries and the Sellers shall terminate (without further liability to the Companies and Company Subsidiaries) the Contracts set forth on Schedule 3.20(a), except those Contracts set forth on Schedule 5,17. On or prior to the Closing, the Companies and Company Subsidiaries and the Skip Jack Entities shall terminate (without further liability to the Companies and Company Subsidiaries) all Contracts and intercompany accounts between the Companies or any Company Subsidiary, on the one hand, and any Skip Jack Entity, on the other hand.

Section 5.18    Modification to the R&W Policy. Any amendments, modifications or supplements to, or waivers under, the R&W Policy that would reasonably be expected to be adverse to any Seller shall require the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.19    Identified Long-Term Incentive Plans. Purchaser agrees to make the payments set forth on the Identified Long-Term Incentive Plans Spreadsheet in accordance with the terms and conditions of the Identified Long-Term Incentive Plans.

Section 5.20    Certain Employees. The Companies shall take such efforts as are necessary to cause: (a) the employees listed on Schedule 5.20(a) not to be employed by the Companies or any of the Company Subsidiaries as of the Closing Date, and (b) all arrangements with such employees other than as are listed on Schedule 5.20(b) to be terminated prior to the Closing without further liability of any kind to the Companies or the Company Subsidiaries, in each case in accordance with the terms of such arrangements and with applicable Law.

ARTICLE VI

Conditions Precedent

Section 6.01    Conditions to Each Party’s Obligation. The obligation of Purchaser and Sellers to consummate the Transactions is subject to the satisfaction (or waiver by Purchaser and Sellers’ Representative) on or before the Closing Date of the following conditions:

(a)    Approvals. Any waiting period (and any extension thereof) applicable to the Acquisition under the HSR Act shall have been terminated or shall have expired.

(b)    No Injunctions or Restraints. No Law, Judgment or other legal restraint preventing the consummation of the Acquisition shall be in effect.

Section 6.02    Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the satisfaction (or waiver by Purchaser) on or before the Closing Date of the following conditions:

(a)    Representations and Warranties. Each Fundamental Representation shall be true and correct, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such Fundamental Representation expressly relates to another date (in which case as of such other date). Purchaser shall have received a certificate signed by the Sellers to such effect with respect to the Fundamental Representations in Article II (the “Sellers’ Fundamental Representations Certificate”) and a certificate signed by the Companies, Nichols and the Principal to such effect with respect to the Fundamental Representations in Article III (the “Companies’ Fundamental Representations Certificate” and together with the Sellers’ Fundamental Representations Certificate, the “Fundamental Representations Certificates” ). Each representation and warranty of Sellers and the Companies herein (other than any Fundamental Representations) shall be true and correct (without giving effect to any materiality, Seller Material Adverse Effect or Company Material Adverse Effect or similar materiality qualifier (other than the Materiality Scrape Exceptions) as of the date hereof and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representation and warranty expressly relates to another date (in which case as of such other date) and (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect. Purchaser shall have received a certificate signed by the Sellers to such effect with respect to the representations and warranties set forth in Article II (the “Sellers’ Non-Fundamental Representations Certificate” ) and a certificate signed by the Companies, Nichols and Principal to such effect with respect to the representations and warranties set forth in Article III (the “Companies’ Non-Fundamental Representations Certificate” and together with the Sellers’ Non-Fundamental Representations Certificate, the “Non-Fundamental Representations Certificates” ).

(b)    Performance of Obligations of Sellers. Each Seller and the Companies shall have performed or complied with in all material respects each obligation and covenant required by this Agreement to be performed or complied with by such Seller or the Companies, as applicable, on or before the Closing Date, and Purchaser shall have received a certificate signed by each Seller and the Companies to such effect.

(c)    Absence of Governmental Proceedings. There shall not be pending or threatened any Proceeding by any Governmental Entity (i) challenging or seeking to restrain or prohibit any Transaction or seeking to obtain from Purchaser, any of its Related Persons, the Companies or the Company Subsidiaries in connection with the Transactions any material damages, (ii) seeking to prohibit or limit the ownership, control or operation by Purchaser or any of its Related Persons of the Equity Interests (including the right to vote the Equity Interests on all matters properly presented to the stockholders of All Risks or the members of ICS, as applicable), or any material portion of the business or assets of Purchaser, any of its Related Persons, the Companies or any of the Company Subsidiaries, (iii) seeking to compel Purchaser, any of its Related Persons, the Companies or any of the Company Subsidiaries to sell, divest, license or dispose of any material portion of its business or assets, or to take or commit to take any actions that would limit its freedom with respect to, or its ability to retain, one or more of their businesses, product lines or asset, in each case as a result of the Transactions or (iv) that may result in the imposition of criminal liability or the imposition of material regulatory fines or material damages on the Companies or any Company Subsidiary.

(d)    Absence of Company Material Adverse Effect. There shall not have occurred any event since the date of this Agreement and no circumstance shall exist that constitute a Company Material Adverse Effect, and Purchaser shall have received a certificate signed by the Companies to such effect.

(e)    Consents. Purchaser shall have received the written Consents identified on Exhibit D in form and substance reasonably acceptable to Purchaser.

(f)    Employees. Producers (excluding Eric Dilaura, Daniel Decastro, Andrew Thompson, Matt Bell, David Mullican and Beau Hume) representing at least 95% of the revenue of all Producers as of the date hereof (excluding Eric Dilaura, Daniel Decastro, Andrew Thompson, Matt Bell, David Mullican and Beau Hume) shall be employed by the Companies or Company Subsidiary on the Closing Date. The employees listed on Schedule 6,02(f)(i) shall be employed by the Companies or Company Subsidiary on the Closing Date and shall not have formally expressed any intention to terminate their employment following Closing. The employees listed on Schedule 6,02(f)(ii) shall have entered into, as indicated on such Schedule, (i) employment agreements (the “Employment Agreements”) with the Companies or a Company Subsidiary, effective as of the Closing Date, in form and substance reasonably acceptable to Purchaser, which shall be in full force and effect and (ii) restrictive covenant agreements (the “Restrictive Covenant Agreements”) with Purchaser, effective as of the Closing Date, in form and substance substantially equivalent to the form set forth on Exhibit H or as otherwise reasonably acceptable to Purchaser, which shall be in full force and effect.

(g)    Closing Deliverables. Sellers’ Representative and Sellers shall have furnished the closing deliverables pursuant to Section 1.03(a) and (b).

Section 6.03    Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or waiver by Sellers’ Representative) on or before the Closing Date of the following conditions:

(a)    Representations and Warranties. Each Purchaser Fundamental Representation shall be true and correct, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such Purchaser Fundamental Representation expressly relates to another date (in which case as of such other date). Each representation and warranty of Purchaser made herein (other than the Purchaser Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representation and warranty expressly relate to another date (in which case as of such other date), in each case, except for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. Sellers’ Representative shall have received a certificate signed by Purchaser to the effect of the preceding sentence.

(b)    Performance of Obligations of Purchaser. Purchaser shall have performed or complied with in all material respects each obligation and covenant required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date, and Sellers’ Representative shall have received a certificate signed by Purchaser to such effect.

(c)    Valid Issuance of Units. The Purchaser shall have fulfilled its obligations with respect to the Rollover Transactions.

(d)    Closing Deliverables. Purchaser shall have furnished the closing deliverables pursuant to Section 1,03(b)(ii) (Transactions to Be Effected at the Closing).

Section 6.04    Frustration of Closing Conditions. Neither Purchaser nor any Seller may rely, either as a basis for not consummating the Acquisition or the other Transactions or terminating this Agreement and abandoning the Acquisition, on the failure of any condition set forth in this Article VI (Conditions Precedent) to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01    Termination.

(a)    Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Transactions abandoned at any time before the Closing:

(i)    by mutual written consent of Sellers’ Representative and Purchaser;

(ii)    by Sellers’ Representative if (A) there have been one or more breaches by Purchaser of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Sellers’ Representative and would result in the failure to satisfy any of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) or Section 6,03 (Conditions to Obligation of Sellers) and such breaches have not been cured within thirty (30) days after written notice thereof has been received by Purchaser or (B) any of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) or Section 6,03 (Conditions to Obligation of Sellers) has become incapable of being satisfied on or before August 31, 2020 (the “Outside Date”) and has not been waived by Sellers’ Representative;

(iii)    by Purchaser if (A) there have been one or more breaches by Sellers, Skip Jack Entities or the Companies of any of their representations, warranties, covenants or agreements contained herein that have not been waived by Purchaser and would result in the failure to satisfy any of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) or Section 6,02 (Conditions to Obligation of Purchaser) and such breaches have not been cured within thirty (30) days after written notice thereof has been received by Sellers’ Representative or (B) any of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) or Section 6,02 (Conditions to Obligation of Purchaser) has become incapable of being satisfied on or before the Outside Date and has not been waived by Purchaser;

(iv)    by Sellers’ Representative, if the Closing does not occur on or before the Outside Date; provided, however, that the Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this subsection (iv) if the Companies’, any Seller’s or the Sellers’ Representative’s breach of this Agreement has prevented the consummation of the Transactions contemplated hereby at or prior to such time;

(v)    by Purchaser, if the Closing does not occur on or before the Outside Date; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this subsection (v) if Purchaser’s breach of this Agreement has prevented the consummation of the Transactions contemplated hereby at or prior to such time; or (vi) by either Purchaser, on the one hand, or the Sellers’ Representative, on the other hand, upon written notice to the other party, if a Governmental Entity of competent jurisdiction has issued an Judgment permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Judgment has become final and non-appealable; provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (vi) if that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

(b)    In the event of termination by Sellers’ Representative or Purchaser pursuant to this Section 7,01 (Termination), written notice thereof shall forthwith be given to the other and the Transactions shall be terminated, without further action by any party.

Section 7.02    Effect of Termination; Reverse Termination Fee.

(a)    If this Agreement is terminated and the Transactions are abandoned as described in Section 7,01(Termination), then this Agreement shall become null and void and of no further force and effect, and all further obligations of the parties under this Agreement will terminate, except for Section 5,04 (Confidentiality), Section 5,06 (Expenses), Section 5,09 (Publicity), Section 7,01 (Termination), this Section 7,02 (Effect of Termination; Reverse Termination Fee) and Article IX (General Provisions), and except with respect to Fraud and Willful Breach (other than solely with respect to a breach of Purchaser’s obligation to consummate the Transactions because the Acquisition Financing is not available (except in the event that the Financing is not available due to a Willful Breach by Purchaser of its obligations under Section 5,13 (Acquisition Financings)), the sole remedy for which will be Section 7.02(b) (Effect of Termination; Reverse Termination Fee)).

(b)    Notwithstanding the foregoing, if (i) all of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) and Section 6,02 (Conditions to Obligation of Purchaser) have been and continue to be satisfied (other than those conditions, which by their terms, are to be, and can be, satisfied by actions taken at Closing), (ii) the Companies and the Sellers have not Willfully Breached any of their obligations contained in Section 5,13 (Acquisition Financings) in a manner that materially causes the Financing not to be consummated prior to the Outside Date, (iii) the Sellers’ Representative, on behalf of the Sellers and the Companies, irrevocably certifies in writing that (A) all of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) and Section 6,02 (Conditions to Obligation of Purchaser) have been satisfied (other than those conditions, which by their terms, are to be, and can be satisfied by actions taken at Closing) or will be waived by the Companies and Sellers’ Representative, and (B)

the Sellers’ Representative, the Companies and the Sellers are prepared to consummate the Closing and they stand ready, willing and able to consummate the Closing, and (iv) Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) Business Days after (x) all of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) and Section 6,02 (Conditions to Obligation of Purchaser) have been satisfied and (y) the Sellers’ Representative has made the certification required by Section 7.02(b)(iii) (Effect of Termination; Reverse Termination Fee) (but in no event earlier than the Earliest Closing Date), then, in the event that the Sellers’ Representative validly terminates this Agreement pursuant to Section 7,01(a)(ii) (Termination), Purchaser shall pay, or cause to be paid, a termination fee equal to Fifty-Five Million Dollars ($55,000,000) (the “Reverse Termination Fee”) to the Sellers’ Representative, on behalf of the Sellers (it being understood that in no event shall Purchaser be required to pay the Reverse Termination Fee on more than one occasion or at all if Sellers’ Representative, the Sellers or the Companies are granted specific performance of Purchaser’s obligations to consummate the transactions contemplated by this Agreement pursuant to Section 9,09 (Enforcement)). Purchaser shall pay the Reverse Termination Fee promptly, but in any event within five (5) Business Days, after the date of any such termination by the Sellers’ Representative, by wire transfer of same day funds to an account designated by the Sellers’ Representative or its designee.

(c)    Notwithstanding anything to the contrary, if Purchaser becomes obligated to pay the Reverse Termination Fee pursuant to Section 7.02(b) (Effect of Termination; Reverse Termination Fee) and actually pays such Reverse Termination Fee, each of the parties acknowledges and agrees that the right of the Sellers’ Representative to receive the Reverse Termination Fee in accordance with Section 7.02(b) (Effect of Termination; Reverse Termination Fee) shall (x) constitute liquidated damages with respect to any claim which the Sellers’ Representative, each of the Sellers or the Companies would otherwise be entitled to assert against Purchaser, any Specified Person (as defined below) or any of their respective assets, with respect to any such termination of this Agreement, and (y) be the sole and exclusive remedy of the Sellers’ Representative, each of the Sellers and the Companies and each of their respective Affiliates and Representatives against or with respect to Purchaser, and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Purchaser or any current or future equity holder,controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or of any of the foregoing (collectively, the “Specified Persons”) or the Financing Sources for any Loss suffered as a result of any breach of any covenant or agreement, the failure of the transactions contemplated by this Agreement to be consummated, or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Reverse Termination Fee is payable pursuant to Section 7.02(b) (Effect of Termination; Reverse Termination Fee), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising under this Agreement. For the avoidance of doubt, in the event the Closing does not occur, in no event shall the Specified Persons be subject to (nor shall the Companies, the Sellers’ Representative, the Sellers or any of their Subsidiaries, stockholders, or any other Person seek to recover) any damages, other than the Reverse Termination Fee (if and when payable), for any Losses arising from or in connection with breaches by Purchaser of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action in Law or equity that the Companies, the Sellers’ Representative, the Sellers, any of their Subsidiaries, or any other Person may have for any Loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated. While the Companies or the other parties hereto may pursue both a grant of specific performance under Section 9,09 (Enforcement) and the payment of the Reverse Termination Fee under Section 7.02(b) (Effect of Termination; Reverse Termination Fee), under no circumstances shall the Companies, the Sellers’ Representative, and the Sellers, be permitted or entitled to receive both a grant of specific performance and payment of the Reverse Termination Fee.

(d)    Notwithstanding any provision of this Agreement, the Companies, the Sellers’ Representative, and the Sellers agree, on their behalf and on behalf of their Subsidiaries and Affiliates, that none of the Financing Sources shall have any liability or obligation to the Companies, the Sellers’ Representative, the Sellers or their Subsidiaries and Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Financing). Section 7.02(c) (Effect of Termination; Reverse Termination Fee) and this Section 7.02(d) (Effect of Termination; Reverse Termination Fee) is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Companies, the Sellers’ Representative and the Sellers.

ARTICLE VIII

Tax Matters and Indemnification

Section 8.01    Tax Matters.

(a)    Indemnification.

(i)    Sellers shall be liable for (in accordance with Section 8.02(c) (Liability)), and, pursuant to the provisions of this Article VIII (Tax Matters and Indemnification), shall indemnify and defend each Purchaser Indemnitee against and hold it harmless from, any Losses suffered or incurred by such Purchaser Indemnitee arising out of, involving or otherwise in respect of or relating to Pre-Closing Taxes; provided, however, that Sellers shall not be liable for any Tax liability to the extent (A) such Tax liability is taken into account in computing the Working Capital or Closing Indebtedness or otherwise results in a reduction to the Purchase Price pursuant to Section 1,04 or (B) constituting the cost of routine tax preparation or any tax audit prior to the issuance by an applicable taxing authority of a proposed adjustment.

(ii)    For purposes of paragraph (a)(i) and for purposes of calculating any Reclosing Refund, whenever it is necessary to determine the liability for Taxes (or refund with respect thereto) of any Company or any Company Subsidiary for a Straddle Period, the determination of the Taxes (or refund) of the Company or Company Subsidiary for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company or Company Subsidiary for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or Company Subsidiary were closed at the close of the Closing Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property (“Property Taxes”), franchise based solely on capital, and depreciation deductions, shall be apportioned between such two (2) taxable years or periods on a daily basis. In determining whether a Property Tax is attributable to a Tax period ending on or before the Closing Date or a Straddle Period (or portion thereof), any Property Tax shall be deemed a Property Tax attributable to the taxable period specified on the relevant Property Tax bill.

(b)    Transfer Taxes. Sellers jointly and severally, on the one hand, and Purchaser, on the other hand, shall each be liable for 50% of any Transfer Taxes imposed on the transactions contemplated by this Agreement. The party with the statutory responsibility shall prepare and file all necessary Tax Returns with respect to all such Transfer Taxes, and the nonfiling party shall cooperate in the preparation process and advance to the filing party its portion of any Transfer Taxes reflected on any such Tax Return at least two (2) Business Days prior to the due date for such Transfer Taxes.

(c)    Tax Returns. Sellers’ Representative shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by the Companies and each Company Subsidiary on or prior to the Closing Date, and the federal and applicable state income Tax Returns of the Companies and each Company Subsidiary for any taxable period ending on or prior to the Closing Date. Seller’s Representative shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Purchaser shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by the Companies and each Company Subsidiary with respect to taxable years or periods beginning prior to the Closing Date and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All Tax Returns that Sellers’ Representative is required to file or cause to be filed in accordance with this paragraph (c) shall: (1) be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), except as otherwise required by Law or if consistent with the provisions of this Agreement, and (2) to the extent such Tax Return could reasonably be expected to affect the liability for Taxes of any Purchaser Indemnitee, be provided to Purchaser for Purchaser’s review and comment (which comments Sellers’ Representative shall review and consider in good faith) not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date). Any Tax Returns that are the responsibility of the Purchaser pursuant to this paragraph shall be prepared and filed in a manner consistent with past practice of the Company and the Company Subsidiaries and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of accelerating income to periods ending prior to the Closing Date or deferring deductions to periods ending after the Closing Date except as otherwise required by law or consistent with the provisions of this Agreement. Purchaser shall provide Sellers’ Representative a copy of such Tax Returns of the Companies and each Company Subsidiary the filing of which are the responsibility of Purchaser pursuant to this paragraph not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date) for Sellers’ Representative’s review and comment (which comments Purchaser shall review and consider in good faith). Seller’s Representative, on behalf of Sellers, and Purchaser shall reimburse the other party the Taxes for which such party is liable pursuant to paragraph (a) of this Section 8,01 (Tax Matters) but which are remitted in respect of an Tax Return to be filed by the other party pursuant to paragraph (c) upon the written request of the other party setting forth in detail the computation of the amount owed by Sellers or Purchaser, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Section 8,02 (Other Indemnification by Sellers).

(d)    Assistance and Cooperation. After the Closing Date, each of Sellers’ Representative (on behalf of Sellers) and Purchaser shall (and shall cause their respective Affiliates to):

(i)    timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.01(b) (relating to Transfer Taxes);

(ii)    reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.01(c) and in connection therewith, provide the other party with any reasonably necessary powers of attorney;

(iii)    reasonably cooperate in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies or any Company Subsidiary (except as otherwise provided in Section 8.01(g);

(iv)    make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies or any Company Subsidiary; and

(v)    furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(e)    Termination of Tax Allocation Arrangements. Any Tax allocation, Tax indemnity or Tax Sharing Agreement (other than Agreements entered into in the Ordinary Course of Business the principal purpose of which is not Taxes) between the Companies or any Company Subsidiary, on the one hand, and any Person (other than the Companies or any Company

Subsidiary), on the other hand, shall be terminated as to the Company or applicable Company Subsidiary on or prior to the Closing, and after the Closing neither the Company nor any Company Subsidiary shall have any liability thereunder.

(f)    Conversion.

(i)    One day prior to Closing, Sellers shall cause All Risks to convert pursuant to Section 3-901 of the Maryland General Corporation Law into a Maryland limited liability company (such converted company, the “Converted Company”) (the “Conversion”). The Conversion shall be effected in accordance with documentation provided to Purchaser at least five (5) Business Days in advance of the Conversion which documentation shall be in a form and substance reasonably acceptable to Purchaser (the “Conversion Documentation”). Sellers agree to reasonably cooperate with Purchaser to file any protective election on Internal Revenue Service Form 8832 to classify All Risks as a partnership, which election will not be filed prior to the Closing Date. In addition, on the Closing Date, as part of the Closing, Sellers shall file an Internal Revenue Service Form 8832 electing for ICS to be disregarded as a separate entity with an effective date the day prior to Closing (the “DRE Election”).

(ii)    For federal and applicable state and local income tax purposes, it is intended that (A) the Conversion and DRE Election will be treated as a complete liquidation of All Risks and ICS, respectively, governed by Sections 331 and 336 of the Code, (B)the purchase of the All Risks Interests, pursuant to Rev. Rul. 99-6, Situation 2, (a) with respect to Purchaser, will be treated as a taxable purchase of the assets All Risks and the assets of each Subsidiary of All Risks, and (b) with respect to Sellers, will be treated as a sale of partnership interests, and (C) the purchase of ICS Equity Interests will be treated as a purchase and sale of the assets of ICS (collectively, the “Intended Tax Treatment”). Purchaser and Sellers and Sellers’ Representative agree that neither it nor any of its Affiliates shall intentionally take, or intentionally fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice the Intended Tax Treatment. Furthermore, Sellers and Sellers Representative understand that Purchaser intends for All Risks and ICS to retain their existing federal employer identification numbers and agree to reasonably cooperate (including by not requesting a new federal employer identification number upon conversion or election) with any requests by Purchaser in accordance with such intention.

(iii)    Within thirty (30) days following the determination of the Adjusted Purchase Price in accordance with Section 1.04(f), Purchaser shall deliver to Sellers’ Representative a schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price (including any additional amounts treated as consideration for federal income tax purposes, including the liabilities of the Companies deemed assumed) among the assets of ICS and All Risks and its Subsidiaries. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and shall be consistent with the allocation principles on Exhibit 8.01(f). To the extent Sellers’ Representative disagrees with the Allocation Schedule, the parties shall follow the procedures set forth in Section 1.04(c)-

(e)    , mutatis mutandi, to resolve such disagreement. Neither Purchaser nor the Sellers shall file any federal, state, local and foreign Tax Returns in a manner that is inconsistent with the Allocation Schedule as finally determined.

(g)    Contest Provisions.

(i)    Purchaser shall notify Sellers’ Representative in writing upon receipt by Purchaser, any of its Affiliates or, after the Closing Date, any Company or any Company Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period; provided that failure to comply with this provision shall not affect Purchaser’s right to indemnification under this Agreement except to the extent Sellers are materially prejudiced thereby.

(ii)    Sellers’ Representative shall have the sole right to represent each Company and each Company Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which Sellers would be required to indemnify Purchaser Indemnitee pursuant to paragraph (a) of this Section 8,01 (but excluding any Straddle Period) or that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of Sellers’ Representative’s choice at Sellers’ expense; provided, however, that Sellers’ Representative shall have no right to represent any Company or any Company Subsidiary’s interests in any Tax audit or administrative or court proceeding unless (1) Sellers’ Representative shall have first notified Purchaser in writing of Sellers’ Representative’s intention to do so and of the identity of counsel, if any, chosen by Sellers in connection therewith, and (2) Sellers’ Representative shall have agreed with Purchaser that, as between Purchaser and Sellers, Sellers shall be liable for any Losses relating to Taxes that result from such audit or proceeding; provided, further, that Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present and participate at any such audit or proceeding. Notwithstanding the foregoing, neither Sellers’ Representative, Sellers, nor any Affiliate of Sellers shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Purchaser Indemnitee, any Company, any Company Subsidiary or any Affiliate thereof for any period after the Closing Date without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed).

(iii)    Purchaser shall have the sole right to represent each Company and each Company Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which Seller has exercised such right pursuant to paragraph (g)(ii) of this Section 8,01 and to employ counsel of Purchaser’s choice at Purchaser’s expense. With respect to any Tax audit or administrative proceeding relating to a taxable year or period ending on or before the Closing Date (including a Straddle Period), Sellers’ Representative, and any counsel thereof, shall be permitted, at Sellers’ expense, to be present and participate at any such audit or proceeding. Notwithstanding the foregoing, neither Purchaser nor any Affiliate of Purchaser (including any Company and any Company Subsidiary following the Closing Date) shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that could adversely affect the liability for Taxes of any Seller or a Seller’s indemnification obligation, without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(h)    Tax Refunds. After the Closing Date, Purchaser agrees to pay, or cause the Companies and any Company Subsidiary to pay, to Sellers’ Representative (for the benefit of the Sellers) an amount in cash equal to any Pre-Closing Refund promptly after: (i) the receipt in cash by Purchaser or any of its Affiliates (including, following the Closing Date, the Companies and the Company Subsidiaries) of such Pre-Closing Refund or (ii) the filing of any applicable Tax Return on which any such Pre-Closing Refund is applied to reduce Taxes for any taxable period (or portion thereof) beginning after the Closing Date; provided that, any payment under this Section 8.01(h) shall be net of any out-of-pocket costs (including Taxes) of Purchaser or any of its Affiliates (including, following the Closing Date, the Companies and the Company Subsidiaries) attributable to such Pre-Closing Refund. To the extent permitted by applicable Law, and at Sellers’ Representative’s written request, Purchaser agrees to, and agrees to cause its Affiliates (including, following the Closing Date, the Companies and the Company Subsidiaries) to use commercially reasonable efforts to obtain any Pre-Closing Refund to which Sellers would be entitled, including by taking actions that are reasonably requested by Seller’s Representative in connection therewith.

(i)    Seller Tax Matters. Purchaser shall not (and shall not permit any Person to) take, agree to or otherwise initiate any Seller Tax Matter, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(j)    Pre-Closing Deductions. The parties hereto agree that, with respect to the preparation and filing of any Tax Return for a period ending on or prior to the Closing Date (including any amendment, re-filing or modification thereof), all Seller Transaction Expenses shall be allocated to, and taken into account and deducted in, taxable periods of the Companies (and Company Subsidiaries) ending on the Closing Date so long as such Seller Transaction Expenses are “more likely than not” deductible (or deductible at a higher confidence level) in such taxable period, and any Seller Transaction Expenses for a Straddle Period shall be allocated solely to the portion of such Straddle Period ending on the Closing Date (using the same “more likely than not” standard). Each party hereto shall file all Tax Returns consistently with this Section 8,01(j).

(k)    Survival, Etc. Notwithstanding anything to the contrary in this Agreement (including Section 8,05 (Warranties, Covenants and Agreements; Termination of Indemnification), the obligations of the parties set forth in this Section 8,01 shall survive until the sixth (6th) anniversary of the Closing Date.

Section 8.02    Other Indemnification by Sellers.

(a)    Indemnification. From and after the Closing, each Seller, in accordance with Section 8.02(c) (Liability) shall be liable for, and shall indemnify and defend each Purchaser Indemnitee against and hold it harmless from, any Losses suffered or incurred by such Purchaser Indemnitee arising out of, involving or otherwise in respect of or relating to:

(i)    any inaccuracy in or breach of any Fundamental Representation or the Fundamental Representations Certificates delivered by the Companies or the Sellers pursuant to Section 6.02(a) (Representations and Warranties) (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (i) such representations and warranties or certificates shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Seller Material Adverse Effect or a Company Material Adverse Effect or other similar materiality qualifiers (other than the Materiality Scrape Exceptions));

(ii)    any breach of any covenant required to be performed prior to Closing of the Sellers, the Skip Jack Entities or the Companies contained herein;

(iii)    any breach of any covenant required to be performed at or after Closing of the Sellers or the Skip Jack Entities contained herein;

(iv)    any Seller Transaction Expenses or Closing Indebtedness to the extent not included in the calculation of the Adjusted Purchase Price as finally determined pursuant to Section 1,04 (Purchase Price Adjustment); and

(v)    the Skip Jack Entities and the operation of their respective businesses.

(b)    Limitations.

(i)    For the avoidance of doubt, but subject to Section 8,04 (Calculation of Losses; Recovery; Taxes), except for Losses arising out of, involving or otherwise in respect of or relating to any inaccuracy in or breach of any Fundamental Representation, Fundamental Representations Certificates or Fraud, the R&W Policy shall be the sole and exclusive source of recovery for the Purchaser Indemnitees for breaches or inaccuracies of representations and warranties of the Sellers and the Companies herein or any breach or inaccuracy in the Non-Fundamental Representations Certificates;

(ii)    Sellers shall not have any liability under Section 8.01(a) (Indemnification), or Section 8,02(a)(i) (Indemnification) until the aggregate amount of all Losses incurred under such provisions (together with all other Losses for which coverage would be available under the R&W Policy but for application of the Retention (as defined in the R&W Policy)) exceeds the Retention, and then only in excess of such amount (provided, however, that the limitations set forth in this clause (ii) shall not apply to: (A) any claims of, or causes of action arising out of, involving or otherwise in respect of or relating to, Fraud; or (B) any unpaid Taxes of the Companies or any Company Subsidiary for a tax period ending on or prior to the Closing Date (including the portion up to and including the Closing Date with respect to a Straddle Period) which are known to the Sellers or the Companies or which a reasonable Person in the position of the Sellers or the Companies should have known about as of the Closing Date);

(iii)    Sellers shall not have any liability under Section 8,02(a)(ii) (Indemnification) and Section 8,02(a)(v) (Indemnification) in the aggregate in excess of $200,250,000 (provided, however, that the limitations set forth in this clause (iii) shall not apply to any claims of, or causes of action arising out of, involving or otherwise in respect of or relating to Fraud); and

(iv)    Except with respect to claims arising from Fraud actually committed, or actively engaged in, by Principal or any Seller, (A) Principal shall not have any liability with respect to this Agreement or any bring-down certificate in excess of $1,270,000,000 and (B) no other Seller shall have any liability with respect to this Agreement or any bringdown certificate in excess of the proceeds actually received by such Seller hereunder.

(c)    Liability. The obligations of Sellers under Section 8.01(a) (Indemnification) and Section 8.02(a) (Indemnification) shall be the responsibility of Principal; provided that if Principal fails to timely satisfy any such indemnity obligation, each Seller shall be jointly and severally liable to satisfy any such indemnity obligation (with each Seller other than the Principal liable only up to the portion of the Purchase Price actually received by such Seller). No Seller shall have any right to obtain damages (whether through an action for contribution or otherwise) from the Companies, the Company Subsidiaries or their Representatives with respect to any breach of any representation, warranty, covenant or agreement for which and only to the extent it actually has an indemnification obligation hereunder and each Seller hereby releases, waives and discharges any such rights against the Companies and the Company Subsidiaries, except for rights pursuant to any insurance policy of the Companies or a Company Subsidiary existing as of the Closing Date (including “tail” policies with respect thereto).

(d)    Working Capital Exclusion. No Purchaser Indemnitee shall be entitled to indemnification hereunder to the extent any liability is specifically accrued on or specifically reserved for in the Final Working Capital.

Section 8.03    Other Indemnification by Purchaser.

(a)    Indemnification. From and after the Closing, Purchaser shall be liable for and shall indemnify each of:

(i)    Sellers and their Affiliates and each of their respective Representatives (the “Seller Indemnitees” ) against and hold it harmless from any Loss suffered or incurred by such Seller Indemnitee arising out of, involving or otherwise in respect of or relating to:

A.

except in the case of the representations and warranties set forth in Sections 4,05 (Securities Act), 4,06 (Financing) and 4,11 (No Other Representations and Warranties), any inaccuracy in or breach of any representation or warranty of Purchaser contained herein or the certificate delivered by Purchaser pursuant to Section 6.03(a) (Representations and Warranties) (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (i) such representations and warranties and certificate shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Purchaser Material Adverse Effect or other similar materiality qualifiers (other than the Materiality Scrape Exceptions); and

B.	any breach of any covenant of Purchaser contained herein; and

(ii)    Nichols against and hold him harmless from any Loss suffered or incurred by him arising out of, involving or otherwise in respect of or relating to, except the representations and warranties set forth in Sections 4,05, 4,06 and 4,11, any inaccuracy in or breach of any representation or warranty of Purchaser contained herein or the certificate delivered by Purchaser pursuant to Section 6.03(a) (Representations and Warranties) (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (i) such representations and warranties and certificate shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Purchaser Material Adverse Effect or other similar materiality qualifiers (other than the Materiality Scrape Exceptions)).

(b)    Limitations.

(i)    Purchaser shall not have any liability under Section 8,03(a)(i)(A) (Indemnification) until the aggregate amount of all liability thereunder exceeds 1% of the total Cortezi Rollover Amount and then only in excess of such amount (provided, however, that the limitations set forth in this clause (i) shall not apply to any claims arising from arising out of, involving or otherwise in respect of or relating to Fraud);

(ii)    Purchaser shall not have any liability under Section 8.03(a)(ii) (Indemnification) until the aggregate amount of all liability thereunder exceeds 1% of the total Nichols Rollover Amount and then only in excess of such amount (provided, however, that the limitations set forth in this clause (ii) shall not apply to arising out of, involving or otherwise in respect of or relating to Fraud);

(iii)    Purchaser shall not have any liability under Section 8,03(a)(i)(A) with respect to any claims of, or causes of action arising out of, involving or otherwise in respect of or relating to, breaches or inaccuracies of Purchaser Fundamental Representations in excess of the Cortezi Rollover Amount (provided, however, that the limitations set forth in this clause (iii) shall not apply to any claims arising out of, involving or otherwise in respect of or relating to Fraud); and

(iv)    Purchaser shall not have any liability under Section 8.03(a)(ii) with respect to any claims of, or causes of action arising out of, involving or otherwise in respect of or relating to, breaches or inaccuracies of Purchaser Fundamental Representations in excess of the Nichols Rollover Amount (provided, however, that the limitations set forth in this clause (iv) shall not apply to any claims arising out of, involving or otherwise in respect of or relating to Fraud.

Section 8.04    Calculation of Losses; Recovery; Taxes.

(a)    The amount of any Loss for which indemnification is provided under this Article VIII (Tax Matters and Indemnification) shall be net of any amounts actually recovered by the Indemnified Party under any insurance policy, indemnification payments or third party recoveries with respect to such Loss (net of any costs or expenses incurred in connection with the recovery or receipt thereof proceeds); provided, however, that except as required in Section 8.04(b) (Calculation of Losses; Recovery; Taxes), and except for any insurance policy of the Companies or a Company Subsidiary existing as of the Closing Date (including “tail” policies with respect thereto), under which Purchaser shall cause the Companies to use commercially reasonable efforts to recover (which shall not include the commencement of litigation), the Indemnified Parties shall not have any obligation to seek any such recoveries. In the event that Purchaser receives insurance proceeds with respect to any Loss for which indemnification has been provided under this Article VIII (Tax Matters and Indemnification), Purchaser shall refund to Sellers the lesser of: (i) the amount of such insurance proceeds (net of any costs or expenses incurred in connection with the recovery or receipt of such insurance proceeds) or (ii) the amount of indemnification provided under this Article VIII (Tax Matters and Indemnification) with respect to such Loss.

(b)    If a Purchaser Indemnitee has or may have a right to indemnification under Section 8.01(a) (Indemnification), Section 8,02(a)(i) (Indemnification) or Section 8,02(a)(ii) (Indemnification), in each case which is then or may be covered by (and not within the retention) the terms and conditions of the R&W Policy, then, prior to the Sellers having any obligation to provide indemnification with respect to such claim (such indemnification to be subject to the limitations provided under this Article VIII (Tax Matters and Indemnification), including Section 8.02(b)(ii) (Limitations)), Purchaser shall have filed a claim for such Losses under the R&W Policy and payment of such claim shall have been denied by the applicable insurer (other than due to Purchaser’s failure to submit such claim in accordance with the applicable terms of the R&W Policy). Purchaser shall use commercially reasonable efforts (which shall not include the commencement of litigation) to pursue recovery in respect thereof. For the avoidance of doubt, this clause (b) shall not prevent Purchaser from asserting a claim against any Seller at any time for purposes of Section 8,05 (Warranties. Covenants and Agreements; Termination of Indemnification).

(c)    The parties agree to report each indemnification payment made in respect of any Loss as an adjustment to the Purchase Price for federal income tax purposes unless otherwise required by Law.

(d)    Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate any Losses to the extent required by Law, after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

Section 8.05    Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification. The representations, warranties, covenants and agreements contained herein and in any certificate delivered pursuant hereto shall survive the Closing as follows: (i) the Fundamental Representations shall survive until the sixth (6th) anniversary of the Closing Date; (ii) the Purchaser’s representations and warranties set forth in Article IV (other than Purchaser Fundamental Representations) shall survive for twelve (12) months following the Closing; (iii) the Purchaser Fundamental Representations shall survive until the sixth (6th) anniversary of the Closing Date; (iv) all other representations and warranties shall survive only until the Closing; (v) the covenants to be performed at or before the Closing shall survive for twelve (12) months following the Closing; and (vi) all other covenants shall survive for twelve (12) months following the end of the period in which such covenants are required to be performed. The obligations to indemnify and hold harmless any party (i) pursuant to Section 8,02(a)(i) (Indemnification), Section 8,03(a)(i)(A) (Indemnification) and Section 8,03(a)(ii)

(Indemnification) shall terminate when the applicable representation or warranty terminates in accordance with this Section 8,05 (Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification), (ii) pursuant to Section 8,02(a)(ii) (Indemnification), Section 8.02(a)(iii) (Indemnification) or Section 8,03(a)(i)(B) (Indemnification) shall terminate when the applicable covenant terminates in accordance with this Section 8,05 (Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification) and (iii) pursuant to the other clauses of Section 8.02(a) (Indemnification) shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made a claim by delivering written notice of such claim (or, with respect to a potential Third Party Claim, notice of facts reasonably likely to result in a claim) to the Indemnifying Party before the expiration of the applicable period.

Section 8.06    Procedures.

(a)    Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 8.02(a) (Other Indemnification by Sellers) or Section 8,03 (Other Indemnification by Purchaser) in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of or relating to such Third Party Claim) within ten (10) Business Days after receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)    Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its willingness and financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim or (iii) if the Indemnified Party is seeking recovery under the R&W Policy) or a reduction in the retention thereunder, if the Indemnifying Party so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 8.06(b) (Procedures), (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (ii) it shall be conclusively established for purposes hereof that such Third Party Claim is within the scope of and subject to indemnification hereunder. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 8.06(b) (Procedures), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that the Indemnifying Party shall pay the reasonable fees and expenses of separate counsel if the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with defending such claim or the Indemnified Party shall have been advised by counsel that (A) there may be defenses available to the Indemnified Party that are different to or additional to those available to the Indemnifying Party or (B) there is a conflict of interest that prevents under applicable standards of professional conduct to have common counsel. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. If notice is given to an Indemnifying Party of a Third Party Claim in accordance with this Section 8.06(b) (Procedures) and the Indemnifying Party does not, within ten (10) Business Days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall defend such Third Party Claim vigorously and diligently to final conclusion or settlement of such Third Party Claim; provided, however, that the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against the Indemnified Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and (iii) completely, finally and unconditionally releases the Indemnified Party in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, (ii) the Third Party Claim is a criminal, civil or administrative Proceeding, or relates to such a Proceeding or (iii) involves a counterparty that is a material Insured, Broker or Carrier of the Companies or the Company Subsidiaries at the time of such Third Party Claim.

(c)    If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the

“Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law. For the avoidance of doubt, the provisions contained in Sections 8,06(a)-(c) shall not apply to Third-Party Claims relating to Taxes, such claims are governed by Section 8.01(g).

(d)    Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 8.02(a) (Indemnification) or Section 8,03 (Other Indemnification by Purchaser) that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of or relating to such claim) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.02(a) (Indemnification) or Section 8,03 (Other Indemnification by Purchaser), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

Section 8.07    Exclusive Remedy; Disclaimer.

(a)    From and after the Closing, subject to any claim based on Fraud which will not be so limited by this Section 8,07 (Exclusive Remedy; Disclaimer) (but subject to the limitations contained in Section 8.02(b)(iv) (Limitations)) and the availability of specific performance pursuant to Section 9,09 (Enforcement) or other equitable remedy, the indemnification provisions provided in this Article VIII (Tax Matters and Indemnification) shall be the exclusive remedy against the Sellers, Purchaser or any of their Affiliates for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement (other than the Core Ancillary Agreements) or the certificates or instruments contemplated hereby or thereby or with respect to the subject matter of the Transactions; provided, that this Section 8,07 (Exclusive Remedy; Disclaimer) shall not limit any claim under any Ancillary Agreement to be performed after Closing.

(b)    THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS, THE COMPANIES AND PURCHASER THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT AND ANY CERTIFICATE OR INSTRUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, THE SELLERS, THE COMPANIES AND PURCHASER AND ANY OF THEIR AFFILIATES OR RELATED PARTIES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) IN CONNECTION WITH THE TRANSACTIONS.

Section 8.08    Release. Each Seller and each Skip Jack Entity, on behalf of such Person and each of such Parsons’s current or former Related Persons, hereby releases and forever discharges Purchaser, the Companies and each Company Subsidiary, and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action and Judgments that any Seller, any Skip Jack Entity or any of their respective current or former Related Persons now have, have ever had or may hereafter have against the respective Releasees other than those covered by any tail policies, and from any and all obligations, Contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of any Seller, any Skip Jack Entity or any of their respective current or former Related Persons, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date, including any rights to indemnification or reimbursement from the Companies or any Company Subsidiary, whether pursuant to their respective certificate of incorporation or by-laws (or comparable documents), Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date (in each case other than any obligations of Purchaser arising under this Agreement or any Ancillary Agreement, any obligation of the Companies or any Company Subsidiary that has been identified as continuing in effect subsequent to the Closing in Schedule 3,20 (Transactions with Affiliates) and claims under extended reporting period endorsements under All Risks’ directors’ and officers’ liability insurance coverage) (collectively, the “Released Claims”). Each Seller and each Skip Jack Entity hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any Released Claim.

Section 8.09    Limitation on Tax Indemnity. Notwithstanding anything to the contrary in this Agreement, none of the Sellers shall have any liability under this Agreement, including under this Article VIII (Tax Matters and Indemnification), with respect to any Taxes (or any Losses resulting from or arising out of such Taxes) resulting from any transaction or event taken at the direction of Purchaser (or any Affiliate thereof) on the Closing Date following the Closing outside of All Risk’s or any Company Subsidiary’s ordinary course of business (other than as specifically contemplated by this Agreement. Nothing contained in this Section 8,09 (Limitation on Tax Indemnity) shall be construed to create (or expand) matters with respect to which the Sellers have an indemnification obligation under this Agreement.

Section 8.10    Set Off. Purchaser Indemnitees may set off or recoup any liability it owes to any Seller against any liability for which Purchaser determines in good faith any Seller is or may be liable to a Purchaser Indemnitee; provided, that if the applicable Seller was not actually liable to such Purchaser Indemnitee, such Seller shall be entitled to interest on the amount actually set off, from and including the date of set off until the return of such amount, at the rate per annum equal to the one-year LIBOR rate in effect at the time of set off plus 700 basis points.

ARTICLE IX

General Provisions

Section 9.01    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, executors, and personal representatives and successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (a) Purchaser may assign its rights (but not its obligations) hereunder to an Affiliate of Purchaser without the prior written consent of any other party and (b) Purchaser may assign its rights hereunder by way of security and such secured party may assign such rights by way of exercise of remedies. Any attempted assignment in violation of this Section 9,01 (Assignment) shall be void. Upon Purchaser’s sale, disposition or other transfer, in whole or in part, of the shares of capital stock or other equity interests in, or business or assets or properties of, the Companies or any Company Subsidiary, Sellers hereby agree that Purchaser may assign, in whole or in part, any indemnification and other rights related thereto set forth herein, without the consent of Sellers.

Section 9.02    No Third-Party Beneficiaries. Except as provided in Section 7.02(c) (Effect of Termination; Reverse Termination Fee), Section 7.02(d) (Effect of Termination; Reverse Termination Fee), Article VIII (Tax Matters and Indemnification), Section 9,13 (Amendments and Waivers) and Section 9,14 (Lender Limitations), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder. This Agreement does not constitute an amendment of any Benefit Plan and does not impose any obligations on Purchaser under any Benefit Plan.

Section 9.03    Attorney Fees. A party in breach hereof shall, on demand, indemnify and hold harmless the other parties for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other parties by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other parties may be entitled.

Section 9.04    Notices. All notices, waivers or other communications required or permitted to be given hereunder shall be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by e-mail (upon confirmation of successful transmission or appropriate response), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day) and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or e-mails set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 9,04 (Notices)):

if to Purchaser,

Ryan Specialty Group, LLC

180 N Stetson Avenue, Suite 4600

Chicago, Illinois 60601

Attention: [****]

with a copy to (which will not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: [****]

if to any Seller or to Sellers’ Representative,

[****]

Attention:

with a copy to (which will not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road NE

Atlanta, Georgia 30326

Attention: [****]

if to Nichols:

[****]

with a copy to (which will not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road NE

Atlanta, Georgia 30326

Attention: [****]

Section 9.05    Interpretation; Exhibits and Schedules; Certain Definitions.

(a)    The headings contained herein and in any Exhibit or Schedule hereto, the table of contents hereto and the index of defined terms are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Any disclosure set forth in any Schedule shall be deemed set forth for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent that such disclosure is relevant to such other Schedule; provided, however, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific Schedule, or the section or subsection of the Schedule, corresponding to such Fundamental Representation. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part hereof as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined herein. When a reference is made herein to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. For all purposes of this Agreement, unless otherwise specified herein, (i) “or” shall be construed in the inclusive sense of “and/or”; (ii) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (iii) the terms “hereof’ and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement; and (iv) all references herein to “$” or dollars shall refer to United States dollars. Each representation, warranty, covenant and agreement contained herein shall have independent significance. Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement. Whenever this Agreement requires the Companies or any Company Subsidiary to take any action, such requirement shall be deemed to involve an undertaking on the part of Sellers to cause the Companies or such Company Subsidiary to take such action. Except to the extent a shorter time period is expressly set forth herein for a particular cause of action, actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by Section 8106(c) of Title 10 of the Delaware Code. Any cause of action for breach of any representation, warranty or covenant contained herein shall accrue, and the statute of limitations period shall begin to run, upon discovery of such breach by the party seeking to assert such cause of action. Any document, list or other item shall be deemed to have been “made available,” “delivered” or “furnished” to Purchaser for all purposes of this Agreement only if such document, list or other item was available in the electronic dataroom established by or on behalf of the Companies in connection with the Transactions and Purchaser and its Representatives were given full access to such document, list or other item prior to 11:59 p.m. (New York, New York time) two (2) days preceding the date hereof.

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Ancillary Agreements.

(c)    For all purposes hereof

“Accounting Principles” means GAAP, using the accounting principles, methods, practices, reserves and accruals utilized in preparing the applicable Balance Sheet (as if such accounts were being prepared and reviewed as of a fiscal year end, in order to include the effect of any year-end adjustments or accruals), adjusted in accordance with Exhibit B.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“AmRisc” means AmRisc, LP or any of its Affiliates.

“Ancillary Agreements” means the agreements and instruments executed and delivered in connection with this Agreement.

“Binding Authority” means, in connection with the Companies’ and Company Subsidiaries’ Underwriting Business, a Contract providing the Companies or Company Subsidiaries the authority to bind insurance policies on behalf of a Business Carrier.

Bonus Pool Taxes Amount” means

Bonus Pool” means the aggregate amount of bonuses set forth on Schedule 5.07(e). the employer portion of any payroll Taxes payable on or triggered by any payment of amounts included in the Bonus Pool to employees of All Risks.

“Broker” means any Retail Broker, Wholesale Broker or other Person acting on behalf of an insured or another broker or producer to obtain an insurance policy or other similar product.

“Business Broker” means a Broker associated with the business of the Companies or a Company Subsidiary pursuant to a Producer Contract in effect as of the date hereof (or entered into after the date hereof).

“Business Carrier” means a Carrier associated with the Business pursuant to a Producer Contract and/or a Binding Authority or that has paid commissions to the Companies or Company Subsidiaries or any employee thereof within twenty-four (24) months prior to the Closing Date.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law to close in The City of New York, New York.

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, reinsurer, Lloyd’s syndicate, ancillary benefit carrier, state fund or pool or other risk assuming entity, or any managing general underwriter, managing general agent, Lloyd’s coverholder or similar market for the foregoing risk assuming entities, in which any insurance policy, reinsurance policy or bond may be placed or obtained.

“Cash” means (i) cash and cash equivalents, plus (ii) deposits in transit that when received would constitute Cash, to the extent there has been a reduction of receivables on account thereof, minus (iii) outstanding (uncleared) checks, overdrafts, drafts and wire transfers to the extent there has been a reduction of accounts payable on account thereof, restricted balances or deposits (including cash held as collateral), amounts held in escrow and Casualty Proceeds, and minus (iv) cash payable to, or otherwise held on behalf of, any third party Broker, Insured or Business Carrier, in accordance with applicable Law. Notwithstanding the foregoing, the calculation of Cash shall be made in accordance with the Adjustment Principles and without giving effect to any Cash funded by or on behalf of Purchaser.

If the amount of Cash of the Companies and the Company Subsidiaries exceeds the Maximum Cash Amount, then Cash of the Companies and the Company Subsidiaries shall be deemed to equal the Maximum Cash Amount for all purposes under this agreement.

“Casualty Proceeds” means any insurance proceeds received by the Companies or any Company Subsidiary on or before the Closing Date with respect to any damage, destruction or loss occurring to any asset that has not been applied to the repair, replacement and restoration thereof.

“Cause” means an employee’s (a) material breach of any material provision of any agreement to which such employee and All Risks and/or its Affiliates are parties, to the extent that such breach results in material injury to All Risks and/or its Affiliates, (b) willful failure to perform his or her duties to the extent that such violation results in material injury to All Risks and/or its Affiliates, (c) willful failure to follow a lawful directive of Purchaser’s Board of Directors, provided the direction is not inconsistent with such employee’s duties or responsibilities and to the extent that such actions or omissions result in material injury to All Risks and/or its Affiliates, (d) material failure to comply with All Risks’ written policies or rules, as they may be in effect from time to time, (e) dishonesty, fraud, willful misconduct or breach of fiduciary duty with respect to the business or affairs of All Risks and/or its Affiliates, or (f) conviction of, plea of no contest to any felony, provided, however, that no termination shall occur pursuant to subsections (a) through (d) herein unless All Risks and/or its Affiliates first gives such employee written notice of its intention to terminate and of the Cause for such termination, and such employee has not, within thirty (30) Business Days following receipt of such notice, remedied or cured such Cause. For purposes of this Agreement, no act or failure to act by an employee shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that such action or omission was in the best interests of All Risks or any of its Affiliates. Any act or failure to act based upon authority given pursuant to a resolution of the Board of Directors of Purchaser or any of its affiliates or upon the instructions of the Board of Directors of Purchaser or any of its Affiliates or based upon the advice of counsel for All Risks or any of its Affiliates shall be conclusively presumed to be done, or omitted to be done, by such employee in good faith and in the best interests of All Risks or any of its Affiliates. In no circumstances may evidence acquired after the notice of Cause is given to such employee be relied upon or used to support the termination of his or her employment for Cause. In addition, for the avoidance of doubt, poor performance by such employee alone shall not be deemed to constitute Cause. Notwithstanding the foregoing, “Cause” may also include any actions that are determined to constitute “Cause” by the reasonable mutual agreement of Purchaser and Sellers’ Representative.

“Change of Control Payment” means (a) any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by the Companies or any Company Subsidiary to any present or former director, stockholder, employee or consultant thereof, including all consideration (in cash, securities or otherwise) payable pursuant to any employment agreement, benefit plan or any other Contract, other than the Identified Long-Term Incentive Plans, including the employer portion of any payroll Taxes imposed on any such payment, and (b) without duplication of any other amounts included within the definition of Seller Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Companies or any Company Subsidiary to any Governmental Entity or other Person under any Law or Contract, including in connection with any Filings, the giving of any notices or the obtaining of any Consents, in the case of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Transactions.

“Closing Cash” means all Cash of the Companies and the Company Subsidiaries at Closing.

“Closing Indebtedness” means Indebtedness of the Companies and the Company Subsidiaries immediately prior to Closing calculated in accordance with the Adjustment Principles and without giving effect to the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) that, at any time on or before the Closing Date, includes or has included the Companies or any Company Subsidiary or any direct or indirect predecessor of the Companies or any Company Subsidiary.

“Company Material Adverse Effect” means any change, effect, event, occurrence or development (a) that individually, or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Companies and the Company Subsidiaries, taken as a whole, or (b) that materially and adversely affects the ability of the Sellers or the Companies to timely consummate the Acquisition and to perform their respective obligations under this Agreement and the Ancillary Agreements; provided, however, that (with respect to clause (a) of this definition) the term “Company Material Adverse Effect” shall not include effects occurring after the date hereof to the extent they result from: (i) changes in general economic, capital market, financial, political or regulatory conditions, either worldwide, national, international, or in any particular region, except to the extent such matters disproportionately affect the Companies and the Company Subsidiaries compared to other companies in the Companies and the Company Subsidiaries’ industry; (ii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other worldwide, national or international calamity or crisis, or any governmental or other response or reaction to any of the foregoing, except to the extent such matters disproportionately affect the Companies and the Company Subsidiaries compared to other companies in the Companies and the Company Subsidiaries’ industry; (iii) any fires, earthquakes, hurricanes, tornadoes, epidemics (including the COVID-19 pandemic) or other natural or manmade disasters and any governmental or other response or reaction to any of the foregoing, except to the extent such matters disproportionately affect the Companies and the Company Subsidiaries compared to other companies in the Companies and the Company Subsidiaries’ industry; (iv) any change in applicable accounting requirements or principles or interpretations thereof, or any change in applicable Laws, rules or regulations or the interpretation thereof, except to the extent such matters disproportionately affect the Companies and the Company Subsidiaries compared to other companies in the Companies and the Company Subsidiaries’ industry; (v) any action taken or omissions to act by the Companies or the Company Subsidiaries at Purchaser’s written request; (vi) any failure of the Companies and the Company Subsidiaries to meet its financial or operational targets or projections (it being understood that the facts or occurrences giving rise to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account when determining whether there has been a Company Material Adverse Effect); and (vii) any effect resulting from the announcement or pendency of the Transactions as a result of the identity of the Purchaser, including actions or omissions to act by customers, suppliers or employees as a result of the identity of the Purchaser including such actions taken by any of the Certain Counterparties.

“Company Subsidiary” means each Subsidiary of the Companies.

“Convertible Securities” of any Person means any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person or any of its Subsidiaries is a party or by which such Person or any of its assets is bound (i) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person or into any Voting Debt of such Person, (ii) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in such Person.

“Cortezi Rollover Amount” has the Agreement with Principal.

“Environmental Laws” means any

“Core Ancillary Agreements” means each of the Employment Agreements, the Restrictive Covenant Agreements, the Commitment Letters, the Rollover Agreements and any amendments entered into between Nichols and Purchaser with respect to any Identified Long Term Incentive Plans to which Nichols is a beneficiary. meaning set forth for such term in the Rollover and all Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection of the environment, the preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, including Laws, Judgments and Permits relating to noise levels, or to the management, Release or threatened Release of Hazardous Materials.

“ERISA Affiliate” means each Company Subsidiary and any other Person or entity under common control with the Companies or any Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Finance Contracts” means all Contracts pursuant to which the Companies or any

“Family” means, with respect to an individual, (i) the individual’s spouse and any former spouses, (ii) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (iii) any other individual who resides with such individual.

“Finance Contracts” means all Contracts pursuant to which the Companies or any Company Subsidiary finances insurance premiums and related obligations (including Taxes, fees and other ancillary charges).

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Acquisition Financing (or any alternative or replacement Acquisition Financing) in connection with the transactions contemplated hereby, including any lead arranger, arranger, administrative agent or any of the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto and to the Acquisition Financing, and each of the respective former, current or future Affiliates and their and such Affiliates’ directors, officers, employees, partners (general or limited), controlling parties, members, managers, accountants, consultants, agents, representatives, advisors or funding sources of the foregoing, and their successors and assigns.

“Fraud” means actual and intentional fraud as construed under the laws of the state of Delaware in the making of the Sellers’ representations and warranties set forth in Article II, the Companies’ and Principal’s representations and warranties set forth in Article III or any bringdown certificate or Purchaser’s representations and warranties set forth in Article IV or any bringdown certificate, as applicable, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“Fundamental Representations” means the representations and warranties set forth in Section 2,01 (Organization, Standing and Power), 2,02 (Authority; Execution and Delivery; Enforceability), 2.04 (The Equity Interests), 3.01 (Organization, Standing and Power; Books and Records; Conduct), 3.02 (Equity Interests of the Companies and the Company Subsidiaries), 3.03 (Authority; Execution and Delivery; Enforceability), 3.20 (Transactions with Affiliates) and 3,29 (No Brokers).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect (i) with respect to financial information for periods prior to the Closing Date, as of such applicable time and (ii) with respect to financial information for periods on or after the Closing Date and all other purposes, as of the date of this Agreement.

“Hazardous Materials” means (1) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials and urea formaldehyde foam and (2) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.

“Identified Long-Term Incentive Plan Credit” means an amount equal to $17,500,000.

“Identified Long-Term Incentive Plans” means, collectively, the All Risks, Ltd. Partner Share Rights Plan, the All Risks, Ltd. Phantom Stock Appreciation Rights Plan, the Deferred Compensation Plan (including the Employee Agreement with Christopher McGovern thereunder, effective June 1, 2004), the All Risks, Ltd. Equity Incentive Plan for Nichols, the Business Growth and Enterprise Valuation Bonus Agreements with the individuals set forth on Schedule 9.05(c), the Incentive Deferred Compensation Agreements with the individuals set forth on Schedule 9.05(c), the Change in Control Benefit Agreement with Glenn Hargrove (dated May 20, 2020), and any award or participation agreements granted under any of the foregoing plans or arrangements, in each case as amended from time to time, as well as any other plan, agreement or arrangement set forth on Schedule 9.05(c).

“Identified Long-Term Incentive Plans Spreadsheet” means a spreadsheet setting forth the following information: (i) the name and address of each participant under each Identified Long- Term Incentive Plan, (ii) the amount of cash or securities to which each participant is entitled thereunder upon or after consummation of the Acquisition at the Purchase Price estimated in Section 1.04(a) (Purchase Price Adjustment) and (iii) the time or times at which the payments under each Identified Long-Term Incentive Plan become vested and payable.

“including” means “including, without limiting the generality of the foregoing”.

“Indebtedness” means, with respect to a Person, without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (including “earn out” or incentive payments or similar obligations, in each case, computed as if all the criteria or other conditions of such “earn out,” incentive or similar provision, together with any gross-up payment, was due), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (h) all obligations secured by any Lien existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (i) all accrued or unpaid severance obligations with respect to employees terminated prior to Closing; (j) all amounts payable under the Identified Long-Term Incentive Plans and any other deferred compensation obligations; (k) all sales & use Taxes and personal property Taxes; (1) any liability of others described in clauses (a) through (k) above that the Person has guaranteed; and (1) all interest (accrued and unpaid), premiums, penalties, indemnities, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing (other than the Change of Control Payments).

“Insured” means a customer of a Broker and/or the Companies or a Company Subsidiary whose interests are covered by a Policy.

“Intellectual Property” means any patent (including any reissue, division, continuation or extension thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design or design registration, or any right to any of the foregoing.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, memorandum of understanding or other Contract with, any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Knowledge” when used with respect to (i) a Seller, means the actual knowledge of any fact, circumstance or condition of those Persons set forth on Exhibit E); (ii) the Companies, means the actual knowledge of any fact, circumstance or condition of those Persons set forth on Exhibit E); and (iii) Purchaser, means the actual knowledge of any fact, circumstance or condition of those Persons set forth on Exhibit E, and, in each case, the knowledge of such Persons after a reasonable inquiry of the Persons having primary responsibility for such matters.

“Law” means any Federal, state, county, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, license, permit, decision, order, edict, writ, decree, rule, regulation, judgment, ruling, injunction, guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Loss” means any loss, liability, claim, damage, cost or expense (excluding any punitive damages, except to the extent actually paid to a third party), including Taxes and reasonable legal fees and expenses, whether involving a Third Party Claim or a claim solely between the parties.

“Materiality Scrape Exceptions” means any materiality, Seller Material Adverse Effect, Company Material Adverse Effect, Purchaser Material Adverse Effect or similar materiality qualifier used in the definitions of “Material Interest”, “Company Material Adverse Effect”, “Seller Material Adverse Effect”, “Purchaser Material Adverse Effect” and in Section 2,05 (Litigation), Section 3.06(a) (No Company Material Adverse Effect), Section 3.12(a) (Company Contracts), Section 3.20(c) (Transactions with Affiliates) and Section 4,04 (Litigation).

“Maximum Cash Amount” means $5,000,000.

“Nichols Rollover Amount” has the meaning set forth for such term in the Rollover Agreement with Nichols.

“Open Source Code” means any Software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such Software. Open Source Code includes Software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person, or, with prior written notice to Purchaser, as required by applicable Law, and is similar in nature and magnitude to actions customarily taken; provided, however, that actions of the types set forth on Exhibit 9,05 taken or to be taken, or substantially similar to such actions taken or to be taken, in response to pandemics (including COVID-19) and governmental reactions and restrictions related thereto shall be deemed to have been taken in the Ordinary Course of Business.

“Permitted Lien” means (i) such Liens as are set forth in Schedule 3,07 (Assets Other than Real Property Interests) (all of which, other than leases, subleases and similar Contracts, shall be discharged before the Closing), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith and for which adequate reserves are maintained, (iii) Liens that secure debt reflected on the Balance Sheet or Liens the existence of which is referred to in the notes to the Balance Sheet, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Property made before the Closing, (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Companies or any Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, and (vii) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and could not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate in the conduct of the business of the Companies and the Company Subsidiaries as presently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability companies, trust joint venture, Governmental Entity or other entity.

“Personal Information” means information relating an identified or identifiable person, device, or household, or as otherwise defined as “personal data,” “personal information,” protected health information,” “nonpublic personal information” by applicable Law or Privacy Requirements.

“Policy” means a Contract or a proposed insurance policy from which insurance coverages or other similar commitments, products, benefits or services on behalf of a Person are obtained.

“Pre-Closing Refund” means, without duplication, any Tax refunds (including refunds arising by reason of estimated Tax payments made on or before the Closing Date) or credits for the overpayment of Taxes in a Tax period ending on or before the Closing Date, which credits are applied to reduce Taxes payable in a taxable period (or portion thereof) beginning after the Closing Date, together with any and all interest paid or credited with respect thereto, (a) with respect to any Taxes paid by or on behalf of the Companies or any Company Subsidiary prior to the Closing Date or (b) with respect to Taxes included as a reduction in the Purchase Price (including pursuant to Seller Transaction Expenses), as finally determined.

“Pre-Closing Taxes” means any Taxes imposed on any Company or any Company Subsidiary, or for which any Company or any Company Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Policy(ies)” means each external or internal policies concerning the privacy, security, or processing of Personal Information in the conduct of All Risks’ or the Company Subsidiaries’ business.

“Privacy Requirements” means applicable Laws, industry requirements, and contractual requirements relating to the Processing of Personal Information, including (i) Laws relating to the protection or Processing of Personal Information that is applicable to the Companies, including as applicable, but not limited to, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone ConsumerProtection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act (“HITECH”); the Fair Credit Reporting Act, 15 U.S.C. 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the General Data Protection Regulation (2016/679); and all implementing regulations and requirements, and other similar Laws; (ii) each contractual ‘‘is        ● obligation relating to the use or collection of Personal Information applicable to the Companies; (iii) each applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard industry guidelines for targeted or behavioral marketing; and (iv) applicable insurance privacy Laws.

“Pro Rata Share” means, with respect to any Seller, the ratio set forth for such Seller on Exhibit A.

“Proceeding” means any suit, action, proceeding, assessment, arbitration, audit, hearing, or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Processing”, “Process”, or “Processed”, with respect to data or IT Systems, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy Requirement) of such data or IT Systems.

“Producer” means any employee of the Companies or any Company Subsidiary that acts as an agent, broker or other producer of insurance premium transactions with respect to any of the Companies or any Company Subsidiary.

“Producer Contracts” means a Contract by and between a Company or Company Subsidiary and a Broker.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 4,01 (Organization, Standing and Power), 4,02 (Authority; Execution and Delivery; Enforceability), 4,07 (No Brokers), 4,08 (Interests of Purchaser) and 4,10 (Solvency).

“Purchaser Indemnitees” means Purchaser and its Affiliates (including, after Closing, the Companies and the Company Subsidiaries) and their respective successors and assigns, officers, managers, directors, employees, members, stockholders, agents and representatives.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to timely consummate the Acquisition and to perform its obligations under this Agreement and the Ancillary Agreements.

“R&W Policy” means that certain representation and warranty insurance policy to be issued by Concord Specialty Risk in favor of Purchaser, set forth as Exhibit A to the Binder attached hereto as Exhibit F,

“Related Person” means (i) with respect to any Person that is not an individual, (A) any Affiliate of such Person, (B) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (C) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (D) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person and (E) any Person in which such Person or an Affiliate of such Person holds a Material Interest and (ii) with respect to any Person that is an individual (A) each other member of such individual’s Family, (B) any Affiliate of such Person or one or more members of such Person’s Family, (C) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (D) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retail Broker” means any retail broker or other Person acting on behalf of a customer to obtain an insurance policy or other product from or through a Wholesale Brokerage Business, Underwriting Business or Carrier.

“Seller Material Adverse Effect” means with respect to any Seller a material adverse effect on the ability of such Seller to timely consummate the Acquisition and to perform its obligations under this Agreement and the Ancillary Agreements.

“Seller Tax Matter” means, in each case solely with respect to a Tax period ending on or before the Closing Date (or any Straddle Period), (i) amending, re-filing or supplementing any Tax Return of either Company or any Company Subsidiary, (ii) filing any Tax Return in any jurisdiction if the applicable Company or the Company Subsidiary did not file a comparable Tax Return in such jurisdiction in the immediately preceding Tax period, (iii) filing any ruling or similar request with any Tax authority regarding either Company or any Company Subsidiary; (iv) initiating or entering into any voluntary disclosure agreement or program (or similar process) with any Tax authority regarding any Taxes (whether asserted or unasserted) of either Company or any Company Subsidiary, (v) making any Tax election or changing any method of accounting with respect to either Company or any Company Subsidiary with a retroactive effect on a taxable period (or portion thereof) ending on or before the Closing Date, (vi) surrendering to any Tax authority any right to claim a refund for Taxes of either Company or any Company Subsidiary and (vii) other than as contemplated under Section 8.01(c) (Tax Returns), filing any Tax Return for a Tax period (or portion thereof) ending on or before the Closing Date with respect to either Company or any Company Subsidiary.

“Seller Transaction Expenses” means: (a) all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Transactions or in connection with or in anticipation of any alternative transactions considered by the Companies to the extent such costs, fees and expenses are payable or reimbursable by the Companies or any Company Subsidiary, including (i) all fees and expenses payable to Reagan and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of Morris, Manning & Martin, LLP and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (iii) all Change of Control Payments, or (iv) any Transfer Taxes for which Sellers are liable under Section 8.01(b) (Transfer Taxes) or (b) any liabilities arising from the termination of employment or related arrangements pursuant to Section 5,20 (Certain Employees) that are not already accounted for in Indebtedness or in Working Capital.

“Software” means computer and other software, including source code, object code, firmware, middleware, tools, data, databases, and related documentation.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under former Code Section 59A), escheat payments or any other tax (and any custom, duty, governmental fee or other like assessment or charge in the nature of a tax), together with anyinterest or penalties, imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a transferee or successor, or otherwise.

“Tax Return” means any return (including any information return, claim for refund, tax credit, incentive or benefit, or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Tax Sharing Agreement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Companies and the Company Subsidiaries.

“Transfer Taxes” means any real property transfer or gains, transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) imposed on the Transactions.

“Underwriting Business” means the business of acting as underwriter on behalf of an insurance company pursuant to the terms, conditions and limitations set forth in a Contract.

“Voting Debt” of any Person, means any bonds, debentures, notes or other Indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 and all similar applicable federal, state, or local Laws, each as amended.

“Wholesale Broker” means any insurance broker participating in a Wholesale Brokerage Business.

“Wholesale Brokerage Business” means the business of acting as an insurance broker on behalf of another Broker and its customer to obtain an insurance policy or other product from a Carrier.

“Willful Breach” (and, with correlative meaning, “Willfully Breached”) means a material breach by a party of its material obligations under this Agreement that is a consequence of an act or omission knowingly and intentionally undertaken or omitted by the breaching party with the actual knowledge that such act or omission would cause a breach of this Agreement.

Section 9.06    Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf’, “tif ‘ or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 9.07    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement of the parties with respect to the sale and purchase of the Companies and supersede all prior agreements (including any letters of intent, term sheets, bid letters or other similar documents) among the parties, written or oral, related in any way to the sale and purchase of the Companies.

Section 9.08    Severability. If any provision hereof (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 9.09    Enforcement.

(a)    Except as set forth in Section 9.09(b) (Enforcement), the parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as set forth in Section 9.09(b) (Enforcement), the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to seek to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, except as set forth in Section 9.09(b) (Enforcement), (i) Sellers shall be entitled to specific performance against Purchaser (A) of Purchaser’s obligations to consummate the Acquisition and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 6.01(a) (Conditions to Each Party’s Obligation) and Section 6,02 (Conditions to Obligations of Purchaser), (B) of Purchaser’s obligations to pay any Reverse Termination Fee and (C) to enforce and to prevent any breach by Purchaser of its covenants under this Agreement and (ii) Purchaser shall be entitled to specific performance against Sellers (A) Sellers’ obligation to consummate the Acquisition and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) and Section 6,03 (Conditions to Obligations of Sellers), and (B) to enforce and to prevent any breach by Sellers of their covenants under this Agreement. Any requirements for the securing or posting of any bond in connection with such remedy are waived. Each of the parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any Proceeding involving a Covered Claim, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy.

(b)    Notwithstanding anything herein to the contrary, it is acknowledged and agreed that Sellers shall be entitled to seek specific performance of the Purchaser’s obligations to consummate the Transactions only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6,01 (Conditions to Each Party’s Obligation) and Section 6,02 (Conditions to Obligations of the Purchaser) have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (ii) the Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1,02 (Closing Date), (iii) the lenders have confirmed in writing that they will make available to the Purchaser the full amount of the Financing pursuant to the terms of the Debt Commitment Letter or the definitive finance agreement, as applicable, (iv) the investor has confirmed in writing that it will make available to the Purchaser the full amount of the financing pursuant to the terms of the Equity Commitment Letter or the definitive subscription agreement, as applicable, and (v) Sellers have confirmed in a written notice delivered to the Purchaser that if specific performance is granted, the Financing is funded and the financing pursuant to the Equity Commitment Letter is funded, then the conditions set forth in Section 6,02 (Conditions to Obligations of the Purchaser) that by their nature are to be satisfied or waived at the Closing will be satisfied promptly and the Closing will occur.

Section 9.10    Consent to Jurisdiction. Except as otherwise provided in Section 1,04 (Purchase Price Adjustment), each party irrevocably submits to the exclusive jurisdiction of the

Delaware Chancery Court, any other state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement, any certificate delivered pursuant hereto or thereto or any Transaction. Except as otherwise provided in Section 1,04 (Purchase Price Adjustment), each party agrees to commence any such action, suit or proceeding in the Delaware Chancery Court, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any other state court in the State of Delaware or in the United States District Court for the District of Delaware. Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any Governmental Entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 9,10 (Consent to Jurisdiction). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9,10 (Consent to Jurisdiction). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the Transactions in (i) any state court in the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.11    GOVERNING LAW. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) (EACH, A “COVERED CLAIM”), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE (INCLUDING ITS STATUTES OF LIMITATIONS) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 9.12    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9,12 (WAIVER OF JURY TRIAL).

Section 9.13    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto or, in the case of each Seller, by Sellers’ Representative on behalf of such Seller. A waiver shall be valid only if set forth in a written instrument executed and delivered by the party against whom enforcement is sought (except that the Sellers’ Representative may execute a waiver on behalf of any Seller). No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No delay or omission by any party hereto to exercise any right or power under this Agreement or pursuant to Law shall impair such right or power or be construed as a waiver thereof. A waiver by either party of any representation, warranty, covenant or condition shall not be construed to be a waiver of any succeeding breach or of any other representation, warranty, covenant or condition. Notwithstanding anything to the contrary contained herein, Section 7.02(c) (Effect of Termination; Reverse Termination Fee), Section 7.02(d) (Effect of Termination; Reverse Termination Fee), Section 9.02 (No Third-Party Beneficiaries), Section 9,09 (Enforcement), this Section 9,13 (Amendments and Waivers), Section 9,14 (Lender Limitations) and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 9.14    Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring (and will not permit any of its controlled Affiliates to bring) or support any person in any action, suit, proceeding, cause of action, claim, cross claim or third party claim of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources (which defined term (x) for the purposes of this Section 9,14(a)(i) and (ii) (Lender Limitations) only, shall exclude the Financing Sources party to the Equity Commitment Letter and (y) for the purposes of this Section 9,14 (Lender Limitations) shall include the Financing Sources and their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Debt Commitment Letter) in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives (x) the defense of inconvenient forum to the maintenance of any proceeding in a court referred to in clause (i) above and (y) any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Commitment Letters or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the Companies and the Company Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source, in any way relating to this Agreement, the Acquisition Financing or any of the Transactions, or in respect of any other document or any of the transactions contemplated hereby or thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise and (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Companies and the Company Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third party beneficiaries of, and shall be entitled to the protections of, Section 7.02(c) (Effect of Termination; Reverse Termination Fee), Section 7.02(d) (Effect of Termination; Reverse Termination Fee), Section 9,02 (No Third-Party Beneficiaries), Section 9,13 (Amendments and Waivers) and this Section 9,14 (Lender Limitations).

Section 9.15    Disclosure Schedules. In connection with the execution of this Agreement, the Purchaser was provided the Disclosure Schedules. The Disclosure Schedules constitute an integral part of this Agreement and are attached hereto and are hereby incorporated herein. There may be included in the Disclosure Schedules items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” Company Material Adverse Effect, Seller Material Adverse Effect or any word or phrase of similar import used herein. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to a possible breach or violation of any Contract, law or order of any Governmental Entity will be construed as an admission or indication that such breach or violation exists or has occurred. Any capitalized term used in the Disclosure Schedules and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Disclosure Schedules are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedules. The disclosure of any matter in any section of the Disclosure Schedules will be deemed to be a disclosure to each other section of the Disclosure Schedules to which such disclosure’s relevance is reasonably apparent on its face. The listing of any matter on the Disclosure Schedules shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholders or materiality standards set forth in this Agreement. In no event shall the listing of any matter in the Disclosure Schedules be deemed or interpreted to expand the scope of the representations, warranties or covenants of Sellers, the Companies or the Company Subsidiaries as set forth in this Agreement.

[Signatures Being on the Following Page]

IN WITNESS WHEREOF, Sellers, the Companies and Purchaser have duly executed this Agreement under seal as of the date first written above.

SELLERS:

/s/ Nicholas D. Cortezi, II
Nicholas D. Cortezi, II

NICHOLAS CORTEZI FAMILY ENTERPRISES TRUST

By:	/s/ Ralph N. Cortezi, Sr.
Name: Ralph N. Cortezi, Sr.
Title: Trustee

LOUISE M. CORTEZI FAMILY TRUST

By:	/s/ Nicholas D. Cortezi, II
Name: Nicholas D. Cortezi, II
Title: Trustee

LOUISE M. CORTEZI FAMILY RESOURCE TRUST

By:	/s/ Nicholas D. Cortezi, II
Name: Nicholas D. Cortezi, II
Title: Trustee

SELLERS’ REPRESENTATIVE:

/s/ Nicholas D. Cortezi, II
Nicholas D. Cortezi, II

COMPANIES:

ALL RISKS, LTD

By:	/s/ Nicholas D. Cortezi, II
Name: Nicholas D. Cortezi, II
Title: CEO

INDEPENDENT CLAIMS SERVICES, LLC, a Maryland corporation

By:	/s/ Nicholas D. Cortezi, II
Name: Nicholas D. Cortezi, II
Title: CEO

For purposes of Article V and Section 8.08 only, SKIP JACK ENTITIES:

SKIPJACK PREMIUM FINANCE COMPANY, a Maryland corporation

By:	/s/ Nicholas D. Cortezi, II
Name: Nicholas D. Cortezi, II
Title: CEO

SKIPJACK PREMIUM FINANCE COMPANY, a California corporation

By:	/s/ Nicholas D. Cortezi, II
Name: Nicholas D. Cortezi, II
Title: CEO

For purposes of Article III, Section 6.02(a) and Section 8.03 only:

/s/ Matthew Nichols
Matthew Nichols

PURCHASER:

RYAN SPECIALTY GROUP, LLC

By:	/s/ Patrick G. Ryan
Name:	Patrick G. Ryan
Title:	Chairman and Chief Executive Officer

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